Exhibit 10.30

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 14, 2020

by and among

BCSF I, LLC,

as Borrower,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA,

as Sole Lead Arranger

and Syndication Agent

GOLDMAN SACHS BANK USA,

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Administrator

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian

SECTION 5. COVENANTS		73
5.1.	Compliance with Laws, Etc.	73
5.2.	Maintenance of Books and Records	74
5.3.	Existence of Borrower, Etc.	74
5.4.	Protection of Collateral	75
5.5.	Opinions as to Collateral	76
5.6.	Performance of Obligations	76
5.7.	Negative Covenants	77
5.8.	No Consolidation	79
5.9.	No Other Business; Etc.	79
5.10.	Compliance with Investment Management Agreement	79
5.11.	Certain Tax Matters	79
5.12.	Certain Regulations	80
5.13.	Transaction Data Room	80
5.14.	Financial and Other Information; Notices	80
5.15.	Inspections, Etc.	81
5.16.	Foreign Currency Hedges	81

SECTION 6. ACCOUNTS; ACCOUNTINGS AND RELEASES		84
6.1.	Collection of Money	84
6.2.	Collection Accounts	87
6.3.	Other Transaction Accounts	89
6.4.	Reports by Collateral Agent	91
6.5.	Accountings	92
6.6.	Additional Reports	97
6.7.	Delivery of Pledged Obligations; Custody Documents; Etc.	97
6.8.	Custodianship and Release of Collateral	100
6.9.	Procedures Relating to the Establishment of Transaction Accounts Controlled by the Collateral Agent	102

SECTION 7. APPLICATION OF MONIES		102

SECTION 8. SALE OF COLLATERAL OBLIGATIONS; SUBSTITUTION; AMENDMENTS		107
8.1.	Sales of Collateral Obligations	107
8.2.	Trading Restrictions	108
8.3.	Affiliate Transactions	110
8.4.	Purchase and Delivery of Collateral Obligations and Other Actions	111
8.5.	Amendments to Underlying Instruments	111

SECTION 9. EVENTS OF DEFAULT		112

SECTION 10. THE AGENTS		116
10.1.	Appointment of Agents	116
10.2.	Powers and Duties	116
10.3.	General Immunity	117
10.4.	Agents Entitled to Act as Lender	122
10.5.	Lenders' Representations, Warranties and Acknowledgment	122
10.6.	Right to Indemnity	122
10.7.	Successor Administrative Agent and Collateral Agent	123
10.8.	Collateral Documents	124
10.9.	Withholding Taxes	125
10.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	125

SECTION 11. MISCELLANEOUS		126
11.1.	Notices	126
11.2.	Expenses	127

iii

11.3.	Indemnity	128
11.4.	Set-Off	129
11.5.	Amendments and Waivers	129
11.6.	Successors and Assigns; Participations	131
11.7.	Independence of Covenants	134
11.8.	Survival of Representations, Warranties and Agreements	134
11.9.	No Waiver; Remedies Cumulative	134
11.10.	Marshalling; Payments Set Aside	134
11.11.	Severability	135
11.12.	Obligations Several; Independent Nature of Lenders' Rights	135
11.13.	Headings	135
11.14.	APPLICABLE LAW	135
11.15.	CONSENT TO JURISDICTION	135
11.16.	WAIVER OF JURY TRIAL	136
11.17.	Usury Savings Clause	136
11.18.	Effectiveness; Counterparts	137
11.19.	PATRIOT Act	137
11.20.	Electronic Execution of Assignments	137
11.21.	No Fiduciary Duty	137
11.22.	Judgment Currency	138
11.23.	Confidentiality	138
11.24.	Effect of Amendment and Restatement	139

SECTION 12. SUBORDINATION		140

SECTION 13. ASSIGNMENT OF INVESTMENT MANAGEMENT AGREEMENT		140

SECTION 14. COLLATERAL CUSTODIAN		142

APPENDICES:	A	Commitments
	B	Notice Addresses
	C-1	Borrower Subsidiaries
	C-2	Collateral Obligations

SCHEDULES:	A	Financial and Other Information

EXHIBITS:	A	Form of Funding Notice
	B-1	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders that are not Partnerships)
	B-2	Form of U.S. Tax Compliance Certificate
(For Foreign Participants that are not Partnerships)
	B-3	Form of U.S. Tax Compliance Certificate
(For Foreign Participants that are Partnerships)
	B-4	Form of U.S. Tax Compliance Certificate
(For Foreign Lenders that are Partnerships)
	C	Form of Assignment Agreement
	D	Form of Request for Release of Custody Documents
	E	Form of Power of Attorney
	F	Form of Tangible Net Worth Certificate
	G	Form of Cooperation Agreement

iv

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 14, 2020 is entered into by and among:

(a)       BCSF I, LLC, a Delaware limited liability company (the "Borrower");

(b)       the Lenders party hereto from time to time;

(c)       GOLDMAN SACHS BANK USA ("Goldman Sachs"), as syndication agent (in such capacity, the "Syndication Agent") and as sole lead arranger (in such capacity, the "Arranger");

(d)       GOLDMAN SACHS, in its capacity as Administrative Agent (in such capacity, the "Administrative Agent");

(e)       U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Administrator (in such capacity, the "Collateral Administrator");

(f)        U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Agent (in such capacity, the "Collateral Agent"); and

(g)       U.S. BANK NATIONAL ASSOCIATION, in its capacity as Collateral Custodian (in such capacity, the "Collateral Custodian").

RECITALS

Capitalized terms used in these recitals and in the preamble shall have the respective meanings given to such terms in Section 1.1 hereof.

The Borrower, the Lenders party thereto, the Syndication Agent, the Arranger, the Administrative Agent, the Collateral Administrator, the Collateral Agent and the Collateral Custodian are parties to an Amended and Restated Credit Agreement dated as of January 8, 2020 (as amended or otherwise modified prior to the date hereof, the "Existing Credit Agreement"). The parties to the Existing Credit Agreement desire to amend the Existing Credit Agreement in certain respects and to restate in its entirety the Existing Credit Agreement, as so amended, and accordingly, the parties hereto hereby agree to amend the Existing Credit Agreement and restate the Existing Credit Agreement, as so amended, in its entirety, effective as of the Effective Date (as hereinafter defined).

The Borrower Entities and the other Credit Parties form an affiliated group of Persons, and each Credit Party will derive substantial direct and indirect benefits from the making of the Loans to the Borrower Entities hereunder (which benefits are hereby acknowledged by each Credit Party party hereto).

Accordingly, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS AND INTERPRETATION

1.1.         Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

"Accounts Securities Intermediary" means a person acting as Securities Intermediary under the Securities Account Control Agreement.

"Acquire" means to purchase, enter into, Originate, receive by contribution (including from the Sponsor or the Fund) or otherwise acquire. The terms "Acquired", "Acquiring" and "Acquisition" have correlative meanings.

"Additional Documentation" means, for each Collateral Obligation, all Underlying Instruments for such Collateral Obligation required to be delivered to the Collateral Custodian in accordance with the Transaction Documents that do not constitute part of the Preliminary Documentation Package for such Collateral Obligation.

"Additional Information Request" is defined in Section 3.2(a).

"Additional Reports" is defined in Section 6.6.

"Adjusted Balance" means, for any Collateral Obligation at any time, the lower of:

(a)       the product of:

(1)       the Collateral Obligation Notional Amount of such Collateral Obligation at such time; and

(2)       the Asset Current Price of such Collateral Obligation at such time; and

(b)       such other amount (the "Initial Specified Balance" for such Collateral Obligation) as may be specified by the Borrower as of the date on which such Collateral Obligation was first Acquired by a Borrower Entity, provided that the Adjusted Balance of any Collateral Obligation that does not satisfy the Collateral Obligation Criteria at such time, or that has an Asset Current Price of less than 60% at such time, shall be zero.

"Adjusted USD LIBOR Rate" means, for any Interest Period for any Loan, the rate per annum obtained by dividing:

(a)       (1) the rate per annum equal to the rate determined by the Administrative Agent (and notified to the Collateral Administrator) to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period displayed on the relevant Screen Page, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Rate Determination Date; or (2) if the rate referenced in the preceding clause (1) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by a leading bank in the London interbank market (selected by the Investment Manager in consultation with the Administrative Agent) for U.S. Dollar deposits (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the principal amount of the outstanding Loans with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by

(b) an amount equal to (1) one minus (2) the Applicable Reserve Requirement,

provided that, notwithstanding the foregoing, the Adjusted USD LIBOR Rate shall at no time be less than 0.0% per annum.

"Administrative Agent" is defined in the preamble.

"Administrative Agent Cooperation Agreement" means an Administrative Agent Cooperation Agreement between a Sponsor Administrative Agent, as Consenting Party, the Borrower and the Collateral Agent in substantially the form of Exhibit G, duly executed and delivered.

"Administrative Agent Fee Letter" means the Fee Letter dated on or around the Initial Credit Date between Goldman Sachs Bank USA, as Administrative Agent, and the Borrower Entities with respect to certain fees to be paid from time to time to the Administrative Agent.

"Administrative Expense Cap" means, for any Payment Date, an amount in USD equal to $100,000; provided, that, for any Payment Date, to the extent that the full Administrative Expense Cap was not applied on any of the three immediately preceding Payment Dates, such excess amount shall be added to the Administrative Expense Cap for such Payment Date.

"Administrative Expenses" means amounts (other than any Reserved Expenses) due or accrued with respect to any Payment Date (including all fees, expenses and indemnities) and payable in the following order to:

(a)       the Bank Parties and the Collateral Administrator Parties under the Bank Party Fee Letter, this Agreement and the other Transaction Documents;

(b)       the Administrative Agent under the Administrative Agent Fee Letter and the other Transaction Documents;

(c)       the Investment Manager (other than any Successor Management Fees) under the Investment Management Agreement, including legal fees and expenses of counsel to the Investment Manager;

(d)       the Independent Manager pursuant to the Constitutive Documents in respect of services provided to the Borrower thereunder;

(e)       the agents and counsel of the Borrower Entities for fees, including retainers, and expenses (including the expenses associated with complying with FATCA and any other tax compliance regulations); and

(f)       without duplication, any Person in respect of any other reasonable fees or expenses of the Borrower Entities (including in respect of any indemnity obligations, if applicable) not prohibited under this Agreement and any reports and documents delivered pursuant to or in connection with this Agreement.

"Advance Rate" means, for each Collateral Obligation (unless, in each case, otherwise agreed between the Borrower and the Administrative Agent), the applicable percentage set forth below, calculated in each case at the time the Acquisition of such Collateral Obligation is approved pursuant to Section 8.2:

(a)       if such Collateral Obligation is a BSL that is a First Lien Obligation, 65%;

(b)       if such Collateral Obligation is a First Lien Obligation that is not a BSL, 62.5%;

(c)       if such Collateral Obligation is a Senior Unitranche Obligation, 57.5%; provided that, if a First Lien Floor Toggle Period is in effect at any time, then the Advance Rate with respect to each Senior Unitranche Obligation shall be 52.5% for so long as such First Lien Floor Toggle Period is in effect (except to the extent that such requirement is expressly waived in writing or is deemed to have been waived pursuant to Section 8); and

(d)       if such Collateral Obligation is a second lien Collateral Obligation or a Junior Secured Collateral Obligation, 45%.

"Adverse Proceeding" means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any environmental claims), whether pending or, to the knowledge of the Borrower Entities, threatened against or affecting any Credit Party or any property of any Credit Party.

"Affected Lender" and "Affected Loans" are defined in Section 2.13(b).

"Affiliate" or "Affiliated" means, with respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (1) of such Person, (2) of any Subsidiary or parent company of such Person or (3) of any Person described in subclause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. With respect to the Borrower Entities, this definition shall exclude the Independent Manager, its Affiliates and any other special purpose vehicle to which the Independent Manager is or will be providing administrative services, as a result solely of the Independent Manager acting in such capacity or capacities. For purposes of this definition, affiliation solely as a result of ownership by a common equity sponsor or fund (or related funds) (in each case so long as not under the common control of Sponsor or any of its Affiliates) shall not be taken into account for the purpose of clause (kk) of the definition of "Collateral Obligation Criteria".

"Agent" means each of (a) the Administrative Agent (including as Calculation Agent), (b) the Syndication Agent, (c) the Collateral Agent, (d) the Collateral Custodian, (e) the Collateral Administrator, (f) the Accounts Securities Intermediary, (g) the other Bank Parties and Collateral Administrator Parties and (h) any other Person appointed under and in accordance with the Transaction Documents to serve in an agent or similar capacity (including, in each of the foregoing cases (a) through (h), any of their respective receivers or delegates permitted under the Transaction Documents). For the purposes hereof and the other Transaction Documents, the Investment Manager shall not constitute an "Agent".

"Agent Affiliates" is defined in Section 11.1(b)(3).

"Agent Fee Letter" means each of (a) the Administrative Agent Fee Letter and (b) the Bank Party Fee Letter.

"Agent Fees" is defined in Section 2.7(a).

"Aggregate Amounts Due" is defined in Section 2.12.

"Aggregate Equity Exposure Amount" means, at any time, the sum of the Equity Exposure Amounts of all Future Funding Collateral Obligations (including all Future Funding Collateral Obligations that the Borrower Entities have Committed to Acquire but which Acquisitions have not yet settled) at such time.

"Aggregate Excess Exposure Amount" means, at any time, the sum of the Excess Exposure Amounts of all Future Funding Collateral Obligations (including all Future Funding Collateral Obligations that the Borrower Entities have Committed to Acquire but which Acquisitions have not yet settled) at such time.

"Aggregate Exposure Amount" means, at any time, the sum of the Exposure Amounts for all Future Funding Collateral Obligations (including all Future Funding Collateral Obligations that the Borrower Entities have Committed to Acquire but which Acquisitions have not yet settled) at such time.

"Aggregate Principal Amount" means, when used with respect to any or all of the Collateral Obligations, Eligible Investments or Cash, the aggregate of the Principal Balances of such Collateral Obligations, Eligible Investments or Cash on the date of determination.

"Aggregate Realization Application Amount" means, for each Payment Date during the Amortization Period, an amount equal to the sum of the Individual Realization Application Amounts for all Collateral Obligations that were the subject of a Disposition or other realization of Principal Proceeds (in whole or in part) during the related Due Period to the extent not paid pursuant to Section 2.9 prior to such Payment Date.

For purposes of this definition, Principal Proceeds received on a Future Funding Collateral Obligation during the Amortization Period shall not be deemed to be a "realization" with respect to such Collateral Obligation to the extent that such Principal Proceeds are required to be deposited in, and retained in, the Future Funding Reserve Account to fund the Exposure Amount with respect to such Collateral Obligation.

"Agreed Release Value" means, for any Collateral Obligation, an amount (in U.S. Dollars) equal to the lesser of (a) 125% of the Historical Borrowing Base Amount of such Collateral Obligation and (b) 80% of the aggregate outstanding principal amount of such Collateral Obligation on the date on which such Acquired by a Borrower Entity. The Agreed Release Value for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation.

"Agreement" means this Amended and Restated Credit Agreement.

"Alternate Rate" is defined in Section 2.13(a)(2).

"Amendment" is defined in Section 8.5.

"Amortization Period" means the period commencing on the last day of the Phase I Funding Period and ending on the earlier of the Maturity Date and the date as of which the Commitments have been terminated and all Obligations have been paid in full.

"Anti-Corruption Laws" is defined in Section 4.18.

"Applicable Integral Multiple" means, for each borrowing and Voluntary Prepayment, $1.

"Applicable Minimum Amount" means, for each borrowing and Voluntary Prepayment, $1,000,000, or such lower amount consented to by the Administrative Agent in its sole discretion.

"Applicable Reserve Requirement" means, at any time, for any Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which a Floating Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Loans. A Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

"Approved Electronic Communications" means any notice, demand, communication, information, document or other material that is distributed by means of electronic communications pursuant to Section 11.1(b).

"Asset Amortized Amount" means, in respect of a Collateral Obligation on any day, an amount equal to the Dollar Equivalent of the Collateral Obligation Notional Amount of such Collateral Obligation on such day.

"Asset Current Price" means, in respect of a Collateral Obligation on any date, the bid side market value of that Collateral Obligation (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest), as determined by the Calculation Agent on each Business Day, provided that, if such Collateral Obligation is an Unsettled Sale Asset on such date, then the "Asset Current Price" for such Collateral Obligation shall be the Expected Settlement Price (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest) thereof at such time; provided, further that, with respect to any Collateral Obligation that is not a BSL and for which the Asset Current Price cannot be determined in accordance with the foregoing, then the Asset Current Price of such Collateral Obligation shall be determined by the Administrative Agent in its commercially reasonable discretion. For the avoidance of doubt, the determination of the Asset Current Price of any Collateral Obligation shall be subject in each case to the Borrower's Dispute rights set forth in Section 2(c) of the Margining Agreement.

"Assignable Loan" means a Loan Obligation that is capable of being assigned or novated to, at a minimum, commercial banks or financial institutions (irrespective of their jurisdiction of organization) that are not then a lender or a member of the relevant lending syndicate, without the consent of the borrower or the guarantor, if any, of such Loan Obligation or any agent.

"Assigned Price" means, in respect of a Collateral Obligation on any date, the value of such Collateral Obligation (expressed as a percentage of par but excluding any accrued interest) at the time such Collateral Obligation is Acquired by a Borrower Entity, as determined in good faith by the Calculation Agent and agreed by the Borrower at such time.

If a Borrower Entity has Committed to Acquire a Collateral Obligation in more than one lot and/or a Collateral Obligation has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or Acquisitions on separate days), then each lot of such a Collateral Obligation shall be treated as separate Collateral Obligations for purposes of determining the Assigned Prices therefor.

"Assignment Agreement" means:

(a)       with respect to the Loans and the Commitments, an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower Entities; and

(b) with respect to any Collateral Obligation, an assignment and assumption agreement in the form required, pursuant to the related Underlying Instruments, for the transfer by the applicable Borrower Entity of all or a portion of the legal and beneficial interest in such Collateral Obligation. If no form of assignment and assumption agreement is required, pursuant to the related Underlying Instruments, for the transfer of all or a portion of the for the transfer by such Borrower Entity of all or a portion of the legal and beneficial interest in such Collateral Obligation, then the "Assignment Agreement" for such Collateral Obligation shall be a reference to the form of assignment and assumption agreement, and any related documents, that are customary in the relevant market for the transfer of the legal and beneficial interest in such Collateral Obligation.

"Assignment Effective Date" is defined in Section 11.6(b).

"AUD" means the lawful currency of Australia.

"Authorized Officer" means:

(a) With respect to each Borrower Entity, any Officer of such Person or any other Person who is authorized to act for such Person in matters relating to, and binding upon, such Person (which, in the case of the Investment Manager, shall be an Authorized Officer of the Investment Manager).

(b) With respect to the Investment Manager, any officer, employee or agent of the Investment Manager who is authorized to act for the Investment Manager in matters relating to, and binding upon, the Investment Manager with respect to the subject matter of the request, certificate or order in question.

(c) With respect to a Collateral Administrator Party, any officer, employee or agent of such Collateral Administrator Party who is authorized to act for such Collateral Administrator Party in matters relating to, and binding upon, such Collateral Administrator Party with respect to the subject matter of the request, certificate or order in question.

(d) With respect to the Account Securities Intermediary or the Collateral Custodian, any officer, employee or agent of such Person who is authorized to act for such Person in matters relating to, and binding upon, such Person respect to the subject matter of the request, certificate or order in question.

(e) With respect to the Collateral Agent or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer.

(f) With respect to the Administrative Agent, any officer thereof who has responsibility with respect to the administration of this Agreement.

Each party may receive and accept a certification (which shall include contact information and email addresses) of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

"Availability Period" means the period from and including the Closing Date to but excluding the earlier of (a) the last day of the Phase II Funding Period and (b) the date of the termination of the Commitments in full pursuant to Section 2.8(b) or Section 9.

"Balance" means on any date, with respect to Cash or Eligible Investments in any account, the aggregate of (1) the current balance of Cash, demand deposits, time deposits, certificates of deposit and federal funds; (2) the principal amount of interest-bearing corporate and government securities, money market accounts and repurchase obligations; and (3) the purchase price or the accreted value, as applicable, (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

"Bank" means U.S. Bank National Association, a national banking association, in its individual capacity and not as Agent, and any successor thereto.

"Bank Parties" means the Bank, in its capacities as Collateral Agent, Collateral Administrator, Collateral Custodian, Account Securities Intermediary and in its other capacities hereunder and under the other Transaction Documents.

"Bank Party Fee Letter" means the Fee Letter dated on or around the Initial Credit Date among the Bank Parties, the Collateral Administrator Parties and the Borrower Entities (or the Investment Manager on their behalf) with respect to certain fees to be paid from time to time to the Bank Parties and the Collateral Administrator Parties and their respective Affiliates in connection with the transactions contemplated by the Transaction Documents.

"Bankruptcy" means, with respect to a Collateral Obligation, a "Bankruptcy" (as defined in the Credit Definitions) with respect to the related underlying obligor.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy".

"Base Rate" means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the applicable Floating Rate (after giving effect to any Floating Rate "floor") that would be payable on such day for a Loan bearing interest based on such Floating Rate with a one-month interest period plus (b) 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The Agents or Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate or any rate referred to in the definition thereof.

"Basel III" means, collectively, those certain agreements on capital and liquidity standards contained in "Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems", "Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring", and "Guidance for National Authorities Operating the Countercyclical Capital Buffer", each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and "Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools", as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by such Lender's primary U.S. bank regulatory authority.

"Bid Disqualification Condition" means, with respect to any bid submitted by any third party on any date, in the Calculation Agent's commercially reasonable judgment:

(a)       either (x) such third party is ineligible to accept assignment or transfer of the relevant Collateral Obligation or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such relevant Collateral Obligation, as reasonably determined by the Calculation Agent, or (y) such third party would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to such Collateral Obligation to the assignment or transfer of such Collateral Obligation or such portion thereof, as applicable, to it; or

(b)       such bid is not bona fide, including due to (x) the insolvency of the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of such Collateral Obligation or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) with respect to the component of such bid in synthetic form, such bid not accurately reflecting the transfer of the credit risk of such Collateral Obligation through its maturity.

"Board of Directors" means, with respect to each Borrower Entity, the directors or managers of such Borrower Entity duly appointed by the members of such Borrower Entity.

"Board of Governors" means the Board of Governors of the United States Federal Reserve System.

"Borrower" is defined in the preamble.

"Borrower Entity" means each of the Borrower and each Permitted Additional Subsidiary.

"Borrower Order" means a written order or request (which may be a standing order) dated and signed in the name of a Borrower Entity by an Authorized Officer of such Borrower Entity or by an Authorized Officer of the Investment Manager, as the context may require or permit. An order or request provided in an email or other electronic communication by an Authorized Officer of a Borrower Entity or by an Authorized Officer of the Investment Manager shall constitute a Borrower Order, except in each case to the extent the Collateral Agent requests otherwise in writing.

"Borrower Sale and Contribution Agreement" means the Sale and Contribution Agreement dated on or around the Initial Credit Date between the Seller and the Borrower.

"Borrowing Base" means, on any date, an amount equal to:

(a)       the aggregate Borrowing Base Values of the Collateral Obligations (including Unsettled Purchase Assets but excluding Unsettled Sale Assets); plus

(b)       an amount equal to the Dollar Equivalent of the aggregate amount of cash standing to the credit of the Principal Collection Account and the Future Funding Reserve Account as of such date; minus

(c)       the Dollar Equivalent of the aggregate purchase prices (at their then-current Expected Settlement Prices) for all Unsettled Purchase Assets as at such date (if any); plus

(d)       for Unsettled Sale Assets on such date, the lower of:

(1)       the sum of the Dollar Equivalent of the Expected Settlement Price for all Unsettled Sale Assets on such date; and

(2)       25% of the aggregate principal amount of the Loans outstanding on such date; minus

(e)       for each Collateral Obligation (including Unsettled Purchase Assets and Unsettled Sale Assets) as to which an Excess Concentration Amount exists as of such date, the product of:

(1)       such Excess Concentration Amount; and

(2)       the Advance Rate for such Collateral Obligation as of such date,

all as determined by the Administrative Agent.

"Borrowing Base Deficiency" means, at any time, the amount (if any) by which the aggregate principal amount of the Loans outstanding exceeds the Borrowing Base at such time.

"Borrowing Base Deficiency Trigger Event" is defined in the Margining Agreement.

"Borrowing Base Value" means, for each Collateral Obligation on any date, an amount equal to the product of:

(a) the Advance Rate for such Collateral Obligation as of such date;

(b)       the Adjusted Balance of such Collateral Obligation as of such date; and

(c)       the Initial FX Rate for such Collateral Obligation as of such date.

"Breakage Event" is defined in Section 2.13(c).

"BSL" means a Loan Obligation that:

(a)       (i) is Acquired by the relevant Borrower Entity at a price (calculated as of the date of acquisition or commitment to acquire by such Borrower Entity) equal to or greater than 93.0% (expressed as a percentage of par of the related Collateral Obligation Notional Amount but excluding any accrued interest) and (ii) at the time of determination, (1) is a broadly syndicated commercial loan; (2) is secured by a pledge of collateral, which security interest is validly perfected and either (x) first priority under applicable law or (y) as determined by the Administrative Agent in its sole and absolute discretion, second priority under applicable law to another loan of the same obligor that is secured by assets whose value does not constitute a material portion of the value of all assets of such obligor (subject to liens permitted under the applicable credit agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of the United States or any state or agency); (3) has a collateral value or enterprise value securing such Loan Obligation (as determined in good faith by the Investment Manager on or about the time of origination) that is equal to or in excess of (x) the outstanding principal balance of such Loan Obligation plus (y) the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; (4) has a senior facility size of $200,000,000 or greater and has an EBITDA for the prior twelve calendar months of $50,000,000 or greater (after giving pro forma effect to any acquisition in connection therewith); (5) is rated by either S&P or Moody's (or the obligor is rated by S&P or Moody's) at the time of Acquisition by the applicable Borrower Entity; (6) at least two Pricing Sources are available; and (7) has a LoanX Depth of 2 or more at such time; or

(b)       is otherwise deemed to be a BSL by the Administrative Agent.

"Buffer Asset Value" is defined in the Margining Agreement.

"Business Day" means:

(a)       for all purposes other than as covered by clause (b) below, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England or the location of the Corporate Trust Office (initially Chicago, Illinois), a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close; and

(b)       with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank LIBOR market.

"Calculation Agent" means the Administrative Agent. Unless otherwise expressly stated herein, all determinations by the Calculation Agent hereunder shall be made in its sole and absolute discretion.

"Cash" means (a) such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts and (b) funds denominated in any other Specified Currencies.

"Cash Trap Event" means an event that will be deemed to occur at any time if both of the following conditions are satisfied at such time:

(a)       a Borrowing Base Deficiency exists at such time; and

(b)       such Borrowing Base Deficiency is greater than the sum of:

(1)       7.5% of the aggregate principal amount of the Loans outstanding at such time; and

(2)       the aggregate Buffer Asset Value (if any) at such time.

For the avoidance of doubt, more than one Cash Trap Event may occur hereunder.

"Cause Event" is defined in Section 13(g).

"Change in Law" means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Clean-Up Call Event" means an event that will be deemed to occur if either:

(a)       the aggregate principal amount of the Loans outstanding at such time is less than 20% of the Total Facility Amount at such time; or

(b)       the number of unique Collateral Obligations in the Collateral Portfolio is less than 10.

"Clean-Up Call Prepayment" is defined in Section 2.9(b).

"Clearing Agency" means an organization registered as a "clearing agency" pursuant to Section 17A of the Exchange Act.

"Closing Date" means October 4, 2017.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Collateral" means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted to the Collateral Agent pursuant to the Transaction Documents as security for the Obligations.

"Collateral Account" means a segregated trust account maintained pursuant to Section 6.3(d), and "Collateral Accounts" means all of such accounts, collectively.

"Collateral Administration Agreement" means a collateral administration agreement dated on or around the Initial Credit Date among the Borrower Entities, the Investment Manager and the Collateral Administrator Parties.

"Collateral Administrator" means the Bank, solely in its capacity as Collateral Administrator under the Collateral Administration Agreement, until a successor Person shall have become the Collateral Administrator pursuant to the applicable provisions of the Collateral Administration Agreement, and thereafter "Collateral Administrator" shall mean such successor Person.

"Collateral Administrator Parties" means the Collateral Administrator.

"Collateral Agent" is defined in the preamble.

"Collateral Agent Exchange Rate" means, on any day, with respect to any Specified Currency, the rate at which another Specified Currency may be exchanged into such Specified Currency at the prevailing spot rate of exchange determined by the Collateral Agent to be available to it in a commercially reasonable manner, in accordance with the Collateral Agent's customary commercial practice from time to time, in the London interbank exchange market, at the time specified by the Collateral Agent on such date.

"Collateral Custodian" is defined in the preamble.

"Collateral Custodian Termination Notice" is defined in Section 14.

"Collateral Deficit" is defined in the Margining Agreement.

"Collateral Documents" means the Pledge and Security Agreement, the Securities Account Control Agreements, the Margining Agreement, the Power of Attorney and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

"Collateral Obligation" means any Loan Obligation that, at the time a Commitment is made to Acquire such obligation by a Borrower Entity, and at all times thereafter, satisfies each of the Collateral Obligation Criteria (except in each case to the extent any one or more of such criteria are expressly waived in writing in the manner and to the extent expressly set forth in this Agreement), as determined from time to time by the Administrative Agent; provided that any Future Funding Collateral Obligation need not satisfy clause (dd) of the Collateral Obligation Criteria to be considered a "Collateral Obligation" for all purposes hereunder.

"Collateral Obligation Criteria" means, with respect to any obligation, each of the following:

(a)       such obligation has been approved by the Administrative Agent in accordance with the procedures set forth in Section 8;

(b)       the required Documentation Package has been delivered or will be to the Collateral Custodian to the extent required herein;

(c)       [reserved];

(d)       such obligation is one as to which the applicable Borrower Entity has good and marketable title, free and clear of all Liens other than Permitted Liens;

(e)       such obligation is denominated in a Specified Currency and is neither convertible by the issuer thereof into, nor payable in, any currency other than a Specified Currency;

(f)       as at its Acquisition date, such obligation is not one as to which a Bankruptcy has occurred;

(g)       as at its Acquisition date, such obligation is not one as to which a Failure to Pay has occurred (giving effect to any applicable cure periods under the Underlying Instruments);

(h)       no portion of such obligation has been Originated, documented, sold or contributed to a Borrower Entity or charged-off, in each case other than in accordance with all applicable policies and procedures of the Investment Manager as in effect on the related Acquisition date;

(i)       at the time of its Acquisition, such obligation is not subject to a Restructuring in which all or a portion of the principal balance due has been reduced or forgiven;

(j)       such obligation does not mature more than eight years after the date on which it was Acquired;

(k)       [reserved];

(l)       such obligation is governed by the law of the United States or of any state thereof, by English law or by Australian law;

(m)       such obligation is issued by an obligor that is Domiciled in (1) the United States; (2) Australia; (3) the United Kingdom; (4) a member state of either the European Union or the European Free Trade Association (other than France, Greece, Iceland, Italy, Portugal or Spain); or (5) any other jurisdiction approved by the Administrative Agent;

(n)       its Acquisition will not result in the imposition of stamp duty or stamp duty reserve tax payable by any Borrower Entity, unless such stamp duty or stamp duty reserve tax has been included in the purchase price of such obligation;

(o)       upon Acquisition, the obligation is capable of being, and will be, the subject of a first fixed charge, a first priority security interest or other arrangement having a similar commercial effect in favor of the Collateral Agent for the benefit of the Secured Parties;

(p)       (A) it is capable of being sold or assigned to or held by such Borrower Entity, together with any associated security, without any breach of applicable selling restrictions or of any contractual provisions and (B) it must permit assignments without the consent of any obligor, or any other restriction, following an event of default thereunder;

(q)       it must require the consent of at least 66 ⅔ percent of the lenders to the obligor thereunder for any change that extends the time for, or reduces, waives or forgives the amount of, any payment of principal or interest on such obligation (for the avoidance of doubt, excluding any changes originally envisaged in the loan documentation);

(r)       such obligation is an Assignable Loan or a Consent Required Loan and, in each case, no rights of first refusal, rights of first offer, last looks, drag along rights or tag along rights (in each case however designated or defined, and whether in the underlying instruments governing such obligation, in any intercreditor agreement or agreement among lenders relating to such obligation or otherwise) exist in favor of any other holder of such obligation or any other Person;

(s)       such obligation is Registered, unless it is not a "registration-required obligation" as defined in Section 163(f)(2)(A) of the Code;

(t)       such obligation is an obligation with respect to which the relevant Borrower Entity will receive payments due under the terms of such obligation and proceeds from disposing of such asset free and clear of withholding tax, other than withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by such Borrower Entity after satisfaction of such tax is the amount due to such Borrower Entity before the imposition of any withholding tax;

(u)       such obligation is not an obligation of Goldman Sachs & Co. or any of its Affiliates;

(v)       at the time of its Acquisition, such obligation does not represent more than 75% of the Total Indebtedness available under the related Underlying Instruments;

(w)       at the time of its Acquisition, such obligation is not a Credit Risk Obligation;

(x)       such obligation is not a lease (including a finance lease);

(y)       such obligation is either Originated by a Borrower Entity or, if not so Originated, is Acquired by a Borrower Entity by assignment, and such obligation is not a Participation;

(z)       such obligation (if acquired from the Seller) has been acquired by the related Borrower Entity pursuant to the terms of the Sale and Contribution Agreement (or other agreements between such Borrower Entity and the Seller satisfactory to the Agent in its sole and absolute discretion) and the Borrower Entities shall have complied with all terms and conditions for Affiliate transactions with respect thereto set forth herein;

(aa)       such obligation is not an Interest Only Security;

(bb)       such obligation provides for a fixed amount of principal payable in Cash on scheduled payment dates and/or at maturity and does not by its terms provide for earlier amortization or prepayment at a price of less than par;

(cc)       such obligation does not constitute Margin Stock;

(dd)       except in the case of a Future Funding Collateral Obligation acquired in accordance with Section 1.5, such obligation is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by any Borrower Entity (other than to indemnify an agent or representative for lenders pursuant to the Underlying Instruments), unless appropriate arrangements (acceptable to the Administrative Agent in its sole and absolute discretion, which arrangements may be made by amendment to this Agreement or any other Transaction Documents) are made by the Borrower to provide a reserve to cover the full amount of all such future advances or payments;

(ee)       such obligation is not, by its terms, convertible into or exchangeable for an equity security at any time over its life;

(ff)       such obligation is not a Structured Finance Obligation;

(gg)       such obligation is not a Synthetic Security;

(hh)       such obligation does not include or support a letter of credit;

(ii)       such obligation is not an interest in a grantor trust;

(jj)       such obligation is not issued by an issuer (primary obligor) located in a country, which country on the date on which the obligation is Acquired by the relevant Borrower Entity imposed foreign exchange controls that effectively limit the availability or use of the Specified Currency in which such obligation is denominated to make when due the scheduled payments of principal thereof and interest thereon;

(kk)       no Credit Party nor any of their respective Affiliates is, or is an Affiliate of, any obligor on such obligation; and

(ll)       such obligation is not subject to material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Investment Manager.

provided that, if such obligation does not satisfy the criteria above, the Administrative Agent may expressly consent to the inclusion of such obligation in accordance with the procedures set forth in Section 8.

"Collateral Obligation Notional Amount" means, in respect of any Collateral Obligation at any time, the full principal amount (together with all Exposure Amounts) of the Collateral Obligation owned by the Borrower Entities or Committed to be owned by the Borrower Entities at such time. Notwithstanding the foregoing, for purposes of any calculation of the Collateral Obligation Notional Amount of a Future Funding Collateral Obligation:

(a)       the determination of the Borrowing Base Value of such Future Funding Collateral Obligation shall exclude any Exposure Amounts; and

(b)       where a price is expressed as a percentage of the Collateral Obligation Notional Amount, including in the definitions of "Asset Current Price" and "BSL", such percentage shall be calculated with respect to the outstanding principal amount, excluding any Exposure Amounts.

"Collateral Portfolio" means on any date of determination, all Collateral Obligations then owned by the Borrower Entities and all Collateral Obligations then Committed to be Acquired by the Borrower Entities.

"Collateral Portfolio Calculation Base" means, on any date, an amount equal to the aggregate Initial Adjusted Balances of all Collateral Obligations that satisfy the Collateral Obligation Criteria at such date (determined in USD, for each such Collateral Obligation, using its Initial FX Rate).

"Collateral Portfolio Requirements" means, at any time, requirements that are in compliance at such time if and only if (except in each case to the extent any one or more of such criteria are expressly waived in writing or are deemed to have been waived in the manner and to the extent expressly set forth in Section 8), all as calculated by the Administrative Agent:

(a)       the sum of the Initial Adjusted Balances of all Junior Secured Collateral Obligations and Unsecured Collateral Obligations does not exceed 20.0% of the Collateral Portfolio Calculation Base at such time;

(b)       the sum of the Initial Adjusted Balances of all Unsecured Collateral Obligations does not exceed 0% of the Collateral Portfolio Calculation Base at such time (unless otherwise consented to by the Lenders in their sole and absolute discretion);

(c)       the sum of the Initial Adjusted Balances of all Collateral Obligations issued by any single issuer and its Affiliates does not exceed 7.5% of the Collateral Portfolio Calculation Base;

(d)       the sum of the Initial Adjusted Balances of all Collateral Obligations in any single Bloomberg Industry Classification System Level 2 industry classification in the Collateral Portfolio does not exceed 20% of the Collateral Portfolio Calculation Base;

(e)       the sum of the Initial Adjusted Balances of all Collateral Obligations maturing more than seven years after the date on which they were Acquired does not exceed 25% of the Collateral Portfolio Calculation Base;

(f)       the sum of the Initial Adjusted Balances of all Collateral Obligations issued by the Sponsor or an Affiliate of the Sponsor does not exceed 20% of the Collateral Portfolio Calculation Base; and

(g)       the sum of the Total Commitment Amounts of all Future Funding Collateral Obligations that are revolving Collateral Obligations at such time plus the sum of the Exposure Amounts of all Future Funding Collateral Obligations that are delayed draw term loans at such time does not exceed 10% of the Collateral Portfolio Calculation Base.

For purposes of the foregoing, the Initial Adjusted Balance of each Collateral Obligation will be determined in USD using its Initial FX Rate.

"Collection Account" means each of the Interest Collection Account and the Principal Collection Account.

"Commitment" means:

(a)       With respect to the lending facility under this Agreement, the commitment of a Lender to make or otherwise fund a Loan, and "Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including increases pursuant to Section 2.1(d) and reductions pursuant to Section 2.8). For the avoidance of doubt, Commitments of the Lenders hereunder include New Commitments.

(b)       With respect to Collateral Obligations, means a binding commitment pursuant to the Investment Manager's then current policies and procedures to purchase or sell a loan or bond between the buyer and seller of such loan or bond entered into pursuant to customary documents in the relevant market. The terms "Commit" and "Committed" have correlative meanings. With respect to Collateral Obligations contributed to a Borrower Entity, such Borrower Entity will be deemed to have Committed to Acquire such Collateral Obligation on the date on which such contribution occurs. With respect to Collateral Obligations Originated by a Borrower Entity, such Borrower Entity will be deemed to have Committed to Acquire such Collateral Obligation on the date on which such Borrower Entity becomes obligated to, or if earlier in fact does, make or fund such Collateral Obligation.

"Commitment Fee Rate" and "Commitment Fees" are defined in Section 2.7(c).

"Compliance Certificate Calculation Date" means the last day of each calendar quarter.

"Confidential Information" is defined in Section 11.23.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Consent Required Loan" means a Loan Obligation that is capable of being assigned or novated with the consent of the borrower or the guarantor, if any, of such Loan Obligation or any agent, but only if the related Underlying Instruments require such consent to not be unreasonably withheld (subject to customary and market restrictions on assignment, including a prohibition on assignment to disqualified institutions and competitors of the related borrower or any direct or indirect equity owner of the borrower).

"Constitutive Documents" means, with respect to:

(a)       the Borrower, its amended and restated limited liability company agreement dated October 4, 2017;

(b)       the Equity Holder, its Certificate of Formation dated August 15, 2016; and

(c)       for each Permitted Additional Subsidiary, organizational documents in form and substance satisfactory to the Lenders in their sole and absolute discretion.

"Corporate Trust Office" means, with respect to the Collateral Agent, the principal corporate trust office of the Collateral Agent at:

U.S. Bank National Association

190 South LaSalle Street

Chicago, Illinois 60603

Attn: Global Corporate Trust Service— BCSF I, LLC

Email: BCSF.1@usbank.com

"Counterparty" means a counterparty on a Hedge Agreement.

"Credit Date" means the date of a Credit Extension.

"Credit Definitions" means the 2003 ISDA Credit Derivatives Definitions as published by the International Swap and Derivatives Association, Inc.

"Credit Extension" means the making of a Loan.

"Credit Party" means each Borrower Entity, the Equity Holder, the Limited Guarantor and the Sponsor.

"Credit Risk Obligation" means any Collateral Obligation that, in the Investment Manager's judgment exercised in accordance with the Investment Management Agreement, has a significant risk of declining in credit quality or price.

"Currency Shortfall" is defined in Section 7(d).

"Current FX Rate" means:

(a) with respect to a Specified Currency as of any date, the prevailing spot rate of exchange between the Specified Currency and USD as of such date, determined in good faith by the Calculation Agent in a commercially reasonable manner; provided that if the Specified Currency is USD, the Current FX Rate will be equal to 1; and

(b) with respect to a Collateral Obligation at any time, the Current FX Rate for the Specified Currency in which such Collateral Obligation is denominated and payable.

"Custodial Office" is defined in Section 14.

"Custody Documents" means, for each Collateral Obligation:

(a)       all Escrowed Assignment Agreement Documents in relation to such Collateral Obligation delivered to the Collateral Custodian pursuant to Section 6.7(e), (f) and (g); and

(b)       all Underlying Instruments in relation to such Collateral Obligation and other Diligence Information delivered to the Collateral Custodian pursuant to Section 6.7(e), (f) and (g) and Section 8.2(a) and (b) (in each case, except as otherwise provided in such sections).

"Daily Commitment Fee Calculation Amount" is defined in Section 2.7(c).

"Daily Report" means the daily report provided to the Collateral Agent pursuant to Section 6.5(a).

"Debtor Relief Laws" means, collectively:

(a)       the Bankruptcy Code; and

(b)       all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, any state thereof or any other applicable jurisdictions from time to time in effect.

"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Defaulted Asset Sale Failure" mean the failure by a Borrower Entity to use commercially reasonable efforts to Commit to sell any Defaulted Obligation within 45 days of such Collateral Obligation becoming a Defaulted Obligation (unless such Defaulted Obligation has ceased to be a Defaulted Obligation as set forth in the definition thereof, in which case no Defaulted Asset Sale Failure shall occur with respect to such Collateral Obligation), provided that:

(1)       the failure to Commit to sell any Defaulted Obligation shall not result in a Defaulted Asset Sale Failure for so long as the relevant Borrower Entity continues to use commercially reasonable efforts to Commit to sell such Defaulted Obligation after such 45 day period; and

(2)       a Commitment to sell a Defaulted Obligation to an affiliate of a Borrower Entity shall not constitute a failure by a Borrower Entity to Commit to sell such Defaulted Obligation.

"Defaulted Obligation" means any Collateral Obligation as to which a Bankruptcy or a Failure to Pay shall have occurred.

"Defaulting Lender" means, subject to Section 2.17(b), any Lender that:

(a)       during the Availability Period, has failed to (1) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower Entities in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied or waived, or (2) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; or

(b)       the Administrative Agent has received notification during the Availability Period that such Lender is (1) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (2) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, or such Lender has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender under this clause (b) solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Derivative Transaction" means (a) any transaction (including an agreement with respect to any such transaction) (i) that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) that is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made or (b) any combination of the transactions referred to in clause (a).

"Designated Principal Proceeds" is defined in the proviso to the definition of "Interest Proceeds" herein.

"Determination Date" means, with respect to a Payment Date, the last Business Day of the immediately preceding Due Period.

"Diligence Information" is defined in Section 8.2(a)(iii).

"Disposition" means the sale, transfer, assignment or other disposition of an asset. "Dispose" has a corresponding meaning.

"Dispute" is defined in the Margining Agreement.

"Distribution" means any payment of principal or interest or any dividend, premium or fee payment made on, or any other distribution in respect of, a security or obligation.

"Document Checklist" means, for any Collateral Obligation, an electronic or hard copy list delivered by the Investment Manager to the Collateral Agent that identifies such Collateral Obligation, the applicable obligor and each of the documents that shall be delivered to the Collateral Custodian by the Investment Manager hereunder (including the identification of each item of Diligence Information and Financial and Other Information to be delivered), and whether each such document is an original or a copy and whether a hard copy will be delivered to the Collateral Custodian or whether such item will be posted in the Transaction Data Room in lieu of physical delivery to the Collateral Custodian, and whether an Administrative Agent Cooperation Agreement is required to be provided.

"Documentation Package" means, for each Collateral Obligation, the Preliminary Documentation Package and the Additional Documentation for such Collateral Obligation.

"Dollar Equivalent" means, as to any amount in any Specified Currency at any time, such amount converted to USD at the Current FX Rate for such Specified Currency at such time.

"Dollars", "USD", "U.S.$" and the sign "$" mean the lawful money of the United States of America.

"Domicile" means, with respect to any issuer of, or obligor with respect to, a Collateral Obligation:

(a)       except as provided in clause (b) below, its country of organization; or

(b)       if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Investment Manager's good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue or value is derived, in each case directly or through Subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Investment Manager to be the source of the majority of revenues, if any, of such issuer or obligor).

The term "Domiciled" has a correlative meaning.

"Draft Amendment Package" is defined in Section 8.5.

"Draft Instrument" means, with respect to any Originated Collateral Obligation, a substantially final draft of the related loan agreement (or other principal document under which such Originated Collateral Obligation will be made).

"Due Period" means, with respect to any Payment Date, the period commencing on the day immediately following the eighth Business Day prior to the preceding Payment Date (or in the case of the Due Period relating to the First Payment Date, beginning on the Closing Date) and ending on (and including) the eighth Business Day prior to such Payment Date (or, (a) in the case of the Due Period relating to the First Payment Date, ending on the eighth Business Day prior to such First Payment Date and (b) in the case of a Due Period that is applicable to the Payment Date relating to the Maturity Date ending on (and including) the Business Day immediately preceding such Payment Date).

"Effective Date" means August 14, 2020.

"Eligible Assignee" means any Person other than a Natural Person that is (a) a Lender or an Affiliate of such Lender, or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

"Eligible Investment" means any investment that, at the time it, or evidence of it, is acquired by a Borrower Entity (directly or through an intermediary or bailee), is either cash or one or more of the following obligations or securities (in each case denominated in a Specified Currency):

(a)       direct debt obligations of, and debt obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America, the United Kingdom or Australia or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(b)       demand and time deposits in, certificates of deposit of, trust accounts with, bankers' acceptances issued by, or federal funds sold by any depository institution or trust company (x) incorporated under the laws of the United States of America (including the Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, or (y) organized under the laws of a jurisdiction the legal currency of which is a Specified Currency (other than USD) or any province or state thereof and subject to supervision and examination by banking authorities of such jurisdiction or such province or state, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings; and

(c)       money market funds domiciled outside of the United States which funds have, at all times, credit ratings "AAAm" by S&P;

subject, in each case, to such obligations or securities having a maturity date not later than the earlier of (A) the date that is 60 days after the date of delivery thereof and (B) the Business Day immediately preceding the Payment Date immediately following the date of delivery thereof; provided that Eligible Investments shall not include (1) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Investment Manager, (2) any security whose rating assigned by S&P includes the subscript "f", "p", "q", "pi", "r", "sf" or "t" (3) any security that is subject to an Offer or (4) any security secured by real property. Eligible Investments may include those investments with respect to which the Bank or an Affiliate of the Bank is an obligor or provides services.

"Eligible Investment Required Ratings" means a long-term senior unsecured debt rating of at least "A" and a short-term credit rating of at least "A-1" by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least "A+" by S&P).

"Employee Benefit Plan" means any "employee benefit plan" is defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Credit Party or any of their respective ERISA Affiliates.

"EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European Currency.

"Enforcement Priority of Payments" is defined in Section 7(c).

"Equity Distribution" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of the Borrower now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Borrower.

"Equity Distribution Test" means, with respect to (a) any Equity Distribution at any time pursuant to the terms set forth herein, (b) any deferred purchase price payments to the Seller in respect of Collateral Obligations previously contributed by the Seller to the Borrower or (c) any application under subclause (10)(z) of the Principal Priority of Payments on any Payment Date, a test satisfied if, after giving effect thereto:

(1)       no Default, Event of Default or Collateral Deficit shall have occurred and be continuing or would result or increase therefrom; and

(2)       no Borrowing Base Deficiency shall have occurred and be continuing or would result or increase therefrom.

"Equity Exposure Amount" means, with respect to any Future Funding Collateral Obligation in any Specified Currency at any time, the sum of:

(a)       the product of:

(1)       the Exposure Amount thereof at such time in such Specified Currency; and

(2)       100% minus the Assigned Price thereof; and

(b)       the product of:

(1)       the Exposure Amount thereof at such time in such Specified Currency;

(2)       100% minus the Advance Rate thereof; and

(3)       the Assigned Price thereof;

provided that, on and after the last day of the Availability Period, and on any date on which a Cash Trap Event has occurred and is then continuing, the Equity Exposure Amount for such Future Funding Collateral Obligation shall be equal to the Exposure Amount thereof at such time.

"Equity Holder" means the Fund.

"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Code or ERISA.

"ERISA Event" means (a) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by a Borrower Entity, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to such Borrower Entity, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on a Borrower Entity, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of a Borrower Entity, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by a Borrower Entity, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Borrower Entity, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

"Escrowed Assignment Agreement Documents" means, with respect to each Collateral Obligation, three Assignment Agreements, each executed in blank by (a) the relevant Borrower Entity, as assignor, and (b) if the consent or signature of any affiliate of a Borrower Entity (whether as administrative agent, servicer, registrar or in any other capacity) is or could be required for the transfer of all or any portion of such Collateral Obligation by such Borrower Entity, each such affiliate.

"EUR" and "€" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

"Event of Default" is defined in Section 9.

"Excess Concentration Amount" shall mean, with respect to any Collateral Obligation, the amount by which such Collateral Obligation causes any Collateral Portfolio Requirement to be out of compliance, all as determined by the Administrative Agent. If any Collateral Portfolio Requirement is out of compliance and two or more Collateral Obligations contribute to such non-compliance, then the Excess Concentration Amount shall be calculated in the way that results in the lowest aggregate Excess Concentration Amounts for all Collateral Obligations.

"Excess Exposure Amount" means, with respect to any Future Funding Collateral Obligation in any Specified Currency at any time, the excess (if any) of (a) the Exposure Amount thereof in such Specified Currency at such time over (b) the Equity Exposure Amount thereof in such Specified Currency at such time.

"Exchange Act" means the Securities Exchange Act of 1934.

"Excluded Asset Refinancing" means, as to any Collateral Obligation, that the Sponsor, any Credit Party, any of their respective Affiliates or any funds or accounts managed or advised by them (in each case other than a Borrower Entity), (a) initiates, directs or otherwise causes a repayment or other refinancing (whether with funds provided by any of them or with the proceeds of any financing provided by any banking or other financial institution) of such Collateral Obligation or (b) acquires or otherwise funds a material portion of any such refinancing, in each case without the written consent of the Requisite Lenders.

"Excluded Payments" means all Administrative Expenses payable to a Bank Party or Collateral Administrator Party constituting indemnities, but only to the extent such indemnities became payable to such Person as a result of or arising out of such Person's gross negligence, bad faith or willful misconduct in the performance of its obligations under the Transaction Documents to which it is a party.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date of which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower Entity under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient's failure to comply with Section 2.15(c); and (d) any U.S. withholding Taxes imposed pursuant to FATCA.

"Existing Credit Agreement" is defined in the recitals.

"Existing Loans" means the Loans (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement and outstanding as of the Effective Date.

"Expected Settlement Price" means, as of any date:

(a)       in respect of any Unsettled Sale Asset, the contractual sale price for such Unsettled Sale Asset to be received by the Borrower Entities from the purchaser of such Collateral Obligation; provided that, if the sale of such Unsettled Sale Asset remains unsettled for more than 30 calendar days, then the "Expected Settlement Price" for such Unsettled Sale Asset will be determined from time to time by the Calculation Agent; and

(b)       in respect of any Unsettled Purchase Asset, the expected purchase price to be paid by a Borrower Entity (based on the applicable Commitment) for such Unsettled Purchase Asset.

"Expense Reserve Account" means the trust account maintained pursuant to Section 6.3(b).

"Expense Reserve Amount" means $50,000.

"Exposure Amount" means, with respect to any Future Funding Collateral Obligation in any Specified Currency at any time, the excess (if any) of (a) the Total Commitment Amount thereof in such Specified Currency at such time over (b) the funded principal amount of such Future Funding Collateral Obligation in such Specified Currency at such time.

"Extension Request" is defined in Section 2.1(e).

"Extraordinary Event" means an event that will occur if (for any reason due to the structure and activities of the Credit Parties and the affiliates thereof involved in the Transactions under the Transaction Documents):

(a)       any portion of any payment due from any obligor under any Collateral Obligation becoming properly subject to the imposition of U.S., U.K. or other withholding tax, which withholding tax is not compensated for by a provision under the terms of such Collateral Obligation that would result in the net amount actually received by the Borrower Entities (free and clear of taxes, whether assessed against the obligor thereof or a Borrower Entity) being equal to the full amount that the Borrower Entities would have received had no such deduction or withholding been required; or

(b)       any jurisdiction's properly imposing a corporate income tax, municipal business tax, net income, profits, net worth or similar tax on a Borrower Entity (including any such tax required to be withheld by such person); or

(c)       any jurisdiction's properly imposing a withholding tax on payments by a Subsidiary of a Borrower Entity to such Borrower Entity;

(d)       any Borrower Entity incurs or pays any employee-related liabilities of any Person; or

(e)       any amount is remitted from the Collection Account pursuant to Section 7(d)(5),

provided that either:

(x)       (1) the Dollar Equivalent of an amount equal to (A) the sum of all Extraordinary Expense Amounts (and, for the avoidance of doubt, whether withheld, paid, incurred or outstanding), minus (B) the sum of (x) all amounts applied to the payment thereof under the Specified Payment Waterfall Provisions and (y) the aggregate amount of all cash contributions received by the Borrower Entities after the Initial Credit Date that are applied to the payment of such amounts, exceeds (2) USD 25,000,000; or

(y)       the Dollar Equivalent of the sum of all Extraordinary Expense Amounts that are outstanding at any time exceeds USD 50,000,000 in the aggregate.

"Extraordinary Expense Amounts" means each of the following:

(a)       amounts withheld (or required to be withheld) from payments to the Borrower Entities that is not compensated for by a "gross-up" provision as described in clause (a) of the definition of "Extraordinary Event";

(b)       the amount of taxes imposed on a Borrower Entity as described in clause (b) of the definition of "Extraordinary Event";

(c)       amounts withheld (or required to be withheld) from payments to a Borrower Entity by a Subsidiary of such Borrower Entity as described in clause (c) of the definition of "Extraordinary Event";

(d)       the amounts payable in respect of employees as described in clause (d) of the definition of "Extraordinary Event"; and

(e)       amounts remitted from the Collection Accounts pursuant to Section 7(d)(5).

"Failure to Pay" with respect to a Collateral Obligation shall mean, after the expiration of any applicable grace period (however defined under the terms of the Collateral Obligation), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal on the Collateral Obligation when due, in accordance with the terms of the Collateral Obligation at the time of such failure. As used herein, "Scheduled to be Due" means, in the case of an interest payment, that such interest payment would be due and payable during the related calculation period for the Collateral Obligation.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Fee Letter" means each of (a) the Agent Fee Letters and (b) the GS Fee Letter.

"Final Funding Date" means the date that is 24 months after the end of the Phase I Funding Period, as such date may be extended as provided herein.

"Financial and Other Information" means, with respect to each Collateral Obligation, all reports, written financial information, requests for amendments, waivers, supplements or other similar requests and other written information made available by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives) to lenders under the related Underlying Instruments.

"Financial Asset" is defined in Section 8-102(a)(9) of the UCC.

"Financing Statements" is defined in Section 9-102(a)(39) of the UCC.

"Firm Bid" means, as to any Collateral Obligation, a good, irrevocable and actionable bid for value given by a creditworthy purchaser to purchase the Collateral Obligation Notional Amount of such Collateral Obligation (both on a cash basis and synthetically), expressed as a percentage of such Collateral Obligation Notional Amount, and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal cash and synthetic markets for such Collateral Obligation, provided that:

(a)       such bid is accompanied by appropriate contact information for the provider of such bid, including the name of the individual responsible for such bid together with his or her telephone number, email address or other analogous contact details; and

(b)       such bid is not subject to any Bid Disqualification Condition (and, if any such bid is subject to any Bid Disqualification Condition, the Calculation Agent shall be entitled to disregard such bid as invalid).

All determinations of whether a bid constitutes a Firm Bid shall be made by the Calculation Agent in its commercially reasonable discretion. No Lender or Agent shall have any obligation to provide a Firm Bid at any time. No Borrower Entity nor any their Affiliates may provide Firm Bids at any time, unless the Requisite Lenders shall otherwise expressly agree.

"First Lien Floor" means, at any time, an amount equal to 25.0% of the Collateral Portfolio Calculation Base at such time.

"First Lien Floor Toggle Period" means a period:

(a)       that shall commence if (1) the sum of the Adjusted Balances of all First Lien Obligations at such time is less than the First Lien Floor at such time and (2) the Administrative Agent shall have notified the Borrower and the Collateral Agent thereof; and

(b)       that shall end if (1) the sum of the Adjusted Balances of all First Lien Obligations at such time is greater than or equal to the First Lien Floor at such time and (2) the Administrative Agent shall have notified the Borrower and the Collateral Agent thereof (and the Administrative Agent shall so notify the Borrower and the Collateral Agent thereof promptly upon the condition set forth in clause (b)(1) being satisfied).

For the avoidance of doubt, more than one First Lien Floor Toggle Periods may occur under this Agreement.

"First Lien Obligation" means, as determined by the Administrative Agent in its commercially reasonable discretion, a Collateral Obligation that, as of the date such Collateral Obligation is Acquired by a Borrower Entity, is a Loan Obligation secured by a first priority perfected lien and which (a) is senior to one or more second lien obligations securing the same collateral of the related underlying obligors or (b) if there is no such second lien obligation included in the capital structure with respect to such Collateral Obligation, then such Collateral Obligation shall be deemed to be a Senior Unitranche Obligation unless it satisfies two or more of the following criteria: (1) the Senior Net Leverage Ratio with respect to such Collateral Obligation is less than 4.5, (2) the loan-to-value ratio (as such term or other similar term is defined in the related Underlying Instruments) of such Collateral Obligation is less than 45% and (3) the related Underlying Instruments for such Collateral Obligation provide that such Collateral Obligation bear interest at a spread equal to less than 5.0% (excluding any increase in such interest rate arising by operation of a default or penalty interest clause, and any reduction or increase pursuant to a contractual pricing grid set forth in, the related Underlying Instruments) over the applicable index or benchmark rate.

"First Payment Date" means December 15, 2017.

"Floating Rate" means, with respect to any Loan for any Interest Period, an interest rate per annum equal to the Adjusted USD LIBOR Rate for such Interest Period.

Notwithstanding the foregoing, if, in the determination of any Floating Rate for any Loan for any Interest Period, no rate having a duration equal to such Interest Period is available on the relevant Screen Page, then the Floating Rate for such Interest Period shall be determined by the Administrative Agent by interpolating on a linear basis between (1) the applicable rate for the longest period (for which an interest rate is available on such Screen Page) that is shorter than the Interest Period of that Loan; and (2) the applicable rate for the shortest period (for which an interest rate is available on such Screen Page) that is longer than the Interest Period of that Loan.

The Floating Rate for each Loan will be adjusted automatically with respect to all Loans then outstanding as of the effective date of any change in the Applicable Reserve Requirement.

"Foreign Lender" is defined in Section 2.15(c).

"Fund" means Bain Capital Specialty Finance, Inc.

"Funding Notice" means a notice substantially in the form of Exhibit A.

"Future Funding Collateral Obligation" means an obligation or interest pursuant to which any future advances, payments or capital contributions to the borrower, obligor or issuer thereof may be required to be made by any Borrower Entity (other than to indemnify an agent or representative for lenders pursuant to the Underlying Instruments), pursuant to the related Underlying Instruments.

"Future Funding Reserve Account" means the segregated trust account maintained pursuant to Section 6.3(g).

"GAAP" means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

"GBP" or "£" mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

"general intangibles" is defined in the UCC.

"Goldman Sachs" is defined in the preamble.

"Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom, the European Union or any other foreign entity or government (including any successor to any of the foregoing).

"Grant" means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over or confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto. The term "Granted" has a correlative meaning.

"Grantor" is defined in the Pledge and Security Agreement.

"GS Fee Letter" means the Fee Letter dated on or around the Initial Credit Date between Goldman Sachs and the Borrower Entities with respect to certain fees to be paid from time to time to the Lenders.

"Hedge Advance Amount" is defined in Section 5.16(a)(9).

"Hedge Agreement" means a Derivative Transaction (a) that in the judgment of the Administrative Agent is a customary foreign exchange derivative product (including a forward agreement, a swap or a cross-currency hedge); (b) that is entered into by a Borrower Entity on market terms as of the related trade date for such transaction; (c) under which a Borrower Entity hedges actual foreign currency risks (including cross-currency risks); (d) under which the timing of payments and deliveries, and their respective currencies, are reasonably designed to match the timing and currencies of expected cash flows on one or more Collateral Obligations (and that is reasonably designed not to require payments by the Borrower Entities of non-USD currencies in amounts exceeding the expected cash flows in those currencies from the related Collateral Obligations); and (e) is not entered into by a Borrower Entity for speculative purposes.

"Hedge Borrower Collateral Account" means a segregated trust account established by a Borrower Entity in respect of a Hedge Agreement pursuant to Section 6.3(e), into which the Borrower Entities shall from time to time deposit collateral to secure the obligations of the Borrower Entities to the related Counterparty with respect to such Hedge Agreement.

"Hedge Counterparty Collateral Account" means a segregated trust account established by a Borrower Entity in respect of a Hedge Agreement pursuant to Section 6.3(f), into which the related Counterparty shall from time to time deposit collateral to secure the obligations of such Counterparty to the Borrower Entities with respect to such Hedge Agreement.

"Hedge Unwind" and "Hedge Unwind Condition" are each defined in Section 5.16(g).

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Historical Borrowing Base Amount" means, for any Collateral Obligation at any time, an amount (in U.S. Dollars) equal to the product of:

(a)       the Advance Rate for such Collateral Obligation as of the date on which such Collateral Obligation was Acquired by a Borrower Entity;

(b)       the Collateral Obligation Notional Amount of such Collateral Obligation as at the first day of the Amortization Period (or, if later, the date on which such Collateral Obligation is first Acquired by a Borrower Entity);

(c)       the Assigned Price of such Collateral Obligation; and

(d)       the Initial FX Rate for such Collateral Obligation.

The Historical Borrowing Base Amount for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation or any changes in the Advance Rate or the Assigned Price therefor.

"IC Memorandum" means, with respect to any Originated Collateral Obligation, the investment committee memorandum (or similar document) prepared by or on behalf of the Investment Manager that supports the applicable Borrower Entity's investment decision to originate such Originated Collateral Obligation.

"Increased Amount Date" is defined in Section 2.1(d).

"Increased-Cost Lenders" is defined in Section 2.18.

"Indemnification Agreement" means the Indemnification Agreement dated on or around the Initial Credit Date between the Equity Holder, the Collateral Agent and Goldman Sachs.

"Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and out-of-pocket disbursements of outside counsel for Indemnitees, including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct or special and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Credit Extensions or the use or intended use of the proceeds thereof), the performance of the Indemnitees of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby or thereby, any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral) and any reasonable attorneys' fees and expenses of outside counsel for the Indemnitees and court costs and any losses incurred directly as a result of a successful defense, in whole or in part, of any claim that an Agent breached its standard of care; or (b) any Fee Letter or any other fee letter delivered by any Agent or any Lender to the Borrower Entities with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided that "Indemnified Liabilities" shall not include (i) in the case of any party other than a Bank Party or an Indemnitee related to a Bank Party, (x) any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses or disbursements to the extent the same have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or a breach of this Agreement or any other Transaction Document by such Indemnitee, (y) any indirect, consequential, incidental, exemplary or punitive damages, opportunity cost or lost profits (other than as expressly set forth in this Agreement or in any other Transaction Document), or (z) fees and out-of-pocket disbursements for more than one outside counsel for each relevant jurisdiction for each Indemnitee as to any matter for which indemnification is sought or (ii) in the case of a Bank Party or an Indemnitee related to a Bank Party, (x) any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, fees, costs, expenses or disbursements to the extent the same have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee in the performance of its duties under the Transaction Documents or (y) any indirect, consequential, incidental, exemplary or punitive damages, opportunity cost or lost profits (other than as expressly set forth in this Agreement or in any other Transaction Document), provided that, for the avoidance of doubt, this clause (y) shall not limit the Borrower's indemnity obligations herein in respect of any such types of damages described above which are successfully asserted against a Bank Party by third parties and are otherwise Indemnified Liabilities.

"Indemnified Taxes" means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Entities under any Transaction Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitee" is defined in Section 11.3(a).

"Independent" means as to any Person, any other Person (including a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, (b) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions and (c) is not Affiliated with a firm that fails to satisfy the criteria set forth in clauses (a) and (b). "Independent" when used with respect to any accountant may include an accountant who audits the books of any Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

"Independent Manager" means a natural person who (a) for the five-year period prior to his or her appointment as an Independent Manager has not been, and during the continuation of his or her service as such Independent Manager is not: (1) an employee, director, stockholder, member, manager, partner or officer of a Borrower Entity or any of its Affiliates (other than his or her service as an independent director or independent manager of Affiliates of such Borrower Entity that are structured to be "bankruptcy remote" in a manner substantially similar to such Borrower Entity); (2) a customer or supplier of a Borrower Entity or any of its Affiliates (other than a supplier of his or her service as an independent director or independent manager of a Borrower Entity or such Affiliate); or (3) any member of the immediate family of a person described in clause (1) or (2) above; and (b) has (1) prior experience as an independent director or independent manager for a corporation, limited liability company or limited partnership whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, limited liability company, or limited partnership could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

"Individual Realization Application Amounts" means, for each Collateral Obligation that is the subject of a Disposition or other realization of Principal Proceeds (in whole or in part) during the Amortization Period, an amount (in U.S. Dollars) equal to the product of:

(a)       the Agreed Release Value for such Collateral Obligation; and

(b)       the portion of the Original Asset Amount for such Collateral Obligation (expressed as a percentage) that is the subject of such Disposition or realization.

For the avoidance of doubt, the Individual Realization Application Amount for any Collateral Obligation in connection with a Disposition or realization of Principal Proceeds may exceed the proceeds from such Disposition or realization.

"Ineligible Asset" means (a) any equity security or any other interest or security that is not eligible for purchase by a Borrower Entity under the Transaction Documents, whether or not received with respect to a Collateral Obligation, or (b) any interest or security purchased as part of a "unit" with a Collateral Obligation and that itself is not eligible for purchase by a Borrower Entity under the Transaction Documents.

"Initial Adjusted Balance" means, for any Collateral Obligation at any time, the lower of:

(a)        the product of:

(1) the Collateral Obligation Notional Amount of such Collateral Obligation at such time; and

(2) the Assigned Price of such Collateral Obligation; and

(b)        the Initial Specified Balance (if any) for such Collateral Obligation),

provided that the Initial Adjusted Balance of any Collateral Obligation that does not satisfy the Collateral Obligation Criteria at such time, or that has an Asset Current Price of less than 60% at such time, shall be zero.

"Initial Credit Date" means October 4, 2017 or such other date as may be agreed by the Administrative Agent and the Borrower Entities.

"Initial FX Rate" means, with respect to any Collateral Obligation, the Current FX Rate for such Collateral Obligation as at the date on which the Acquisition of such Collateral Obligation has been approved pursuant to the provisions set forth in the Transaction Documents.

If a Borrower Entity has Committed to Acquire a Collateral Obligation in more than one lot and/or a Collateral Obligation has been added to the Underlying Portfolio in more than one lot (for example, by Commitments or Acquisitions on separate days), then each lot of such a Collateral Obligation shall be treated as separate Collateral Obligations for purposes of determining the Initial FX Rates therefor.

"Initial Specified Balance" is defined in the definition of "Adjusted Balance" herein.

"instruments" is defined in the UCC.

"Interest Collection Account" the trust account maintained pursuant to Section 6.2(a).

"Interest Only Security" means any obligation or security that does not provide in the related Underlying Instruments for the payment or repayment of a stated principal amount in one or more installments on or prior to its Stated Maturity.

"Interest Period" means, with respect to each Credit Extension:

(a)       the period from (and including) the related Credit Date to but excluding the immediately following Payment Date, and

(b)       each successive period from and including each Payment Date to but excluding the immediately following Payment Date until the Obligations (other than contingent obligations for which no claim has been asserted) are repaid in full.

"Interest Priority of Payments" is defined in Section 7(a).

"Interest Proceeds" means, with respect to any Payment Date, without duplication:

(a)       all payments of interest and dividends, commitment fees and facility fees received during the related Due Period on the Pledged Obligations (including any Reinvestment Income) and any compensation on account of delayed settlement of any Pledged Obligation, other than (x) any payment of interest received on any Defaulted Obligation if the outstanding principal amount thereof then due and payable has not been received by the Borrower Entities after giving effect to the receipt of such payments of interest and (y) the amounts as specified in clause (f) of the definition of Principal Proceeds;

(b)       to the extent not included in the definition of "Sale Proceeds", if so designated by the Investment Manager and notice thereof is conveyed in writing to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties, any portion of the accrued interest received during the related Due Period in connection with the sale of any Pledged Obligations (excluding accrued interest received in connection with the sale of (x) Defaulted Obligations if the outstanding principal amount thereof has not been received by the Borrower after giving effect to such sale or (y) an asset that was Acquired with Principal Proceeds);

(c)       unless otherwise designated by the Investment Manager as Principal Proceeds and notice thereof is conveyed in writing to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties, all amendment and waiver fees, all late payment fees and all other fees received during such Due Period in connection with the Pledged Obligations, excluding (A) fees received in connection with Defaulted Obligations (but only to the extent that the outstanding principal amount thereof has not been received by the Borrower Entities); (B) premiums (including prepayment premiums) constituting Principal Proceeds in accordance with subclause (c) of the definition thereof; and (C) fees received in connection with the lengthening of the maturity of the related Collateral Obligation or the reduction of the par of the related Collateral Obligation, in each case, as determined by the Investment Manager with notice to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties;

(d)       any recoveries on Defaulted Obligations during the related Due Period in excess of the outstanding principal amount thereof;

(e)       (x) any amounts remaining on deposit in the Interest Collection Account from the immediately preceding Payment Date and (y) any Principal Proceeds transferred to the Interest Collection Account for application as Interest Proceeds as expressly provided for herein;

(f)       all amounts received by the Borrower Entities under Hedge Agreements, to the extent deemed to be "Interest Proceeds" as provided in Section 5.16; and

(g)       all payments of principal and interest on Eligible Investments purchased with the proceeds of any of subclauses (a) through (f) of this definition (without duplication),

provided that:

(1)          in connection with the final Payment Date, Interest Proceeds shall include any amount referred to in subclauses (a) through (g) above that is received from the sale of Collateral Obligations on or prior to the day immediately preceding the final Payment Date; and

(2)          the Investment Manager, by written notice to the Collateral Agent and the Administrative Agent, may from time to time designate amounts that would otherwise constitute "Interest Proceeds" hereunder to, instead, constitute Principal Proceeds hereunder ("Designated Principal Proceeds"), provided that, at the time of such designation and after giving effect thereto, sufficient Interest Proceeds are then on deposit in the Interest Collection Account in the relevant currencies to cover (x) the full amount of interest that will have accrued on and be payable hereunder in respect of the Loans on the next succeeding Payment Date in accordance with the Priority of Payments and (y) the aggregate amount of Administrative Expenses will have accrued on and be payable hereunder on the next succeeding Payment Date in accordance with the Priority of Payments.

"Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

"Intermediary" is defined in Section 6.1.

"Investment Company Act" means the U.S. Investment Company Act of 1940 and the rules, regulations and orders issued by the Securities and Exchange Commission thereunder.

"Investment Management Agreement" means an investment management agreement dated on or around the Initial Credit Date between the Borrower Entities and the Investment Manager relating to the Investment Manager's performance on behalf of the Borrower Entities of certain investment management duties with respect to the Collateral.

"Investment Manager" means Bain Capital Specialty Finance, Inc., in its capacity as "Investment Manager" under the Investment Management Agreement. Each reference herein to the Investment Manager shall be deemed to constitute a reference as well to (a) any agent of the Investment Manager and to any other Person to whom the Investment Manager has delegated any of its duties hereunder in accordance with the terms of the Investment Management Agreement, in each case during such time as and to the extent that such agent or other Person is performing such duties and (b) to a successor investment manager appointed in accordance with the Investment Management Agreement.

"investment property" and "investments" are defined in the UCC.

"IRS" means the United States Internal Revenue Service.

"Judgment Currency" and "Judgment Currency Conversion Date" are defined in Section 11.22.

"Junior Priority Termination Event" means, with respect to any Hedge Agreement, any event of default or termination event with respect to which the related Counterparty is the sole defaulting party or sole affected party, as applicable.

"Junior Secured Collateral Obligation" means a Collateral Obligation that is (a) a secured Loan Obligation secured by a junior lien on substantially all of the collateral of the underlying obligors or (b) is a Unitranche With Subordinating First-in-First-Out Obligation, all as determined by the Administrative Agent.

"knowledge" of a Person means the actual knowledge of an Authorized Officer of such Person.

"Lender" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

"Lien" means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

"Limited Guarantor" means the Fund.

"Limited Guaranty" means the Amended and Restated Non-Recourse Carveout Guaranty Agreement dated as of January 8, 2020 between the Limited Guarantor, the Collateral Agent and Goldman Sachs.

"Loan" is defined in Section 2.1(a).

"Loan Obligation" means a commercial loan.

"Make-Whole Amount" means, in connection with any Make-Whole Event:

(a)          if such Make-Whole Event occurs on or prior to the Make-Whole Toggle Date, the aggregate amount of Spread that would have accrued on a principal amount of Loans equal to the related Make-Whole Calculation Amount for each day during the period from and including the date on which such Make-Whole Event occurs to but excluding the Scheduled Maturity Date (the "Make-Whole Spread Amount" for such Make-Whole Event), discounted to present value, all as calculated in good faith by the Administrative Agent; and

(b)         if such Make-Whole Event occurs after the Make-Whole Toggle Date, the Make-Whole Premium Percentage (as at the date of such Make-Whole Event) of the related Make-Whole Calculation Amount, all as calculated in good faith by the Administrative Agent.

"Make-Whole Calculation Amount" means, for an Make-Whole Event:

(a)          in connection with any Voluntary Prepayment made after the Phase I Funding Period, the principal amount of Loans prepaid in such Make-Whole Event;

(b)         in connection with any other payment of principal on the Loans out of proceeds of Excluded Asset Refinancings, the principal amount of the Loans prepaid in such Make-Whole Event;

(c)          in connection with any Voluntary Commitment Reduction, the amount thereof;

(d)         in connection with the acceleration of the Loans and other Obligations, the aggregate principal amount of the Loans outstanding as at the time of acceleration.

"Make-Whole Event" means:

(a)          each Voluntary Prepayment made after the Phase I Funding Period;

(b)         each other payment of principal on the Loans out of proceeds of Excluded Asset Refinancings;

(c)          each Voluntary Commitment Reduction; and

(d)         the acceleration of the Loans and other Obligations pursuant to Section 9,

in each case other than:

(1)          a repayment or prepayment following (x) the imposition of increased costs or other amounts by any Lender under Section 2.14 or 2.15 or (y) the occurrence any event described in Section 2.13(a) (other than the selection of an Alternate Rate under Section 2.13(a)(2)) or Section 2.13(b);

(2)          repayment of Loans in a Clean-Up Call Prepayment;

(3)          repayment of Required Principal Amortization Amounts and Individual Realization Application Amounts on the Loans; and

(4)          the repayment of principal of the Loans pursuant to Section 7(a)(7) or 7(b)(4) of the Priority of Payments.

"Make-Whole Premium Percentage" means, as at any time in any period, the percentage set forth in the table below opposite the reference to such period:

Period		Make-Whole Premium Percentage
From (but excluding)	To (and including)
Closing Date	Make-Whole Toggle Date	N.A.
Make-Whole Toggle Date	Second anniversary of the Initial Credit Date	2.00%
Second anniversary of the Initial Credit Date	April 30, 2021	1.00%
April 30, 2021	Scheduled Maturity Date	0.00%

"Make-Whole Spread Amount" is defined in the definition of Make-Whole Amount.

"Make-Whole Toggle Date" means the first anniversary of the Initial Credit Date.

"Margin Account" means the trust account maintained pursuant to Section 6.3(c).

"Margin Stock" means Margin stock as defined under Regulation U, including any debt security which is by its terms convertible into "Margin Stock".

"Margining Agreement" means the Third Amended and Restated Margining Agreement dated on or around the Effective Date (and as may be further amended, restated, supplemented or otherwise modified from time to time) between the Borrowers and the Administrative Agent.

"Market Value" means, with respect to any Collateral Obligation, the Asset Current Price thereof. With respect to any Eligible Investment, "Market Value" means (a) the average of at least three firm bids obtained by the Investment Manager from nationally recognized dealers (that are Independent of the Investment Manager and Independent of each other) that the Investment Manager determines (in its sole discretion) to be reasonably representative of the Eligible Investment's current market value and reasonably reflective of current market conditions; (b) if only two such bids can be obtained, the lower of such two bids shall be the Market Value of the Eligible Investment; (c) if only one such bid can be obtained, such bid shall be the Market Value of the Eligible Investment; and (d) if no such bids can be obtained, then, the Market Value of such the Eligible Investment shall be zero.

"Material Action" means to: (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming a Borrower Entity as debtor or other initiation of bankruptcy or insolvency proceedings by or against a Borrower Entity, or otherwise seek, with respect to a Borrower Entity, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for a Borrower Entity or all or any portion of its properties; (c) make or consent to any assignment for the benefit of a Borrower Entity's creditors generally; (d) admit in writing the inability of a Borrower Entity to pay its debts generally as they become due; (e) petition for or consent to substantive consolidation of a Borrower Entity with any other person; (f) amend or alter or otherwise modify or remove all or any part of Section 1.7 of the Constitutive Documents of the Borrower or any similar provision of the Constituent Documents of any other Borrower Entity; or (g) amend, alter or otherwise modify or remove all or any part of the definition of "Independent Manager" or the definition of "Material Action" (or any similar or analogous term or provision) in the Constitutive Documents of any Borrower Entity.

"Material Adverse Effect" means a material adverse effect on and/or material adverse developments with respect to (a) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of any Credit Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect or enforceability against a Credit Party of a Transaction Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any other Secured Party under any Transaction Document.

"Material Amendment" means an Amendment that the Administrative Agent believes (after receipt of the related Draft Amendment Package), in its sole and absolute discretion, to be material. Notwithstanding the foregoing, an Amendment that solely extends the delivery dates for underlying deliverables (i.e. financial statements, officer certificates and similar documentary items) under the Underlying Instruments for each Collateral Obligation, in each case up to a maximum of five days, shall not constitute a "Material Amendment" for purposes hereof.

"Material Amendment Information" means, with respect to each Collateral Obligation:

(a)       all written information related to amendments, waivers, modifications or supplements to any Underlying Instrument governing such Collateral Obligation, including any written requests or written communications related thereto; provided that requests or communications relating thereto will not constitute "Material Amendment Information" to the extent that such request or communication consists solely of informal discussions relating to amendments, waivers, modifications or supplements or of administrative matters in connection therewith; and

(b)       copies of each executed amendment, waiver, modification and supplement to such Underlying Instruments.

"maturity" means, with respect to any Collateral Obligation, the date on which such obligation shall be deemed to mature (or its maturity date), which shall be the earlier of (a) the Stated Maturity of such obligation and (b) if a Borrower Entity has a right to require the issuer or obligor of such Collateral Obligation to purchase, redeem or retire such Collateral Obligation (at par) on any one or more dates prior to its Stated Maturity (a "put right") and the Investment Manager determines that it shall exercise such put right on any such date, the maturity date shall be the date specified in a certification provided to the Collateral Agent, the Administrative Agent and Collateral Administrator Parties.

"Maturity Date" means the earlier of (a) the Scheduled Maturity Date and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Maximum Facility Amount" means, at any time, an amount equal to (a) the Total Facility Amount at such time; minus (b) the aggregate amount of Voluntary Commitment Reductions made during the Phase I Funding Period after the Effective Date but prior to such time; minus (c) the aggregate amount necessary to give effect to any Phase II Commitment Reduction; minus (d) the aggregate principal amount of the Loans repaid during the Phase II Funding Period but prior to such time.

"Minimum Spread Payment" and "Minimum Spread Payment Date" are defined in Section 2.7(d).

"money" is defined in the UCC.

"Monthly Report" means the monthly report provided to the Collateral Agent pursuant to Section 6.5(b).

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" is defined in Section 3(37) of ERISA.

"Natural Person" means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

"Net Purchased Loan Balance" means, as of any date of determination, an amount equal to the Dollar Equivalent of (a) the Aggregate Principal Amount of all Collateral Obligations Acquired by the Borrower Entities prior to such date minus (b) the Aggregate Principal Amount of all Warranty Transferred Assets repurchased by the Sellers.

"New Commitments" and "New Loan" are defined in Section 2.1(d).

"Non-Consenting Lender" is defined in Section 2.18.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

"Non-Private Asset" means a Collateral Obligation designated as such pursuant to Section 8.2(a).

"Non-USD Currency" means any currency (other than USD).

"Note" means a promissory note in form and substance satisfactory to the Borrower Entities, the Administrative Agent and the Requisite Lenders.

"Obligation Currency" is defined in Section 11.22.

"Obligations" means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Bank Parties, the Collateral Administrator Parties, the Lenders or any of them, under any Transaction Document, whether for principal (including all obligations to pay Required Principal Amortization Amounts), interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), Commitment Fees, Minimum Spread Payments, Make-Whole Amounts, Hedge Advance Amounts, other fees, expenses, indemnification or otherwise.

"OFAC" means the United States Department of the Treasury's Office of Foreign Assets Control.

"Offer" means, with respect to any Collateral Obligation or Eligible Investment, any offer by the issuer or borrower thereof or by any other Person made to all of the holders thereof to purchase or otherwise Acquire such Collateral Obligation or Eligible Investment; to exchange such Collateral Obligation or Eligible Investment for any other security, debt obligation, Cash or other property (other than, in any case, pursuant to any redemption in accordance with the terms of any related Underlying Instrument or for the purpose of registering the security or debt obligation); or, with respect to any Collateral Obligation that constitutes a bond, any solicitation by the issuer or borrower thereof or any other Person to amend, modify or waive any provision of such bond.

"Officer" means, (a) with respect to a Borrower Entity, any officer of such Borrower Entity or any other Person authorized thereby to take any and all actions necessary to consummate the transactions contemplated by the Transaction Documents; (b) with respect to any other entity that is a partnership, any general partner thereof or any Person authorized by such entity; (c) with respect to any other entity that is a limited liability company, any member thereof or any Person authorized by such entity; and (d) with respect to the Collateral Agent, a Trust Officer.

"Officer's Certificate" means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

"Opinion of Counsel" means a written opinion addressed to the Administrative Agent and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, of a nationally or internationally recognized law firm or an attorney admitted to practice (or law firm, one or more of the partners of which are admitted to practice) before the highest court of any State of the United States or the District of Columbia (or of any other relevant jurisdiction, in the case of an opinion relating to the laws of such other jurisdiction) in the relevant jurisdiction, which attorney may, except as otherwise expressly provided in this Agreement, be counsel for the Borrower Entities or the Investment Manager and which attorney or firm shall be reasonably satisfactory to the Administrative Agent. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and otherwise satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall be addressed to the Administrative Agent and Collateral Agent (or shall state that the Administrative Agent and the Collateral Agent shall be entitled to rely thereon).

"Organizational Documents" means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its articles of organization and its operating agreement. If any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official. Without limiting the foregoing, the Constitutive Documents of any Person shall constitute Organizational Documents for such Person.

"Original Asset Amount" means, for any Collateral Obligation, the par amount of such Collateral Obligation Acquired by the Borrower Entities (stated in the Specified Currency in which such Collateral Obligation is denominated). The Original Asset Amount for a Collateral Obligation shall be a static number that shall not change during the term of this Agreement, regardless of any Dispositions (in whole or in part) of or other realization or recoveries on such Collateral Obligation.

"Originate" includes direct primary origination as well as purchase in connection with the distribution by syndication of a Collateral Obligation, participation in a "club" deal or similar arrangement. The terms "Originated" and "Origination" have correlative meanings.

"Originated Collateral Obligation" means a Collateral Obligation that a Borrower Entity Commits to Originate.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

"Other Taxes" means any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, from the receipt of perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

"Participant Register" is defined in Section 11.6(g)(1).

"Participation" means an interest in a loan or other debt obligation Acquired indirectly by way of participation from a Selling Institution.

"Participation Agreement" has the meaning assigned to such term in the Margining Agreement.

"PATRIOT Act" is defined in Section 3.1.

"Payment Account" the trust account maintained pursuant to Section 6.3(a).

"Payment Date" means each of the following, as applicable:

(a)          the First Payment Date;

(b)         thereafter, each three-month anniversary of the First Payment Date to, but excluding, the Maturity Date; and

(c)          the Maturity Date.

If any such date is not a Business Day, the Payment Date shall be the next following Business Day.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

"Permitted Additional Subsidiary" means a direct wholly owned Subsidiary of a Borrower Entity that is formed with the express consent of the Requisite Lenders (which consent the Requisite Lenders may give, withhold or condition in their sole and absolute discretion).

"Permitted Lien" means, with respect to the Collateral: (a) security interests, liens and other encumbrances created pursuant to the Transaction Documents; (b) with respect to agented Collateral Obligations, customary security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of such obligor under the related facility; (c) any lien on a Collateral Obligation granted by a Borrower Entity to a Person that acquired a Collateral Obligation from such Borrower Entity pursuant to participation to secure the payment obligations related to such Collateral Obligation, provided that the granting of such participation interest is expressly permitted hereunder and under the other Transaction Documents; (d) the restrictions on transferability imposed by any Underlying Instrument; and (e) with respect to any Counterparty, liens on the subaccount of the Hedge Borrower Collateral Account created for such Counterparty pursuant hereto in connection with the Hedge Agreements to which such Counterparty is a party.

"Permitted Repurchases" is defined in Section 8.3.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Phase I Funding Period" means the period from and including the Initial Credit Date to but excluding June 30, 2021, as such period may be extended as provided herein.

"Phase II Commitment Reduction" is defined in Section 2.8(b).

"Phase II Funding Period" means the period from the last day of the Phase I Funding Period to the Final Funding Date, as such period may be extended as provided herein.

"Platform" means Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform.

"Pledge and Security Agreement" means the Pledge and Security Agreement dated on or around the Initial Credit Date between the Borrower Entities, the Equity Holder, the other Grantors (if any) and the Collateral Agent.

"Pledged Obligations" means, on any date of determination, the Collateral Obligations and the Eligible Investments owned by the Borrower Entities that have been Granted to the Collateral Agent under the Transaction Documents.

"Power of Attorney" means the power of attorney dated on or around the Initial Credit Date by the Borrower Entities in favor of the Collateral Agent for the benefit of the Secured Parties, in substantially the form of Exhibit E hereto.

"Preliminary Documentation Package" means, for each Collateral Obligation, (a) the original executed note (if any) or a faxed copy thereof along with a certificate from the closing attorney certifying possession of the required Underlying Instruments (for Collateral Obligations) closed in escrow; (b) in the case of Collateral Obligations acquired by assignment, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the relevant Borrower Entity; (c) in the case of Collateral Obligations Originated by the relevant Borrower Entity, a copy of the principal Underlying Instruments governing such Collateral Obligation; (d) the applicable Escrowed Assignment Agreement Documents; and (e) any applicable Administrative Agent Cooperation Agreements.

"Pricing Source" means, for any Proposed Collateral Obligation, a market maker in the relevant market, LoanX, LPC or other pricing sources reasonably acceptable to the Requisite Lenders.

"Prime Rate" means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Principal Balance" means as of any date of determination, with respect to (a) any Collateral Obligation, the outstanding principal amount (excluding any deferred or capitalized interest thereon) of such Collateral Obligation on such date; and (b) any Eligible Investment or Cash, the Balance of such Eligible Investment or Cash.

"Principal Collection Account" means the trust account maintained pursuant to Section 6.2(b).

"Principal Office" means, for each Agent, such Person's office as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower Entities, the Administrative Agent, the Collateral Agent and each Lender.

"Principal Payments" means, with respect to any Payment Date, an amount equal to the sum of any cash payments of principal (including optional or mandatory redemptions or prepayments) received on the Pledged Obligations during the related Due Period, including payments of principal received in respect of exchange offers and tender offers and recoveries on Defaulted Obligations up to the outstanding principal amount thereof, but not including Sale Proceeds.

"Principal Priority of Payments" is defined in Section 7(b).

"Principal Proceeds" means, with respect to any Payment Date, without duplication:

(a)          all Principal Payments received during the related Due Period on the Pledged Obligations;

(b)          any amounts, distributions or proceeds (including resulting from any sale) received in cash on any Defaulted Obligations (other than proceeds that constitute Interest Proceeds under subclause (b) or (e) of the definition thereof) during the related Due Period to the extent the outstanding principal amount thereof then at the time such obligation became a Defaulted Obligation has not been received by a Borrower Entity after giving effect to the receipt of such amounts, distributions or proceeds, as the case may be;

(c)          all premiums (including prepayment premiums) received during the related Due Period on the Collateral Obligations;

(d)         (A) all amounts transferred to the Principal Collection Account from the Expense Reserve Account during the related Due Period and (B) any Principal Proceeds and unused proceeds designated for application as Principal Proceeds as expressly provided for herein;

(e)          Sale Proceeds received during the related Due Period;

(f)          any accrued interest purchased after the Closing Date with Principal Proceeds that is received after the First Payment Date;

(g)         all other payments received during the related Due Period on the Collateral not included in Interest Proceeds;

(h)         all Designated Principal Proceeds; and

(i)           all amounts received by the Borrower Entities under Hedge Agreements, to the extent deemed to be "Principal Proceeds" as provided in Section 5.16.

"Priority of Payments" is defined in Section 7.

"Private Asset" means a Collateral Obligation designated as such pursuant to Section 8.2(a).

"Proceeding" means any suit in equity, action at law or other judicial or administrative proceeding.

"Proceeds" means (a) any property (including but not limited to Cash and securities) received as a Distribution on the Collateral or any portion thereof, (b) any property (including but not limited to Cash and securities) received in connection with the sale, liquidation, exchange or other disposition of the Collateral or any portion thereof and (c) all proceeds (as such term is defined in the UCC) of the Collateral or any portion thereof.

"Process Agent" is defined in Section 11.15.

"Proposed Collateral Obligation" means a Collateral Obligation that the Investment Manager has proposed to be Acquired by a Borrower Entity that:

(a)       satisfies the Reinvestment Criteria at the time of such proposal (other than obtaining the consent of the holders of the Administrative Agent); and

(b)       has credit, subordination, collateralization and repayment characteristics that are substantially consistent with the overall credit, subordination, collateralization and repayment characteristics of the Underlying Portfolio.

"Pro Rata Share" means, with respect to all payments, computations and other matters relating to the Loans of any Lender at any time, the percentage obtained by dividing (a) the outstanding principal amount of the Loans plus the aggregate unused Commitments of that Lender at such time by (b) the aggregate outstanding principal amount of the Loans plus the aggregate unused Commitments of all Lenders at such time.

"Recipient" means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower Entities hereunder.

"Register" is defined in Section 2.4(b).

"Registered" means a debt obligation that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury regulations promulgated thereunder.

"Regulation A", "Regulation D", "Regulation T", "Regulation U" and "Regulation X" mean Regulations A, D, T, U and X, respectively, of the Board of Governors and all official rulings and interpretations thereunder or thereof.

"Reinvestment Criteria" means (a) the criteria set forth in the definitions of "Collateral Obligation" and "Collateral Obligation Criteria" and (b) the terms and conditions set forth in Sections 8.2 and 8.4.

"Reinvestment Income" means any interest or other earnings on unused proceeds deposited in the Principal Collection Account.

"Replacement Lender" is defined in Section 2.18.

"Required Hedge Collateral" is defined in Section 6.2(c)(2).

"Required Principal Amortization Amount" means, for any Payment Date during the Amortization Period, the Aggregate Realization Application Amount for all Dispositions and realizations of Principal Proceeds on Collateral Obligations that occurred during the related Due Period; provided that the Required Principal Amortization Amount for the final Payment Date shall be equal to the aggregate principal amount of the Loans then outstanding.

"Requisite Lenders" means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Loans outstanding at such time and (b) the aggregate unused Commitments at such time (but, to the extent there is more than one Lender at such time, "Requisite Lenders" will not include any Defaulting Lender).

"Reserved Expenses" is defined in Section 6.3(b).

"Restructuring" means, with respect to a Collateral Obligation, a "Restructuring" (as defined in Section 4.7 of the Credit Definitions) has occurred in respect of the Collateral Obligation except that, for such purposes, Section 4.7(a)(iv) of the Credit Definitions shall be amended to include the following at the end thereof: "; or a release of liens or other credit support for the Obligation; or any other change that materially reduces the level of subordination enhancing the Obligation". For purposes of this Agreement, the "Multiple Holder Obligation" provisions of the Credit Definitions will not be applicable in determining whether any such Restructuring occurs.

"Sale and Contribution Agreement" means the Borrower Sale and Contribution Agreement.

"Sale Proceeds" means all amounts representing:

(a)          proceeds from the sale or other disposition of any Collateral Obligation or any other property received by a Borrower Entity;

(b)         at the Investment Manager's sole discretion (with notice to the Collateral Agent, the Administrative Agent and the Collateral Administrator Parties), any accrued interest received in connection with any Eligible Investment purchased with any proceeds described in subclause (a) above; and

(c)          any proceeds of the foregoing, including from the sale of Eligible Investments purchased with any proceeds described in subclause (a) above (including any accrued interest thereon, but only to the extent so provided in subclause (b) above).

In the case of each of subclauses (a) through (c), Sale Proceeds (1) shall only include proceeds received on or prior to the last day of the relevant Due Period (or with respect to the final Payment Date, the day immediately preceding the final Payment Date) and (2) shall be net of any reasonable fees, expenses or indemnities incurred by the Investment Manager, the Administrative Agent, the Collateral Administrator Parties, the Bank Parties, the Collateral Agent in connection with such sale or other disposition.

"Sanctions" and "Sanctions Laws" are defined in Section 4.18.

"Scheduled Maturity Date" means October 5, 2022 (as such date may be extended pursuant to Section 2.1(f)).

"Scheduled Maturity Date Extension Request" is defined in Section 2.1(f).

"Schedule of Collateral Obligations" means the schedule of Collateral Obligations, which shall list each Collateral Obligation Acquired by the Borrower Entities, delivered pursuant to Section 3 on the Initial Credit Date, or any other schedule substantially in the same form, and supplemented, in either case, by additional information regarding Collateral Obligations Acquired by the Borrower Entities, in each case as amended from time to time to reflect the release of Collateral Obligations and the inclusion of Collateral Obligations pursuant to the terms and conditions hereof.

"Screen Page" means the LIBOR01 page of the Thompson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) (or on the appropriate page of such other information service which publishes that rate from time to time in place of Thompson Reuters).

If any such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Investment Manager.

"Secured Parties" means the Agents and the Lenders and each other Person (if any) identified as a "Secured Party" in any of the Collateral Documents.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"securities" is defined in the UCC.

"Securities Account Control Agreement" means the Amended and Restated Securities Account Control Agreement dated on or around the Effective Date between the Borrower Entities and the Bank, as Collateral Agent, the Bank, as Securities Intermediary, and the Administrative Agent.

"Securities Intermediary" is defined in Section 8-102(a)(14) of the UCC.

"Security Entitlement" is defined in Section 8-102(a)(17) of the UCC.

"Seller" means, under the Borrower Sale and Contribution Agreement, the Fund.

"Selling Institution" means an institution from which a Participation would be Acquired.

"Senior Net Leverage Ratio" means, with respect to a First Lien Obligation, as of the date such Collateral Obligation is Acquired by a Borrower Entity, (x) the "Senior Net Leverage Ratio" or comparable term set forth in the Underlying Instruments for such First Lien Obligation or (y) if the Underlying Instruments for such First Lien Obligation do not define (or otherwise provide a means of calculating) the "Senior Net Leverage Ratio" or comparable term, then the ratio obtained by dividing (1) the funded first lien senior secured indebtedness which is senior to, or pari passu with, such obligation (less cash and cash equivalents) over (2) the EBITDA of the related obligors on such First Lien Obligation as calculated by the Investment Manager using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the related obligors pursuant to the related Underlying Instruments for such Collateral Obligation.

"Senior Unitranche Obligation" means a unitranche obligation for which the first-in-first out portion (or any analogous arrangement among lenders that creates a contractual subordination) comprises an amount less than or equal to 25% of the aggregate principal amount of such obligation as of its issue date (or at any time thereafter). For the avoidance of doubt, a Unitranche With Subordinating First-in-First-Out Obligation shall not be a Senior Unitranche Obligation.

"Solvent" means, with respect to any Credit Party, that as of the date of determination, (a) the sum of such Credit Party's debt (including contingent liabilities) does not exceed the value (both at fair value and present fair saleable value) of such Credit Party's present assets; (b) such Credit Party's capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; (c) such Credit Party is able to pay its debts as such debts mature; and such Person is "solvent" within the meaning given that term and similar terms under the Bankruptcy Code and other Debtor Relief Laws. For purposes of this definition, the amount of any contingent or unliquidated debt at any time, such debt shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

"S&P" means Standard & Poor's Financial Services LLC.

"Specified Change" means any Amendment with respect to a Collateral Obligation that has the effect of:

(a)          deferring the payment of cash interest;

(b)         delaying or extending the stated maturity of such Collateral Obligation by more than 24 months; or delaying or extending the date of any scheduled principal payment that (A) reduces such scheduled distribution by more than the greater of (x) 20% and (y) $250,000; (B) postpones such scheduled distribution by more than two payment periods or eliminates such scheduled distribution; or (C) causes the weighted average life of such Collateral Obligation to increase by more than 10% (each as determined by the Administrative Agent);

(c)          increasing or reducing the interest rate by more than 1.0% (excluding any increase in an interest rate arising by operation of a default or penalty interest clause under a Collateral Obligation and any reduction or increase pursuant to a contractual pricing grid set forth in the related Underlying Instruments as in effect on the date on which such Collateral Obligation was Acquired by a Borrower Entity);

(d)          releasing collateral or any guarantor or other obligor thereon, other than as may be expressly permitted in the Underlying Instruments (as set forth therein at the time the Borrower Entities first Acquired such Collateral Obligation);

(e)          changing any financial covenant; changing any defined term used in the calculation of any financial covenant; or changing any other defined term that is materially adverse to the rights and remedies of the Lenders (as determined by the Administrative Agent in its sole and absolute discretion);

(f)           reducing or forgiving any principal thereof;

(g)         subordinating the payment obligations of an obligor on such Collateral Obligation to any other indebtedness, or subordinating the liens on a material portion of the collateral securing such Collateral Obligation, or making any other change (including through a change in the capital structure of the obligors on such Collateral Obligation or the transfer of assets from an obligor on such Collateral Obligation) that has the effect of structurally subordinating such Collateral Obligation to other indebtedness or liabilities, in each case other than as expressly permitted in the related Underlying Instruments (as set forth therein at the time the Borrower Entities first Acquired such Collateral Obligation);

(h)         altering the pro rata allocation, sharing of distributions or waterfall of payment required by the Underlying Instruments of a Collateral Obligation as between the term lenders and any revolving lenders with respect thereto;

(i)           changing any of the provisions of an Underlying Instrument specifying the number or percentage of lenders required to effect any of the foregoing; or

(j)           otherwise having a material adverse impact on the value of such Collateral Obligation as determined in good faith by the Administrative Agent.

"Specified Credit Party" means a Credit Party other than the Limited Guarantor.

"Specified Currency" means (1) each of AUD, EUR, GBP and USD and (2) such other currencies offered by the Accounts Securities Intermediary as the Borrower and the Administrative Agent may agree in writing with written notice to the Collateral Agent and the Account Securities Intermediary. The "Specified Currency" applicable to any obligation, payment or Collateral Obligation means:

(a)          in respect of any obligation or payment to be made hereunder or under any of the other Transaction Documents or in connection herewith or therewith, the currency in which such obligation or payment is denominated as may be approved by the Collateral Agent; and

(b)         in respect of any Collateral Obligation, the currency (if any) in which such Collateral Obligation is denominated and payable as may be approved by the Collateral Agent.

"Specified Information" is defined in Section 5.14.

"Specified Payment Amounts" means, with respect to any Payment Date, all Extraordinary Expense Amounts that the Investment Manager has designated in writing to the Collateral Agent and the Administrative Agent, prior to the related Determination Date, as the "Specified Payment Amounts" (if any) for such Payment Date.

"Specified Payment Waterfall Provisions" means subclause (15) of the Interest Priority of Payments and subclause (12) of the Principal Priority of Payments.

"Specified Person" is defined in Section 10.7(b).

"Sponsor" means Bain Capital Specialty Finance, Inc.

"Sponsor Administrative Agent" means the Borrower or any of its affiliates, including the Sponsor or any of their respective affiliates, in each case that has any right (however designated) to consent to, approve, reject, register or otherwise impose conditions on the assignment or other transfer of any Collateral Obligation or other asset included in the Collateral, whether as administrative agent, servicer, registrar, principal or in any other capacity (in each case other than as the registered owner of such Collateral Obligation, in its capacity as such owner); provided that in each case that the Sponsor has control, directly or indirectly, over such entity.

"Sponsor Affiliate" means each Credit Party and each other Affiliate of the Sponsor.

"Spread" means, for each day:

(a)          prior to March 22, 2020, 2.50% per annum;

(b)         on and after March 22, 2020 but prior to the Effective Date, 3.25% per annum; and

(c)          on and after the Effective Date, 3.00% per annum.

"Stated Maturity" means, with respect to any security or debt obligation, the date specified in such security or debt obligation as the fixed date on which the final payment of principal of such security or debt obligation is due and payable or, if such date is not a Business Day, the next following Business Day.

"Structured Finance Obligation" means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

"Subordinate Interests" means the rights of the Borrower Entities and the Equity Holder in and to the Collateral.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

"Successor Investment Manager" means a replacement Investment Manager appointed in the manner and to the extent provided in the Investment Management Agreement.

"Successor Management Fees" means any management fees payable to a successor Investment Manager as agreed between the Borrower Entities, the Administrative Agent and any such successor Investment Manager.

"Syndication Agent" is defined in the preamble.

"Synthetic Security" means a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

"Tangible Net Worth Certificate" means a certificate duly executed by the Borrower and the Sponsor in the form of Exhibit F.

"Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority.

"Tax Jurisdiction" means the Bahamas, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Curaçao or Ireland.

"Terminated Lender" is defined in Section 2.18.

"Total Commitment Amount" means, with respect to any Future Funding Collateral Obligation in any Specified Currency at any time, the sum of each relevant Borrower Entity's maximum funding commitment thereunder in such Specified Currency (funded and unfunded).

"Total Facility Amount" means, at any date, (a) $425,000,000 plus (b) the aggregate amount of New Commitments that have become effective after the Effective Date but on or prior to such date.

"Total Indebtedness" means, in respect of any Collateral Obligation, the aggregate principal amount of all of the borrowing facilities available to the obligor under the terms of the relevant Underlying Instruments, all as determined by the Administrative Agent. For purposes of determining the Total Indebtedness available in respect of any Collateral Obligation: (1) for Collateral Obligations that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the obligor under the facilities evidenced by the relevant Underlying Instruments shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan "A" tranches, term loan "B" tranches and similar loan tranches issued under a single credit agreement shall be aggregated); (2) the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Obligation shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Obligation shall be aggregated with the principal amount of such Collateral Obligation (regardless of whether such facilities are "tax fungible" with such Collateral Obligation); provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority and, with respect to appropriate price adjustments, buyers are typically indifferent between such facilities.

"Transaction Accounts" means (a) the Interest Collection Account, the Payment Account, the Collateral Account, the Principal Collection Account, the Expense Reserve Account, the Margin Account and the Future Funding Reserve Account; and (b) with respect to each Borrower Entity other than the Borrower, such other accounts in the name of such Borrower Entity, in each case subject to the lien of the Collateral Agent and subject to the Securities Account Control Agreement in favor of the Collateral Agent, as may be necessary or advisable for the operations of such Borrower Entity, in each case subject to the consent of the Administrative Agent in its sole and absolute discretion.

"Transaction Data Room" means a password-protected electronic data room established by the Borrower Entities or the Investment Manager on its behalf, access to which shall be available and provided at all times to the Collateral Agent, on behalf of the Secured Parties, and the Administrative Agent.

"Transaction Document" means any of this Agreement, the Notes (if any), the Fee Letters, the Collateral Administration Agreement, the Sale and Contribution Agreement and Transfer Supplements, the Administrative Agent Cooperation Agreements, the Limited Guaranty, the Indemnification Agreement, the Collateral Documents, the Investment Management Agreement, the Hedge Agreements and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the Closing Date.

"Transfer Date" means each Conveyance Date under the Sale and Contribution Agreements.

"Transfer Supplement" means the supplement to the Schedule of Collateral Obligations, as defined in accordance with the Sale and Contribution Agreements, delivered on each Transfer Date.

"Trust Officer" means, when used with respect to the Collateral Agent, any officer within the Global Corporate Trust Services Division (or any successor group of the Collateral Agent) including any director, managing director, vice president, assistant vice president, associate or officer of the Collateral Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred at the Corporate Trust Office because of his or her knowledge of and familiarity with the particular subject, in each case having direct responsibility for the administration of this Agreement.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

"Underlying Instruments" means, with respect to any Collateral Obligation, (a) the indenture, credit agreement or other agreement pursuant to which such Collateral Obligation has been issued or created, (b) each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries and (c) all related closing documents.

"Underlying Portfolio" means the portfolio of Collateral Obligations (including Unsettled Sale Assets) or Unsettled Purchase Assets, as applicable, owned by the Borrower Entities or Committed to be owned by the Borrower Entities from time to time.

"Unitranche With Subordinating First-in-First-Out Obligation" means a unitranche obligation for which the first-in-first out portion (or any analogous arrangement among lenders that creates a contractual subordination) comprises more than 25% of the aggregate principal amount of such obligation as of its issue date (or at any time thereafter). For the avoidance of doubt, a Senior Unitranche Obligation shall not be a Unitranche With Subordinating First-in-First-Out Obligation.

"Unsecured Collateral Obligation" means a Collateral Obligation that is unsecured.

"Unsettled Purchase Asset" means, as of any date, an asset that a Borrower Entity has Committed to Acquire and in respect of which the Acquisition by such Borrower Entity has not yet settled.

"Unsettled Sale Asset" means, as of any date, a Collateral Obligation that a Borrower Entity has Committed to sell and in respect of which the sale by such Borrower Entity has not yet settled.

"Upfront Fee" is defined in Section 2.7(b).

"U.S. Lender" is defined in Section 2.15(c).

"U.S. Person" is defined in Regulation S under the Securities Act.

"U.S. Tax Compliance Certificate" is defined in Section 2.15(c).

"Valuation Report" is defined in Section 6.5(c).

"Warranty Transferred Assets" is defined in Section 6.1 of the Borrower Sale and Contribution Agreement.

1.2.         Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower Entities to Lenders pursuant to Schedule A shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.3.         Interpretation, Etc.

(a)       Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(b)       References to any statute or code shall, unless otherwise specified, be deemed to refer to such statute or code and all rules and regulations promulgated thereunder, all as amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time.

(c)       References to:

(1)       any agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, modified, supplemented, waived, restated, amended and restated, replaced or otherwise modified from time to time;

(2)       any Person shall, unless otherwise specified, include references to such Person's successors and assigns; and

(3)       any Person acting in any particular capacity shall, unless otherwise specified, include references to such Person's successors and assigns in such capacity,

provided that the foregoing is without prejudice to the rights or remedies available to a party herein or in any of the other Transaction Documents that restricts, limits or imposes conditions upon, or provides consequences for, any amendments, successions or assignments.

1.4.         Assumptions as to Collateral Obligations, Etc.

(a)       In connection with all calculations required to be made pursuant to this Agreement with respect to Distributions on any Pledged Obligations, or any payments on any other assets included in the Collateral, and with respect to the income that can be earned on Distributions on such Pledged Obligations and on any other amounts that may be received for deposit in the Transaction Accounts, the provisions set forth in this Section 1.4 shall be applied.

(b)       All calculations with respect to Distributions on the Pledged Obligations shall be made by the Investment Manager on the basis of information as to the terms of each such Pledged Obligation and upon report of payments, if any, received on such Pledged Obligation that are furnished by or on behalf of the issuer of or borrower with respect to such Pledged Obligation and, to the extent they are not manifestly in error, such information or report may be conclusively relied upon in making such calculations. To the extent they are not manifestly in error, any information or report received by the Investment Manager (other than those prepared by the Investment Manager), the Collateral Administrator Parties, the Collateral Agent or the Administrative Agent with respect to the Collateral Obligations may be conclusively relied upon in making such calculations.

(c)       For each Due Period, the Distribution on any Pledged Obligation (other than a Defaulted Obligation, which shall be, until any Distribution is actually received by a Borrower Entity from such Defaulted Obligation, assumed to have a Distribution of zero) shall be the minimum amount, including coupon payments, accrued interest, scheduled Principal Payments, if any, by way of sinking fund payments which are assumed to be on a pro rata basis or other scheduled amortization of principal, return of principal, and redemption premium, if any, assuming that any index applicable to any payments on a Pledged Obligation that is subject to change is not changed, that, if paid as scheduled, will be available in the Interest Collection Account or the Principal Collection Account, at the end of the Due Period net of withholding or similar taxes to be withheld from such payments (but taking into account payments made in respect of such taxes that result in the net amount actually received by a Borrower Entity (free and clear of taxes, whether assessed against such obligor thereof, the counterparty with respect thereto, or such Borrower Entity) being equal to the full amount that such Borrower Entity would have received had no such deduction or withholding been required).

(d)       All calculations under this Agreement shall be in U.S. Dollars unless otherwise specified. For purposes of this Agreement, unless otherwise specified, calculations with respect to all amounts or assets received, held or required to be paid in a currency other than U.S. Dollars shall be made on the basis of the Dollar Equivalent thereof.

(e)       No Agent warrants, nor accepts responsibility, nor shall have any liability with respect to, in each case in the absence of its gross negligence, bad faith or willful misconduct of its duties hereunder, the administration, submission or any other matter related to (1) the Floating Rates, the Base Rates, the Prime Rate or, in each case, any comparable or successor rate thereto or (2) the Screen Pages or any successors or replacements thereto, it being understood that the Administrative Agent shall determine the interest rates applicable hereunder as expressly provided herein, in each case in the absence of its bad faith, gross negligence or willful misconduct of its duties hereunder.

(f)       To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Administrator Parties shall be entitled to request direction from the Investment Manager (which shall be subject to confirmation by the Administrative Agent) as to the interpretation and/or methodology to be used, and the Collateral Administrator Parties shall follow such direction, and together with the Collateral Agent, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(g)       Any direction or Borrower Order required hereunder relating to the Acquisition, sale, disposition or other transfer of Collateral may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrower Entities (or the Investment Manager) on which the Collateral Agent may rely.

(h)       For purposes of (1) the Schedule of Collateral Obligations or a list of Collateral Obligations prepared in accordance with this Agreement, (2) the Daily Reports, (3) the Valuation Reports, (4) the Monthly Reports, (5) the Additional Reports prepared in accordance with this Agreement and (6) preparing any other reports hereunder, Collateral Obligations Committed to be Acquired by a Borrower Entity shall be treated as owned or Acquired by such Borrower Entity (with the Collateral Agent deemed to have a perfected security interest or charge in such Collateral Obligation) and Collateral Obligations Committed to be sold by a Borrower Entity shall be treated as having been sold by such Borrower Entity and shall not be treated as owned by such Borrower Entity.

(i)       Unless otherwise stated herein or in the other Transaction Documents or the context otherwise requires, all determinations and calculations of the Borrowing Base (and any component thereof), as of each date of determination thereof shall be made by the Calculation Agent in its sole and absolute discretion, subject to the Borrower's Dispute rights as set forth in the Margining Agreement.

1.5.         Future Funding Collateral Obligations.

Notwithstanding anything herein to the contrary, each Acquisition and holding by the Borrower Entities of Future Funding Collateral Obligations otherwise permitted hereunder shall be subject to the following terms and conditions:

(a)       The Advance Rate for each Future Funding Collateral Obligation shall be 50% (and no Future Funding Collateral Obligation shall be a second lien Collateral Obligation or a Junior Secured Collateral Obligation).

(b)       At the time a Borrower Entity Acquires a Future Funding Collateral Obligation:

(1)       cash shall be on deposit in the Future Funding Reserve Account in the relevant Specified Currency in an amount equal to the Aggregate Equity Exposure Amount at such time (determined on a pro forma basis after giving effect to such Acquisition);

(2)       after giving effect to such Acquisition, the remaining amount of Loans available to be borrowed under this Agreement shall not be less than the Dollar Equivalent of the Aggregate Excess Exposure Amounts of all such Future Funding Collateral Obligations (including all Future Funding Collateral Obligations that the Borrower Entities have Committed to Acquire but which Acquisitions have not yet settled) at such time;

(3)       such Acquisition shall otherwise comply with all of the terms and conditions set forth in this Agreement and the other Transaction Documents; and

(4)       after giving effect to such Acquisition, clause (g) of the Collateral Portfolio Requirements will be satisfied (or, if any such requirement was not satisfied immediately prior to such Acquisition, no additional Excess Concentration Amounts with respect to any Future Funding Collateral Obligations will arise after giving effect to the Acquisition).

(c)       On the last day of the Availability Period, the Borrower shall cause to be on deposit in the Future Funding Reserve Account an amount equal to the Aggregate Exposure Amount at such time (in the relevant Specified Currencies).

(d)       If at any time the Borrower makes a borrowing of Loans or makes a withdrawal from the Future Funding Reserve Account and in each case the proceeds thereof will be used to fund Exposure Amounts under a Future Funding Collateral Obligation, the Borrower shall, as a condition to such borrowing or such withdrawal, deliver to the Administrative Agent and the Collateral Agent a duly executed funding notice delivered by or on behalf of the obligors on such Future Funding Collateral Obligation.

SECTION 2. LOANS AND COMMITMENTS

2.1.         Loans and Commitments.

(a)       Loans.

(1)       During the Phase I Funding Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans to the Borrower in an aggregate amount up to but not exceeding such Lender's Commitment as then in effect; provided that, after giving effect to the making of any such Loan, the aggregate outstanding principal amount of the Loans does not exceed the lesser of (x) the Maximum Facility Amount at such time and (y) the Borrowing Base at such time. Amounts borrowed pursuant to this Section 2.1(a)(1) may be repaid and reborrowed during the Phase I Funding Period.

(2)       During the Phase II Funding Period, subject to the terms and conditions hereof, each Lender severally agrees to make loans on a delayed draw basis to the Borrower in an aggregate amount up to but not exceeding such Lender's Commitment as then in effect; provided that, after giving effect to the making of any such Loan, the aggregate outstanding principal amount of the Loans does not exceed the lesser of (x) the Maximum Facility Amount at such time and (y) the Borrowing Base at such time. Amounts borrowed pursuant to this Section 2.1(a)(2), once repaid, may not be reborrowed.

(3)       Each loan made under clauses (1) and (2) above is referred to herein as a "Loan". Unless otherwise consented to by the Administrative Agent, Loans shall not occur more frequently than five times per calendar month. All Existing Loans shall remain outstanding as of the Effective Date and shall be Loans for all purposes of this Agreement and the other Transaction Documents.

(4)       Notwithstanding the other provisions of this Section 2.1, no Loan may be borrowed hereunder (unless the proceeds thereof will be used exclusively to fund Exposure Amounts under a Future Funding Collateral Obligation) unless, after giving effect to such borrowing, the remaining amount of Loans available to be borrowed under this Agreement shall not be less than the Dollar Equivalent of the Aggregate Excess Exposure Amounts of all such Future Funding Collateral Obligations (including all Future Funding Collateral Obligations that the Borrower Entities have Committed to Acquire but which Acquisitions have not yet settled) at such time.

(b)       Borrowing Mechanics for Loans.

(1)       Loans shall be in an aggregate minimum amount equal to the Applicable Minimum Amount and integral multiples equal to the Applicable Integral Multiple in excess of that amount (or such lesser amount as shall constitute the entire Commitment then available).

(2)       Subject to Section 2.1(c), whenever the Borrower desires that Lenders make Credit Extensions, the Borrower shall deliver to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date or in each case such period shorter as may be agreed by the Requisite Lenders and the Administrative Agent.

(3)      For each Credit Extension, the Administrative Agent shall notify the Borrower, the Collateral Agent, the Collateral Administrator and each Lender of the principal amount of the Loans to be made, along with each Lender's respective Pro Rata Shares thereof (which Pro Rata Shares shall be equal to the Loan amount that each Lender will be obligated to fund to the Borrower on the related Credit Date). Such notice shall be provided by the Administrative Agent with reasonable promptness, but not later than 10:00 a.m. (New York City time) on such Credit Date.

(4)      For each Credit Extension, each Lender shall make the amount of its Loans available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the related Credit Date by wire transfer of same day funds in USD at the principal office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on such Credit Date by causing an amount of same day funds (in the same currency received from the Lenders) to be deposited in the Principal Collection Account for application of such proceeds in accordance with Section 2.3 or as otherwise agreed between the Administrative Agent and the Borrower.

(5)      If a funding does not occur on any Credit Date because any condition precedent to such requested borrowing herein specified has not been met or not all Lenders have made their respective Loans on such date, then the Administrative Agent shall return any amounts received to the respective Lenders without interest.

(c)       Notices. Each Funding Notice shall be executed by an Authorized Officer of the Borrower in a writing delivered to the Administrative Agent. In lieu of delivering a Funding Notice, the Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided that each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given; provided that a Funding Notice for all Loans made on the Initial Credit Date may, in the Administrative Agent's sole and absolute discretion, be deemed to have been provided by other documentation satisfactory to the Administrative Agent. In the event of a discrepancy between the telephone notice and the written Funding Notice, the written Funding Notice shall govern. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

(d)       Commitment Increases.

(1)       The Borrower may, by written notice to the Administrative Agent given during the Phase I Funding Period, from time to time request an increase to the existing Commitments (any such increase, "New Commitments") by an amount not in excess of $250,000,000 in the aggregate and not less than U.S.$50,000,000 in the case of each such increase (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between U.S.$250,000,000 and all such New Commitments obtained prior to such date), and integral multiples of U.S.$1,000,000 in excess of that amount. Each such notice shall specify the date (each, an "Increased Amount Date") on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent or such shorter period of time as consented to by the Administrative Agent. Each such New Commitment shall be subject to consent of the Administrative Agent and the Lenders in their sole and absolute discretion.

(2)       Such New Commitments shall become effective as of such Increased Amount Date, provided that (A) the Administrative Agent and the Lenders shall have consented to such New Commitments in their sole and absolute discretion; (B) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (C) each of the conditions set forth in Section 3.2 shall be satisfied as if such Increased Amount Date were a Credit Date; (D) the Borrower shall make any payments required pursuant to Section 2.7 and the Fee Letters in connection with such New Commitments; and (E) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(3)       On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (A) each New Commitment shall be deemed for all purposes a "Commitment" and each Loan made thereunder (a "New Loan") shall be deemed, for all purposes, a "Loan". The terms and provisions of the New Commitments shall be identical to the terms and conditions of the Commitments, and the terms and conditions of the New Loans shall be identical to the terms and conditions of the Loans.

(e)       Extension of Funding Period, Etc. At any time, so long as no Event of Default has occurred and is continuing, upon not less than 10 Business Days' written notice to the Administrative Agent (a "Extension Request"), the Borrower may request that the Lenders extend the Phase I Funding Period, the Phase II Funding Period, the Availability Period and the Amortization Period, each to a date no later than one year after the last day of such period as in effect on the Closing Date. Upon receipt of any such Extension Request, the Administrative Agent will promptly notify the Lenders thereof. If and only if each Lender agrees to the extension requested by the Borrower in such Extension Request (which each Lender may grant or withhold in its sole and absolute discretion), the applicable periods shall be so extended.

(f)       Extension of Scheduled Maturity Date. At any time, so long as no Event of Default has occurred and is continuing, upon not less than 10 Business Days' written notice to the Administrative Agent (a "Scheduled Maturity Date Extension Request"), the Borrower may request that the Lenders extend the Scheduled Maturity Date as the in effect to no later than October 5, 2023. Upon receipt of any such Scheduled Maturity Date Extension Request, the Administrative Agent will promptly notify the Lenders thereof. If and only if each Lender agrees to the extension requested by the Borrower in such Scheduled Maturity Date Extension Request (which each Lender may grant or withhold in its sole and absolute discretion), the Scheduled Maturity Date shall be so extended.

2.2.         Pro Rata Shares; Availability of Funds

(a)       Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan requested hereunder.

(b)       Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender's Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If the Administrative Agent has made such corresponding amount available to the Borrower but such corresponding amount is not in fact made available to the Administrative Agent by such Lender, then the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall on or prior to the next Payment Date pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the interest rate otherwise payable hereunder. If (1) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (2) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (3) such Lender's failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the applicable Credit Date, then such Lender shall not receive interest hereunder with respect to the requested amount of such Lender's Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower's receipt of the requested amount and the Borrower shall have no obligation to pay interest on any amounts not so advanced. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3.         Use of Proceeds.

The proceeds of the Loans made hereunder shall be used solely:

(a)       to Acquire Collateral Obligations (and, pending such Acquisitions, to deposit funds into the Principal Collection Account) and to fund Exposure Amounts under a Future Funding Collateral Obligation;

(b)       to fund the Borrower's payment of the costs and expenses payable hereunder and under the Fee Letters (including the Upfront Fees payable on the Initial Credit Date);

(c)       on the Initial Credit Date, to deposit an amount equal to the Expense Reserve Amount into the Expense Reserve Account;

(d)       to make deposits in one or more of the Transaction Accounts as separately agreed by the Borrower and the Administrative Agent (notice of which shall be provided to the Collateral Agent); and

(e)       to make Equity Distributions to the Equity Holder or to make deferred purchase price payments to the Seller in respect of Collateral Obligations previously contributed by the Seller to the Borrower, provided in each case that:

(1)       the Borrower and the Administrative Agent have mutually determined, in their respective commercially reasonable judgment, that the Equity Distribution Test is satisfied with respect to each such Equity Distribution or other payments; and

(2)       to the extent such Equity Distribution or payment would otherwise be made out of proceeds of Loans made hereunder, and at such time the Borrower Entity is Committed to Acquire one or more Collateral Obligations but such Collateral Obligations have not yet settled, then such Equity Distribution or payment shall be deferred until the settlement of such Collateral Obligations or such Equity Distribution or payment is otherwise agreed between the Borrower and the Administrative Agent.

2.4.         Evidence of Debt; Register; Lenders' Books and Records; Notes.

(a)       Lenders' Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts and currencies of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that (1) the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's Obligations in respect of any applicable Loans; and (2) in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

(b)       Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The Register shall be available for inspection by the Borrower or any Lender (with respect to (1) any entry relating to such Lender's Loans and (2) the identity of the other Lender's (but not any information with respect to such other Lenders' Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 11.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or the Borrower's Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower's non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute "Indemnitees".

(c)       Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Initial Credit Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Initial Credit Date (or, if such notice is delivered after the Initial Credit Date, promptly after the Borrower's receipt of such notice) a Note or Notes to evidence such Lender's Loans. If Notes are delivered to any Lender, the Borrower may establish commercially reasonable procedures for replacing lost or stolen Notes.

2.5.         Interest on Loans.

(a)       Interest Accruals. Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Floating Rate applicable such Interest Period for such Loan plus the Spread.

(b)       Interest Rate Determinations. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rates that shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period, and shall promptly give notice thereof to the Borrower, the Collateral Agent, the Collateral Administrator and each Lender.

(c)       Day-Count Fractions, Etc.

(1)       Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues, except that any interest accruing at a Base Rate shall be computed on the basis of a 365-day year. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

(2)       Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears on each Payment Date, upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and at maturity of the Loans, including final maturity of the Loans, in each case in accordance with the Priority of Payments or otherwise as expressly provided herein.

2.6.         Default Interest.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans then outstanding and, to the extent permitted by applicable law, any interest thereon, Commitment Fees, Minimum Spread Payment and Make-Whole Amounts owing hereunder, shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not in and of itself constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Secured Party.

2.7.         Fees; Etc.

(a)       Agent Fees. The Borrower has agreed to pay to the Agents such fees (the "Agent Fees"), in the amounts and on the dates, as are set forth in the Agent Fee Letters.

(b)       Upfront Fees. The Borrower shall pay to each Lender, on the Initial Credit Date, a fee (the "Upfront Fee") in the amount set forth in the GS Fee Letter as the "Upfront Fee". Such Upfront Fee will be in all respects fully earned, due and payable on the Initial Credit Date and non-refundable and non-creditable thereafter.

(c)       Commitment Fees. The Borrower agrees to pay to Lenders commitment fees (the "Commitment Fees") on the Daily Commitment Fee Calculation Amount as in effect from time to time for the period from and including the Closing Date to but excluding the last day of the Availability Period at a rate per annum equal to the Commitment Fee Rate as in effect from time to time. Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable in arrears pursuant to the Priority of Payments or as otherwise expressly stated herein. As used herein:

"Commitment Fee Rate" means:

(x)       on each day during the Phase I Funding Period, 0.30% per annum; and

(y)      on each day during the Phase II Funding Period, the Spread per annum.

"Daily Commitment Fee Calculation Amount" means, for each day, an amount equal to the aggregate undrawn amount of the Commitments on such day.

(d)       Minimum Spread Payments. On the date of each Voluntary Commitment Reduction, on the last day of the Phase I Funding Period and (if it occurs during the Phase I Funding Period) the Maturity Date (each such date, a "Minimum Spread Payment Date"), the Borrower shall pay to the Administrative Agent for the account of the Lenders a fee (each such fee, a "Minimum Spread Payment") in an amount equal to the excess (if any) of:

(1)       the product of:

(A)       the Spread as in effect from time to time during such period;

(B)       the Minimum Spread Calculation Percentage as in effect from time to time during such period

(C)       the Total Facility Amount as in effect at such time; and

(D)       the number of days elapsed between the Closing Date and such Minimum Spread Payment Date divided by 360; over

(2)       the sum of:

(A)       the aggregate amount of interest paid on the Loans (determined as if the Floating Rate were equal to zero) from the Closing Date to but excluding the related Minimum Spread Payment Date;

(B)       all Minimum Spread Payments theretofore paid hereunder; and

(C)       all Make-Whole Spread Amounts theretofore paid hereunder.

"Minimum Spread Calculation Percentage" means, for each day:

(a)       prior to the Effective Date, 75%; and

(b)       on and after the Effective Date, 80%.

Minimum Spread Payments shall not be subject to the Priority of Payments but instead shall be made solely out of (first) Interest Proceeds and (if Interest Proceeds are insufficient) Principal Proceeds then on deposit in the Collection Accounts, with any remaining unpaid amounts to be paid out of Interest Proceeds and Principal Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments.

(e)       Make-Whole Payments. On each date on which a Make-Whole Event occurs, the Borrower shall pay to the Lenders the related Make-Whole Amount. Make-Whole Amounts shall be payable pursuant to the Priority of Payments or as otherwise expressly stated herein.

2.8.         Prepayments; Commitment Reductions.

(a)       Voluntary Prepayments.

(1)       Any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part (each, a "Voluntary Prepayment"), in an aggregate minimum amount not less than the Applicable Minimum Amount and integral multiples in excess of that amount equal to the related Applicable Integral Multiple; provided that:

(x)       no Default or Event of Default has occurred and is continuing or would result therefrom; and

(y)       sufficient amounts are on deposit in the Principal Collection Account in USD to pay the principal of the Loans to be prepaid together with the other amounts that will be owing in connection therewith (including any related Minimum Spread Payments and Make-Whole Amount).

(2)       All such prepayments shall be made, upon not less than three Business Days prior written or telephonic notice in advance of the proposed Voluntary Prepayment date (or such shorter period of time as agreed to by the Administrative Agent and the Borrower), in each case given to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit a copy of such written notice to each Lender). Each notice of a Voluntary Prepayment shall specify the Loans to be prepaid, the principal amount to be prepaid and the related prepayment date (which shall be a Business Day). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is conditional in accordance with its terms or is revoked by the Business Day prior to the prepayment date specified therein.

(b)       Commitment Reductions.

(1)      On the last day of the Phase I Funding Period (and determined after giving effect to borrowings, if any, made on such date), the Commitments shall immediately and without further action be reduced (the "Phase II Commitment Reduction") to the lesser of:

(x)       125% of the aggregate principal amount of the Loans outstanding on the last day of the Phase I Funding Period; and

(y)       the Maximum Facility Amount as in effect at the end of the Phase I Funding Period.

(2)      Each Lender's Commitment shall terminate immediately and without further action on the last day of the Availability Period.

(3)      The Borrower may, upon not less than three Business Days' prior written notice to the Administrative Agent (which written notice the Administrative Agent will promptly transmit by electronic means to each applicable Lender), at any time and from time to time during the Availability Period, terminate in whole or permanently reduce in part the Commitments in an amount up to the amount by which the Commitments exceed the aggregate outstanding principal amount of the Loans at the time of such proposed termination or reduction (each, a "Voluntary Commitment Reduction"); provided that

(x)       any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount as agreed to by the Administrative Agent and the Borrower);

(y)       no Default or Event of Default has occurred and is continuing or would result therefrom; and

(z)       sufficient amounts are on deposit in the Principal Collection Account in USD to pay the other amounts that will be owing in connection therewith (including any related Minimum Spread Payments and Make-Whole Amount).

(4)      The Borrower's notice to the Administrative Agent under clause (3) above shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender proportionately to its pro rata share thereof.

(c)       Other Amounts. Each payment of principal of the Loans in connection with a Voluntary Prepayment shall be accompanied the related Make-Whole Amount, the amount of accrued interest on the portion of the Loans so prepaid and (if such payment is made other than on the last day of an interest period) any related breakage costs payable under Section 2.13(c). Each Voluntary Commitment Reduction shall be accompanied by payment of the related Minimum Spread Payment, the related Make-Whole Amount and the amount of Commitment Fees accrued on the portion of the Commitments so reduced.

(d)       Non-Waterfall Payments. Voluntary Prepayments and payment of amounts under clause (c) above shall not be subject to the Priority of Payments but instead shall be made solely out of Principal Proceeds or Interest Proceeds then on deposit in the Collection Account; provided that Interest Proceeds shall not be applied to make Voluntary Prepayments or pay amounts under clause (c) above unless, after giving effect to such payment, there shall be sufficient Interest Proceeds available in the Interest Collection Account to make all payments of interest in accordance with the Priority of Payments on the next Payment Date, with any remaining unpaid amounts to be paid out of Principal Proceeds and Interest Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments.

2.9.         Required Principal Payments.

(a)       Scheduled Amortization.

(1)      Principal of the Loans will be repayable on each Payment Date in accordance with the Priority of Payments (including, for each Payment Date during the Amortization Period, the related Required Principal Amortization Amounts).

(2)      Without limiting clause (1) above, during the Amortization Period, at the time of each Disposition of or other realization of Principal Proceeds on a Collateral Obligation, the Borrower shall repay principal of the Loans in an aggregate amount equal to the related Individual Realization Application Amount.

(3)      On the Maturity Date the Borrower shall repay the aggregate principal amount of the Loans that are then outstanding.

(b)       Clean-Up. Upon the occurrence of a Clean-Up Call Event, the Borrower shall pay all outstanding Administrative Expenses and prepay the Loans in full (a "Clean-Up Call Prepayment").

(c)       Non-Waterfall Payments. Payments of Individual Realization Application Amounts under clause (a)(2) above and the Clean-Up Call Prepayment under clause (b) above shall not be subject to the Priority of Payments but instead shall be made solely out of Principal Proceeds or Interest Proceeds then on deposit in the Collection Account; provided that Interest Proceeds shall not be applied to pay such amounts unless, after giving effect to such payment, there shall be sufficient Interest Proceeds available in the Interest Collection Account to make all payments of interest in accordance with the Priority of Payments on the next Payment Date, with any remaining unpaid amounts to be paid out of Principal Proceeds and Interest Proceeds thereafter received in the Transaction Accounts until paid in full, and all amounts that continue to be owing on and after the next Payment Date shall be payable under the Priority of Payments.

2.10.      [Reserved].

2.11.      General Provisions Regarding Payments.

(a)       All payments by the Borrower shall be made in USD, in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition not later than 12:00 p.m. (New York City time) on the date due therefor. For purposes of computing interest and fees, funds deposited after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)       Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder or of Commitment Fees hereunder.

(c)       Except as otherwise provided herein, all payments under this Agreement shall be made on the Payment Dates in accordance with the Priority of Payments.

(d)       If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 9 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the Enforcement Priority of Payments.

2.12.      Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a Voluntary Prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under analogous provisions of any other Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Transaction Documents (collectively, the "Aggregate Amounts Due" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.12 shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (2) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.13.      Making or Maintaining Floating Rate Loans.

(a)       Inability to Determine Applicable Interest Rate.

(1)       If the Administrative Agent or any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Loans, that by reason of circumstances affecting the relevant interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of "Floating Rate", the Administrative Agent shall on such date give notice to the Borrower and each Lender of such determination, whereupon (i) such Loans shall bear interest at the applicable Base Rate plus the Spread per annum until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice given by the Borrower with respect to such Loans shall be deemed to be rescinded by the Borrower or, at the election of the Borrower, a request that such Loans be made bearing interest based on the applicable Base Rate instead of such Floating Rate.

(2)       If at any time the Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto) that (i) the circumstances set forth in clause (a)(1) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(1) have not arisen but the supervisor for the administrator of the U.S. Dollar London interbank offered rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the U.S. Dollar London interbank offered rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to determine an alternate rate of interest to U.S. Dollar London interbank offered rate that is materially economically similar to U.S. Dollar London interbank offered rate and that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest ("Alternate Rate") and such other related changes to this Agreement as may be applicable. Until (x) an Alternate Rate shall be determined in accordance with this clause (2) or (y) if the Administrative Agent and the Borrower are unable to determine an alternate rate within six months of the determination pursuant to (a)(1) or a(2), as applicable, (i) such Loans shall bear interest at the applicable Base Rate plus the Spread per annum until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice given by the Borrower with respect to such Loans shall be deemed to be rescinded by the Borrower or, at the election of the Borrower, a request that such Loans be made bearing interest based on the applicable Base Rate instead of such Floating Rate.

(b)       Illegality or Impracticability of Floating Rate Loans. If on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised in writing by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the relevant interbank market or the position of the Lenders in that interbank market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an "Affected Lender" and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make additional Loans shall be suspended until such time as such circumstances cease to exist (at which time such notice shall be withdrawn by each Affected Lender); (B) to the extent such determination by the Affected Lender relates to a Loan then being requested by the Borrower pursuant to a Funding Notice, such Funding Notice shall be deemed to be rescinded by the Borrower (or, at the election of the Borrower, be deemed to be a request that such Loan be made bearing interest based on the applicable Base Rate); (C) the Lenders' (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender's) obligations to maintain their respective outstanding Loans that bear interest based on the applicable Floating Rate (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Loans that bear interest at the applicable Base Rate plus the Spread per annum on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Loan then being requested by the Borrower pursuant to a Funding Notice, the Borrower shall have the option, subject to the provisions of Section 2.13(c), to rescind such Funding Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)       Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits), which such Lender may sustain as a result of any of the following (each, a "Breakage Event"):

(1)       if for any reason (other than a default by such Lender) a borrowing of any Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing;

(2)       if any prepayment or other principal payment of any of the Loans on a date prior to the last day of an Interest Period applicable to that Loan; or

(3)       if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)       Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)       Assumptions Concerning Funding of Loans. Calculation of all amounts payable to a Lender under this Section 2.13 and under Section 2.14 shall be made as though such Lender had actually funded each of its relevant Loans through the purchase of a deposit in USD relating to such Loans bearing interest at the applicable Floating Rate in an amount equal to the amount of such Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.13 and under Section 2.14.

2.14.      Increased Costs; Capital Adequacy.

(a)       Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), if any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (1) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; (2) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Loans that are reflected in the determination of the Floating Rates) or any company controlling such Lender; or (3) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender's obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)       Capital Adequacy and Liquidity Adjustment. If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (1) any Change in Law regarding capital adequacy or liquidity or (2) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any Change in Law regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender's Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)       Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15.      Taxes; Withholding, Etc.

(a)       Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Transaction Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, unless such deduction or withholding is required by law.

(b)       Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent's reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Transaction Documents: (1) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (2) the Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (3) and, if such Tax is an Indemnified Tax, unless otherwise provided in this Section 2.15, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any such Taxes or Other Taxes imposed or asserted on or attributable to additional amounts payable under this Section 2.15), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (4) within thirty days after the due date of payment of any Tax which it is required by clause (2) above to pay, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by the relevant taxing authority evidencing such payment, a copy or the return reporting such payment or other evidence of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority reasonably satisfactory to the Administrative Agent.

(c)       Evidence of Exemption from U.S. Withholding Tax. Each Lender that is a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) (a "U.S. Lender") shall deliver to the Administrative Agent and the Borrower on or prior to the Initial Credit Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two copies of IRS Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) (a "Foreign Lender") shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty; (2) two executed copies of IRS Form W-8ECI; (3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) two executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or (4) to the extent a Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, two executed copies of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new copies of IRS Form W-9 (or any successor form) properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax or backup withholding tax with respect to payments to such Lender under the Transaction Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(d)       FATCA. Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e)       Payment of Other Taxes. Without limiting the provisions of Section 2.15(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)       Borrower Indemnity. The Borrower shall indemnify the Agents and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.15(b) arising in connection with payments made under this Agreement or any other Transaction Document (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid or payable by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten days of such Credit Party's receipt of such certificate.

(g)       Lender Indemnity. Each Lender shall severally indemnify each Agent for (1) Taxes for which additional amounts are required to be paid pursuant to Section 2.15(b) arising in connection with payments made under this Agreement or any other Transaction Document (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent therefor and without limiting the obligation of the Borrower to do so); (2) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.6(g)(1) relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Such payment shall be due within ten days of such Lender's receipt of such certificate. Each Lender hereby authorizes the Collateral Agent or the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by such Agent to such Lender from any other source against any amount due to an Agent under this paragraph (g).

(h)       Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.16.      Obligation to Mitigate.

Each Lender agrees that, if such Lender requests payment under Section 2.13, 2.14 or 2.15, then such Lender will, to the extent not inconsistent with the internal policies of such Lender (in which case such Lender shall certify to Borrower that such efforts would be inconsistent with an internal policy) and any applicable legal or regulatory restrictions, use reasonable efforts to make, issue, fund or maintain its Credit Extensions or Commitments, including any Affected Loans, through another office of such Lender if, as a result thereof, the additional amounts payable to such Lender pursuant to Section 2.13, 2.14 or 2.15, as the case may be, in the future would be eliminated or reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless the Borrower agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.17.      Defaulting Lenders.

(a)       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing, other than an Event of Default that has arisen due to such Lender becoming a Defaulting Lender), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Event of Default shall have occurred and be continuing (other than any Event of Default that has arisen due to such Lender becoming a Defaulting Lender), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)       Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18.      Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, if:

(a)       (1) any Lender (an "Increased-Cost Lender") shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13, 2.14 or 2.15, (2) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (3) such Lender shall fail to withdraw such notice within five Business Days after the Borrower's request for such withdrawal; or

(b)       during the Availability Period, any Lender shall become a Defaulting Lender, and such Defaulting Lender shall fail to cure the default pursuant to Section 2.17(b) within five Business Days after the Borrower's request that it cure such default; or

(c)       in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained, then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 11.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided that:

(1)       on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender hereunder;

(2)       on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender (unless such Terminated Lender is a Defaulting Lender) pursuant to Section 2.13(c), 2.14 or 2.15; or otherwise as if it were a prepayment;

(3)       such assignment does not conflict with applicable law;

(4)       in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(5)       if such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.

Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.6. If a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.6. Any removal of Goldman Sachs or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Goldman Sachs or its successor as the Administrative Agent pursuant to Section 11.7.

SECTION 3. CONDITIONS PRECEDENT

3.1.         [Reserved].

3.2.         Conditions to Each Credit Extension.

(a)       Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Initial Credit Date, are subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions precedent:

(1)       the Administrative Agent and the Lenders shall have received a fully executed and delivered Funding Notice relating thereto;

(2)       the principal amount of the Loans to be made in such Credit Extension shall not exceed the undrawn Commitments as at the related Credit Date; and, after giving effect to such Credit Extension, the aggregate outstanding principal amount of the Loans does not exceed the lesser of (x) the Maximum Facility Amount and (y) the Borrowing Base at such time;

(3)       as of such Credit Date, the representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(4)       as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default, an Event of Default or a Cash Trap Event.

Any Agent or the Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Requisite Lender such request is warranted under the circumstances and such information is requested from the Borrower in writing (an "Additional Information Request") no later than 5:00 p.m. (New York City time) on the date the applicable Funding Notice is received.

(b)       Deemed Representations. Each borrowing of a Loan hereunder shall constitute a representation and warranty by the Borrower as of the applicable Credit Date that the conditions contained in Section 3.2(a) have been satisfied except as otherwise acknowledged by the Administrative Agent.

3.3.         Effective Date.

The obligation of each Lender to enter into this Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby) is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions on or before the Effective Date:

(a)           Executed Counterparts. The Administrative Agent shall have received counterparts of this Agreement, the Margining Agreement and the Securities Account Control Agreement executed by the parties thereto.

(b)           Future Funding Reserve Account. The Administrative Agent shall have received evidence of the establishment of the Future Funding Reserve Account.

(c)           Deposit of Aggregate Equity Exposure Amount. The Administrative Agent shall have received evidence that the Collateral Agent, at the direction of the Borrower (or the Investment Manager) has transferred to the Future Funding Reserve Account, from the Principal Collection Account, Cash in the relevant Specified Currencies in an amount equal to the Aggregate Equity Exposure Amount at such time.

(d)       Legal Fees. The Borrower shall have paid all fees, charges and disbursements due under the Transaction Documents, together with the fees and expenses of Milbank LLP, special New York counsel for the Administrative Agent and the fees and expenses of Alston & Bird LLP, counsel to the Collateral Agent, incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make each Credit Extension to be made thereby, the Borrower represents and warrants to each Agent and Lender, on the Closing Date, on the Effective Date and on each Credit Date, that the following statements are true and correct:

4.1.         Organization; Requisite Power and Authority; Qualification.

Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.         Equity Interests; Ownership; Collateral Obligations

(a)       The Equity Interests of each Borrower Entity have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, other than any capital commitments or other rights of a member or other equity holder as of the Closing Date to make capital contributions to the Borrower, there is no existing option, warrant, call, right, commitment or other agreement to which any Borrower Entity is a party requiring, and there is no membership interest or other Equity Interests of any Borrower Entity outstanding which upon conversion or exchange would require, the issuance by such Borrower Entity of any additional membership interests or other Equity Interests of it or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of such Person.

(b)       Appendix C-1 correctly sets forth the ownership interest of the Borrower in its Subsidiaries as of the Effective Date.

(c)       Appendix C-2 correctly sets forth a true, correct and complete list of all Collateral Obligations owned by the Borrower Entities as of the Effective Date.

4.3.         Due Authorization

The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action on the part of each of Credit Party that is a party thereto.

4.4.         No Conflict

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not (a) violate (1) in any material respect, any provision of any law or any governmental rule or regulation applicable to it, (2) any of its Organizational Documents or (3) in any material respect any order, judgment or decree of any court or other agency of government binding on it or its properties; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of its material contractual obligations; (c) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation, except for such approvals or consents which will be obtained on or before the Initial Credit Date and disclosed in writing to Lenders.

4.5.         Governmental Consents

The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by the Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Initial Credit Date or those the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

4.6.         Binding Obligation

Each Transaction Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.7.         Adverse Proceedings, Etc.

There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

4.8.         Payment of Taxes.

Except as otherwise permitted hereunder, all U.S. federal and other material Tax returns and reports covering the Credit Parties required to be filed by any of them have been timely filed, and all U.S. federal and other material Taxes which are due and payable and all assessments, fees and other governmental charges upon the Credit Parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed material Tax assessment against any Credit Party that is not being actively contested by such Credit Party in good faith and by appropriate proceedings.

4.9.         Properties

Each Grantor has good, sufficient and legal title to its properties and assets. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens. No Grantor owns or leases any real estate.

4.10.      No Defaults

No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.11.      [Reserved].

4.12.      Investment Company Act

(a)       The Fund has elected to be regulated as a "business development company" within the meaning of the Investment Company Act.

(b)       Except as set forth in Section 4.12(a) with respect to the Fund, no Credit Party is required to be registered as an investment company under the Investment Company Act.

(c)       The business and other activities of the Credit Parties, including the making of the Loans hereunder, the application of the proceeds thereof and repayment thereof by the Borrower Entities and the consummation of the transactions contemplated by the Transaction Documents, do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Credit Parties.

4.13.      Federal Reserve Regulations; Exchange Act

No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors or to violate the Exchange Act.

4.14.      Employee Benefit Plans

Neither the Equity Holder, the Borrower nor any of its Subsidiaries maintains or contributes to any Employee Benefit Plan, and no ERISA Event has occurred that reasonably would be expected to result in material liability to the Credit Parties. The assets of Credit Parties are not treated as "plan assets" for purposes of Section 3(42) of ERISA.

4.15.      Solvency

Each Credit Party is and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis with its consolidated group (if applicable), Solvent.

4.16.      Compliance with Statutes, Etc.

No Credit Party (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.17.      Disclosure

No representation or warranty of any Credit Party contained in any Transaction Document or in any other documents, certificates or written statements (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished to any Agent or Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains (after taking into account all updates, modifications and supplements to such information) any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts actually known to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby, after giving effect to the delivery of any Financial and Other Information and any and all updates and deliveries to the Administrative Agent or Lenders from time to time.

4.18.      Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act

No Credit Party nor any of its directors, officers or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, "Sanctions", and the associated laws, rules, regulations and orders, collectively, "Sanctions Laws"). Each Credit Party and their respective directors, officers and, to the knowledge of the Borrower, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, "Anti-Corruption Laws") and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders.

No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrower, indirectly, (A) or the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 5. COVENANTS

The Borrower covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations for which no claim has been asserted), the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants set forth in this Section 5.

5.1.         Compliance with Laws, Etc.

The Borrower will (and will cause its Subsidiaries to) comply in all material respects with applicable laws, rules, regulations, writs, judgments, injunctions, decrees, awards and orders with respect to it, its business and its properties. The Borrower will (and will cause its Subsidiaries to) comply in all material respects with all material contracts and all other material contractual and other obligations. Without limiting the generality of the foregoing, the Borrower will (and will cause each of its Subsidiaries to) conduct its business and other activities (x) in compliance in all material respects with all provisions of the Investment Company Act and the rules, regulations or orders issued by the Securities and Exchange Commission thereunder that apply to the Borrower (or such Subsidiary, as the case may be) and (y) so as not to cause a violation in any material respect by the Fund or any other Credit Party of the Investment Company Act or the rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

5.2.         Maintenance of Books and Records.

Each Borrower Entity shall maintain and implement administrative and operating procedures reasonably necessary in the performance of its obligations under the Transaction Documents to which it is a party, and each Borrower Entity shall keep and maintain, or cause its Board of Directors to keep or maintain at all times, or cause to be kept and maintained at all times in the registered office of such Borrower Entity specified in its respective Constitutive Documents, all documents, books, records, accounts and other information as are required under applicable law.

5.3.         Existence of Borrower, Etc.

(a)       Each Borrower Entity shall take all reasonable steps to maintain its identity as a separate legal entity from that of its members. Each Borrower Entity shall keep its principal place of business at the address specified on Appendix B. Each Borrower Entity will always maintain at least one Independent Manager.

(b)       Each Borrower Entity shall:

(1)       be member managed;

(2)       file its own tax returns, if any, as may be required under applicable law (to the extent (x) not part of a consolidated group filing a consolidated return or returns or (y) not treated as a division for tax purposes of another taxpayer) and pay any taxes so required to be paid under applicable law;

(3)       not commingle its assets with assets of any other person;

(4)       conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (and the Borrower hereby represents that all such formalities have been complied with since the Borrower's formation);

(5)       maintain books and records separate from any other Person;

(6)       maintain separate financial statements (it being understood that, if a Borrower Entity's financial statements are part of a consolidated group with its Affiliates, then any such consolidated statements shall contain a note indicating the Borrower Entity's separateness from any such Affiliates and that its assets are not available to pay the debts of such Affiliate);

(7)       pay its own liabilities only out of its own funds;

(8)       maintain an arm's-length relationship with its Affiliates;

(9)       hold itself out as a separate Person (except to the extent treated as a disregarded entity for U.S. tax purposes), and not hold out its credit or assets as being available to satisfy the obligations of others;

(10)       pay its fair and reasonable share of overhead for shared office space, if any;

(11)       use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being the such Borrower Entity's agent);

(12)       not pledge its assets as security for the obligations of any other person;

(13)       correct any known misunderstanding regarding its separate identity;

(14)       maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets;

(15)       not take any Material Action without the written consent of the Independent Manager; and

(16)       not have any employees.

(c)       Each Borrower Entity shall cause each of its Subsidiaries to adhere to the requirements of paragraphs (a) and (b) above, mutatis mutandis.

5.4.         Protection of Collateral.

(a)       Each Borrower Entity shall from time to time execute and deliver all such supplements and amendments hereto and all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and under the other Transaction Documents (provided that the Borrower Entities shall be entitled to rely on any Opinion of Counsel delivered pursuant to Section 5.5 and any Opinion of Counsel with respect to the same subject matter delivered pursuant to Section 3 (each such Opinion of Counsel, a "Lien Opinion") to determine what actions are reasonably necessary, and shall be fully protected in so relying on such a Lien Opinion, unless the Borrower Entities have knowledge that the procedures described in any such Lien Opinion are no longer adequate to maintain such perfection and priority) and to:

(1)       Grant more effectively all or any portion of the Collateral;

(2)       maintain or preserve the lien (and the priority thereof) under the Collateral Documents and the other Transaction Documents to which it is a party or to carry out more effectively the purposes hereof and thereof;

(3)       perfect, publish notice of or protect the validity of any Grant made or to be made by the Collateral Documents;

(4)       enforce any of the Pledged Obligations or other instruments or property included in the Collateral;

(5)       preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all persons and parties;

(6)       pay any and all taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize taxes and any other costs arising in connection with its activities; and

(7)       give, execute, deliver, file and/or record any Financing Statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to the Collateral Documents or under the other Transaction Documents or to enable the Collateral Agent to exercise and enforce its rights hereunder and thereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file Financing Statements listing 'all assets' of the debtor in the collateral description of such Financing Statements.

The Borrower Entities hereby designate the Collateral Agent as the agent and attorney-in-fact for the Borrower Entities to file, upon Borrower Order, any Financing Statement, continuation statement or other instrument required pursuant to this Section 5.4; provided that such appointment shall not impose upon the Collateral Agent any of the Borrower Entities' obligations under this Section 5.4. The Borrower Entities shall cause to be filed one or more continuation statements under the applicable UCC (it being understood that the Borrower Entities (and to the extent the Collateral Agent takes any action, the Collateral Agent) shall be entitled to rely upon an Opinion of Counsel, including a Lien Opinion, as to the need to file such Financing Statements and continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(b)       The Collateral Agent shall not (1) except in accordance with Section 6.8(a), (b) or (c), as applicable, remove any portion of the Collateral that consists of Cash or is evidenced by an instrument, certificate or other writing (A) from the jurisdiction in which it was held at the date the most recent Lien Opinion was delivered pursuant hereto or (B) from the possession of the Person who held it on such date or (2) cause or permit ownership or the pledge of any portion of the Collateral that consists of book entry securities to be recorded on the books of a Person (A) located in a different jurisdiction from the jurisdiction in which such ownership or pledge was recorded at such date or (B) other than the Person on whose books such ownership or pledge was recorded at such date, unless the Collateral Agent shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Agreement with respect to such property will continue to be maintained after giving effect to such action or actions.

5.5.         Opinions as to Collateral.

On or before September 15 in each calendar year, commencing in the calendar year following the Closing Date, the Borrower Entities shall furnish to the Collateral Agent and the Administrative Agent a New York law opinion (and a law opinion for each other jurisdiction that is relevant to the Collateral Agent's security interest in the Collateral) relating to the security interests granted by the Grantors to the Collateral Agent under the Transaction Documents, stating that, as of the date of each such opinion, the lien and security interest created by the Transaction Documents with respect to the Collateral remain in effect and that no further action (other than as specified in any such opinion) needs to be taken to ensure the continued effectiveness of such lien over the next year.

5.6.         Performance of Obligations.

(a)       If an Event of Default shall have occurred and be continuing, no Borrower Entity nor the Investment Manager shall take any action that would release any principal obligor from any of such principal obligor's covenants or obligations under any Underlying Instrument, except in connection with the restructuring, default, waiver or amendment of any Collateral; provided that the Requisite Lenders shall have consented to such action.

(b)       The Borrower Entities may contract with other Persons, including the Investment Manager and the Collateral Administrator Parties, for the performance of actions and obligations to be performed by the Borrower Entities hereunder by such Persons and the performance of the actions and other obligations with respect to the Collateral of the nature set forth in the Investment Management Agreement by the Investment Manager and the Collateral Administration Agreement by the Collateral Administrator Parties. Notwithstanding any such arrangement, the Borrower Entities shall remain primarily liable with respect thereto. In the event of any such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the relevant Borrower Entities; and each Borrower Entity will punctually perform, and use its commercially reasonable efforts to cause the Investment Manager or such other Person to perform, all of their obligations and agreements contained in the Investment Management Agreement, the Collateral Administration Agreement or such other agreement.

(c)       Each Borrower Entity agrees to comply in all material respects with all requirements applicable to it set forth in any Opinion of Counsel obtained pursuant to any provision of this Agreement including satisfaction of any event identified in any Opinion of Counsel as a prerequisite for the obtaining or maintaining by the Collateral Obligation of a perfected security interest in any Collateral Obligation, Eligible Investment or other Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable.

5.7.         Negative Covenants.

(a)       No Borrower Entity will:

(1)       sell, transfer, assign, participate, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (by security interest, lien (statutory or otherwise), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise) (or permit such to occur or suffer such to exist), any part of the Collateral, except for Permitted Liens or as otherwise expressly permitted by the Transaction Documents;

(2)       claim any credit on, or make any deduction from, the principal or interest payable or amounts distributable in respect of the Loans (other than amounts withheld in accordance with the Code or any other applicable law) or assert any claim against any present or future Lender by reason of the payment of any taxes levied or assessed upon any part of the Collateral (other than taxes levied or assessed in respect of amounts required to be deducted or withheld from the principal or interest payable in respect of the Obligations);

(3)       (A) incur or assume or guarantee any indebtedness or any contingent obligations, other than the Obligations and the other agreements and transactions expressly contemplated hereby and thereby or (B) issue any additional securities (other than the issuance of its equity on the Closing Date), it being understood that receipt of additional capital contributions by the Borrower from the Equity Holder (without issuance of additional securities or interests in the Borrower) is not prohibited by this clause (B);

(4)       (A) permit the validity or effectiveness of the Collateral Documents or any other Transaction Document or any Grant thereunder to be impaired, or permit the liens under the Transaction Documents to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to the Transaction Document, except as may be expressly permitted hereby, (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (including any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever or otherwise, other than the liens under any the Transaction Documents) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the Proceeds thereof, in each case other than Permitted Liens or (C) take any action that would cause the liens under the Transaction Documents not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens or as otherwise may be expressly permitted hereby (or in connection with a disposition of Collateral required hereby);

(5)       make or incur any capital expenditures, except as reasonably required to perform its functions in accordance with the terms of the Transaction Documents;

(6)       become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease (other than in accordance with the Transaction Documents);

(7)       enter into any transaction with any Affiliate other than (A) the Transaction Documents and (B) transactions on terms that are no less favorable than those obtainable in an arm's length transaction with a wholly unaffiliated Person and on terms that are fair and equitable to the Borrower Entities under all the facts or circumstances under applicable law;

(8)       maintain any bank accounts or securities accounts other than the Transaction Accounts;

(9)       change its name without (A) receiving the prior written consent of Requisite Lenders, (B) delivering to the Collateral Agent and Administrative Agent notice thereof and (C) receiving an Opinion of Counsel that such name change will not adversely affect the Collateral Agent's lien or the interest under the Collateral Documents of the Secured Parties or the Collateral Agent;

(10)     fail to pay any tax, assessment, charge or fee with respect to the Collateral, or fail to defend any action, if such failure to pay or defend will adversely affect the priority or enforceability of the lien over the Collateral created by the Transaction Documents;

(11)     other than the Transaction Documents and agreements involving Acquisitions and sales relating to the Collateral Portfolio having customary purchase and sale terms, enter into any agreement or contract with any Person unless such contract or agreement contains "limited recourse" and "non-petition" provisions, (x) which limited recourse provisions provide that the obligations of the Borrower Entities are limited recourse obligations, payable solely from the Collateral in accordance with the terms of this Agreement and the other Transaction Documents and (y) which non-petition provisions provide that, prior to the date that is one year and one day after all Obligations have been paid in full (or, if longer, the applicable preference period under applicable insolvency law), such Person shall not take any action or institute any proceeding against any Borrower Entity under any insolvency law applicable to it or which would be reasonably likely to cause it to be subject to, or seek protection of, any such insolvency law; provided that such Person shall be permitted to become a party to and to participate in any Proceeding or action under any such insolvency law that is initiated by any other Person other than one of its Affiliates;

(12)     amend any Transaction Document without the prior written consent of the Requisite Lenders;

(13)     amend any limited recourse or non-petition provisions of any agreement;

(14)     register as, or Acquire any assets or business or take any action that shall cause it or the pool of Collateral to be required to be registered as, an investment company under the Investment Company Act;

(15)     enter into any transaction other than on arm's length terms and at market rates other than as expressly permitted pursuant to this Agreement and the other Transaction Documents;

(16)     have any Subsidiaries, other than wholly owned Subsidiaries that are (x) other Borrower Entities and (y) Permitted Additional Subsidiaries;

(17)     without, in each instance, the disclosure thereof in reasonable detail to the Administrative Agent and the consent of the Requisite Lenders thereto, engage in any transaction with any Person that would constitute a conflict of interest between the interests of the Borrower Entities (and the rights and interests of the Lenders with respect to the Borrower Entities), on one hand, and such Person, on the other hand (provided that the Borrower Entities' entry into and performance of their obligations under the Transaction Documents shall not be deemed to be a transaction that would constitute a conflict of interest with the other parties to the Transaction Documents); or

(18)     pay distributions on its equity interests other than in accordance with the terms of this Agreement and its Constitutive Documents.

(b)       No Borrower Entity nor the Investment Manager on their behalf shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral except as expressly permitted or required by the Transaction Documents.

5.8.         No Consolidation.

No Borrower Entity shall consolidate or merge with or into any other Person or, other than the security interest Granted to the Collateral Agent pursuant to the Transaction Documents, convey or transfer its properties and assets substantially as an entirety to any Person.

5.9.         No Other Business; Etc.

The Borrower shall not engage in any business or activity other than borrowing the Loans pursuant to this Agreement and Acquiring, owning, holding, selling, pledging, contracting for the management of and otherwise dealing with Collateral Obligations and other Collateral in connection therewith and such other activities which are necessary, required or advisable to accomplish the foregoing; provided that the Borrower shall be permitted to enter into any additional agreements expressly permitted by this Agreement, including Hedge Agreements. No other Borrower Entity shall engage in any business or activity other than holding Collateral Obligations, pledging such Collateral Obligations under the Collateral Documents and entering into, performing its obligations under, the Transaction Documents to which it is a party and other documents and agreements contemplated thereby and/or incidental thereto. No Borrower Entity shall amend, or permit the amendment of, its Constitutive Documents without prior written consent of the Requisite Lenders.

5.10.      Compliance with Investment Management Agreement.

Each Borrower Entity agrees to perform all actions required to be performed by it, and to refrain from performing any actions prohibited under, the Investment Management Agreement. Each Borrower Entity also agrees to take all actions as may be necessary to ensure that all of such Borrower Entity's representations and warranties made pursuant to the Investment Management Agreement are true and correct in all material respects as of the date thereof and continue to be true and correct in all material respects for so long as any Loans are outstanding. Each Borrower Entity further agrees not to authorize or otherwise to permit the Investment Manager to act in contravention of the representations, warranties and agreements of the Investment Manager under the Investment Management Agreement. No Borrower Entity nor the Investment Manager shall terminate the Investment Management Agreement or select a replacement investment manager, in each case without the prior consent of the Administrative Agent (which the Administrative Agent may withhold in its sole and absolute discretion), provided that the Investment Manager may resign its role as Investment Manager in accordance with the terms and conditions expressly set forth in the Investment Management Agreement.

5.11.      Certain Tax Matters.

(a)       Each Borrower Entity will pay all U.S. federal income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income before any penalty or fine accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto unless the same are being contested in good faith by appropriate proceedings which stay the enforcement of such Lien and for which adequate reserves in accordance with GAAP are being maintained by such Borrower Entity.

(b)       For so long as the Borrower is treated as a partnership for U.S. federal income tax purposes, it shall not allow (and not recognize the validity of) any transfers of its membership interests (or any other interest treated as equity in the Borrower for U.S. federal income tax purposes) to a person that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code.

5.12.      Certain Regulations.

Each of the Borrower Entities and the Investment Manager understands that Executive Orders issued by the President of the United States of America, Federal regulations administered by OFAC and other federal laws prohibit, among other things, U.S. persons or persons under jurisdiction of the United States from engaging in certain transactions with, the provision of certain services to, and making certain investments in, certain foreign countries, territories, entities and individuals, and that the lists of prohibited countries, territories, entities and individuals can be found on, among other places, the OFAC website at www.treas.gov/ofac. Accordingly, each of the Borrower Entities and the Investment Manager covenant that it has, and each of the Borrower Entities and the Investment Manager represents that it has, policies and procedures designed to comply with the prohibitions and restrictions mandated by OFAC and all other sanctions laws and regulations in the jurisdictions in which the Investment Manager operates. None of the Borrower Entities, any of their Affiliates, the Investment Manager, any of its Subsidiaries or, to the best of the Investment Manager's knowledge, any of their respective owners, directors or officers over which the Investment Manager has control is, or is acting on behalf of, a country, territory, entity or individual named on such lists; and none of the Borrower Entities, any of their Affiliates, the Investment Manager, any of its Subsidiaries or, to the best of the Investment Manager's knowledge, owners, directors or officers over which the Investment Manager has control is a natural person or entity with whom dealings with U.S. persons or persons under the jurisdiction of the United States are prohibited under any OFAC regulation or other applicable federal law or acting on behalf of such a person or entity. To the best of the Investment Manager's knowledge, no Borrower Entity owns, and the Investment Manager will not knowingly cause any Borrower Entity to own or Acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership by U.S. persons or persons under the jurisdiction of the U.S. would be or is prohibited under any OFAC regulation or other applicable federal law.

5.13.      Transaction Data Room

The Borrower Entities shall at all times maintain a Transaction Data Room, and shall cause to be maintained therein electronic copies of all documents and other information required by this Agreement and other Transaction Documents to be maintained therein.

5.14.      Financial and Other Information; Notices.

(a)       Specified Information. The Borrower Entities shall deliver the documents and information detailed in Schedule A (the "Specified Information") to the Administrative Agent and the Lenders on or prior to the date required pursuant to Schedule A.

(b)       Notice of Default. Promptly upon any Borrower Entity obtaining knowledge (1) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to a Borrower Entity with respect thereto; or (2) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action the Borrower Entities have taken, are taking and propose to take with respect thereto.

(c)       Notice of Litigation. Promptly upon any Borrower Entity obtaining knowledge of (1) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (2) any material development in any such Adverse Proceeding that, in the case of either clause (1) or (2), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower Entities to enable Lenders and their counsel to evaluate such matters.

5.15.      Inspections, Etc.

(a)       Each Credit Party will permit any authorized representatives designated by the Administrative Agent or any Lender to visit and inspect any of the properties of any Credit Party to inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all upon reasonable advance notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, in the absence of an Event of Default, (x) the Credit Parties shall not be required to reimburse the Administrative Agent and Lenders for more than one inspection in any period of twelve consecutive fiscal months and (y) there shall be no more than one inspection in any period of twelve consecutive fiscal months.

(b)       Without limiting paragraph (a) above, each Credit Party will permit the Administrative Agent and any designee thereof from time to time to inspect the Collateral Obligations and related Underlying Instruments selected by the Requisite Lenders in their sole and absolute discretion and, in connection therewith, to investigate any or all of the following with respect to any Collateral Obligation:

(1)    all matters relating to the title of Borrower Entities with respect to such Collateral Obligations;

(2)       the perfection of the Collateral Agent's security interest in the Collateral under the Collateral Documents; and

(3)       the existence of any litigation or other similar proceeding relating to the Collateral Obligations to which a Credit Party is a party, either as plaintiff or defendant,

in each case at such times during normal business hours, upon reasonable advance notice to the Borrower and subject to applicable law and the rights of the relevant Credit Party under the applicable Underlying Instruments.

(c)       Each Credit Party will, upon the request of the Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders:

(1)       once during each calendar year, to be held at the Investment Manager's corporate offices (or at such other location as may be requested by the Administrative Agent or the Requisite Lenders that is reasonably acceptable to the Borrower) at such time as may be agreed to by the Borrower, the Administrative Agent and the Requisite Lenders; and

(2)       if an Event of Default has occurred and is then continuing, at such other times as may be reasonably requested by any Lender, to be held at the Investment Manager's corporate offices (or at such other location as may be requested by such Lender that is reasonably acceptable to the Borrower).

(d)       Each inspection, investigation, visitation or other meeting referred to in clause (b) and (c) above shall be at the Lenders' own cost and expense; provided that, if an Event of Default has occurred and is continuing, then each such inspection, investigation, visitation or other meeting will be at the expense of the Borrower.

5.16.      Foreign Currency Hedges.

(a)       So long as no Default or Event of Default shall have occurred and then be continuing, the Borrower Entities may from time to time enter into one or more Hedge Agreements to hedge actual foreign currency exposures of the Borrower Entities (and not for speculative purposes) on Collateral Obligations denominated in Non-USD Currencies, in each case having a notional amount (determined as of the date on which such Hedge Agreements are entered into) up to but not exceeding the Collateral Obligation Notional Amount of such Non-USD Currency Collateral Obligations, provided that (x) the Borrower identifies to the Administrative Agent, at the time each such Hedge Agreement is entered into, the Collateral Obligation or Collateral Obligations being hedged thereby and (y), unless Goldman Sachs Bank USA is the Counterparty:

(1)    each Hedge Agreement must be pursuant to documentation (including, for the avoidance of doubt, all master agreements, schedules, credit support documents, confirmations of transactions and any related agreements) and otherwise be on terms, satisfactory to the Administrative Agent in its sole and absolute judgment;

(2)    the Administrative Agent shall have consented in writing to the entry into such Hedge Agreement (which consent the Administrative Agent may withhold in its sole and absolute discretion);

(3)    without limiting the foregoing, each Hedge Agreement (if not entered into with Goldman Sachs or an affiliate thereof) must permit the novation of such Hedge Agreement at any time (and in no event later than three Business Days after written notice requesting such novation from the Administrative Agent) from the related Counterparty to Goldman Sachs or a designee thereof for a novation price equal to the amount that would be payable by, or to, the relevant Borrower Entity if such Hedge Agreement were terminated due to an event of default or termination event for which such Borrower Entity were the sole defaulting party or sole affected party, as applicable;

(4)       each Hedge Agreement shall require that copies of all notices and demands (including notices of the occurrence of any event of default or termination event for which a Borrower Entity is a defaulting party or an affected party) given by each Counterparty under each Hedge Agreement be provided to the Administrative Agent at the same time such notices and demands are given to the Borrower Entities;

(5)       each Hedge Agreement shall require that copies of all notices and demands (including notices of the occurrence of any event of default or termination event for which a Counterparty is a defaulting party or an affected party) given by each Borrower Entity under each Hedge Agreement be provided to the Administrative Agent at the same time such notices and demands are given to the relevant Counterparties;

(6)       each Hedge Agreement shall prohibit the termination thereof by the Counterparty thereunder unless such Counterparty shall have given to the Administrative Agent not less than five Business Days' prior written notice of its intent to terminate, which notice shall provide a description in reasonable detail of the event(s) of default and/or termination event(s) giving rise to such termination right;

(7)       each Counterparty shall be irrevocably instructed to make all payments on all Hedge Agreements to the Transaction Accounts as more fully provided for herein;

(8)   each Hedge Agreement shall contain "limited recourse" and "non-petition" provisions, (x) which limited recourse provisions provide that the obligations of the Borrower Entities thereunder are limited recourse obligations, payable solely from (A) amounts on deposit in the applicable subaccount of the Hedge Borrower Collateral Account with respect to such Hedge Agreement and (B) the Collateral in accordance with the terms of this Agreement and the other Transaction Documents and (y) which non-petition provisions provide that, prior to the date that is one year and one day after all Obligations have been paid in full (or, if longer, the applicable preference period under applicable insolvency law), the related Counterparty shall not take any action or institute any proceeding against any Borrower Entity under any insolvency law applicable to it or which would be reasonably likely to cause it to be subject to, or seek protection of, any such insolvency law; provided that such Person shall be permitted to become a party to and to participate in any Proceeding or action under any such insolvency law that is initiated by any other Person other than one of its Affiliates;

(9)    no Hedge Agreement shall contain any defaults or termination events (in each case however described) that would permit the termination thereof at the option of the related Counterparty at will, or based on or triggered off of changes in market conditions or on the level of, or changes in, the mark to market value of such Hedge Agreement; and

(10)     each Hedge Agreement shall permit (but shall not require) the Administrative Agent or any designee thereof to meet all or any portion of any margin call or other obligation to post collateral, or any other payment obligation, under such Hedge Agreement, all on behalf of the Borrower Entities (any amount so paid by the Administrative Agent or its designee, a "Hedge Advance Amount").

Each Hedge Advance Amount shall be payable on demand, and each Hedge Advance Amount and, to the extent permitted by applicable law, any interest thereon shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Loans. For the avoidance of doubt, the Borrower and Goldman Sachs Bank USA may enter into Hedge Agreements that do not require the posting of margin (to the extent permitted by applicable law).

(b)       Each Borrower Entity shall at all times enforce all Hedge Agreements in accordance with their respective terms, and no Borrower Entity shall enter into any amendments, modifications or supplements to, or waivers of, any Hedge Agreement without in each instance the prior written consent of the Administrative Agent (which the Administrative Agent may withhold in its sole and absolute discretion). Notwithstanding the foregoing, no Borrower Entity may terminate a Hedge Agreement at any time without the prior written consent of the Administrative Agent.

(c)       Amounts received by the Borrower Entities on the Hedge Agreements from time to time shall be deemed to be "Interest Proceeds" or "Principal Proceeds" (or otherwise allocated) as follows:

(1)       all ordinary course receipts shall be deemed to be "Interest Proceeds" or "Principal Proceeds" as determined in good faith and in a commercially reasonable manner by the Borrower (or, if an Event of Default has occurred and is continuing, by the Administrative Agent in its sole and absolute judgment) and notified to the Collateral Agent, the Collateral Administrator and the Administrative Agent;

(2)       all termination payments shall be deemed to be "Principal Proceeds" unless otherwise determined by the Administrative Agent in its sole and absolute judgment;

(3)       all interest on overdue amounts (including on overdue termination payments) shall be deemed to be "Interest Proceeds";

(4)       amounts received from Counterparties as collateral under Hedge Agreements will not constitute Interest Proceeds or Principal Proceeds as and when deposited in the relevant Hedge Counterparty Collateral Account, provided that any such collateral will constitute Interest Proceeds or Principal Proceeds, as provided above, upon the Borrower Entities' application of such collateral to ordinary course payments, termination payments or interest in accordance with the terms of such Hedge Agreements; and

(5)       any other amounts received by the Borrower Entities under the Hedge Agreements shall be deemed to be "Interest Proceeds" unless otherwise agreed by the Borrower and the Administrative Agent.

(d)       So long as no Default, Event of Default, Collateral Deficit or Borrowing Base Deficiency shall have occurred and then be continuing or would result or increase therefrom, ordinary course payments by the Borrower Entities may be made out of the Collection Accounts on the dates on which such payments are due under the terms of the Hedge Agreements (to the extent of amounts then on deposit in the Collection Accounts) as expressly provided herein.

(e)       Termination payments (and payments of interest thereon) by the Borrower Entities may be made only (1) out of amounts on deposit in the Hedge Borrower Collateral Account with respect to such Hedge Agreement as expressly provided herein and (2) otherwise on Payment Dates pursuant to the Priority of Payments.

(f)       So long as no Default, Event of Default, Collateral Deficit or Borrowing Base Deficiency shall have occurred and then be continuing or would result or increase therefrom, the Borrower Entities may from time to time collateralize Hedge Agreements (to the extent required under the terms of the Hedge Agreements) by transferring amounts on deposit in the Collection Accounts to the applicable Hedge Borrower Collateral Accounts (in each case to the extent of amounts then on deposit in the Collection Accounts) as expressly provided herein.

(g)       The Borrower Entities may unwind Hedge Agreements on terms agreed between the Borrower and the applicable Counterparty (each, a "Hedge Unwind") at any time and from time to time to the extent that the Borrower determines that the then outstanding Hedge Agreements (1) do not provide a commercially reasonable hedge against foreign currency-related exposures of the Borrower Entities or (2) have notional amounts that exceed the Collateral Obligation Notional Amounts of the respective Collateral Obligations then hedged thereby (each of clause (1) and clause (2), a "Hedge Unwind Condition"); and, if the Administrative Agent determines that a Hedge Unwind Condition exists, notifies the Borrower thereof and requests that the Borrower Entities effect Hedge Unwinds to lessen or cure such Hedge Unwind Condition, then the Borrower Entities shall effect such Hedge Unwinds promptly.

SECTION 6. ACCOUNTS; ACCOUNTINGS AND RELEASES.

6.1.         Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement and the other Transaction Documents, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such money and property received by it in the Transaction Accounts in trust for the Secured Parties and shall apply it as provided in this Agreement and the other Transaction Documents.

The accounts established by the Collateral Agent pursuant to this Agreement may include any number of subaccounts deemed necessary by the Collateral Agent or requested by the Investment Manager for convenience in administering the Transaction Accounts and the Collateral Obligations (including, for the avoidance of doubt, separate subaccounts for each Specified Currency).

Each Transaction Account shall be established and maintained (a) with a federal or state-chartered depository institution with a short-term rating of at least "A-1" by S&P (or a long-term rating of at least "A+" by S&P if such institution has no short-term rating) and if such institution's short-term rating falls below "A-1" by S&P (or its long-term rating falls below "A+" by S&P if such institution has no short-term rating), the assets held in such Transaction Account shall be transferred within 60 calendar days to another institution that has a short-term rating of at least "A-1" by S&P (or which has a long-term rating of at least "A+" by S&P if such institution has no short-term rating) or (b) with respect to securities accounts, in segregated trust accounts with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Such institution shall have a combined capital and surplus of at least U.S.$200,000,000.

The Accounts Securities Intermediary may employ, as subcustodians for any Pledged Obligations (and Interest Proceeds and Principal Proceeds thereon) denominated in a non-USD Specified Currency, subcustodians and other securities depositories, clearing agencies and clearing systems (each, an "Intermediary" and, collectively, "Intermediaries"). The Accounts Securities Intermediary shall identify on its books as belonging to the applicable Borrower Entity (subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties) any of the Pledged Obligations of such Borrower Entity held by an Intermediary. The Accounts Securities Intermediary may hold any such Pledged Obligations (and related Interest Proceeds and Principal Proceeds) with one or more Intermediaries in each case in a single account with such Intermediary that is identified as belonging to the Accounts Securities Intermediary for the benefit of its customers; provided that the records of the Accounts Securities Intermediary with respect to any such Pledged Obligations and related Interest Proceeds and Principal Proceeds which are property of a Borrower Entity maintained in such account shall identify by book-entry those Pledged Obligations and proceeds thereof as belonging to such Borrower Entity. On the Closing Date, the Accounts Securities Intermediary is hereby directed to open sub-accounts of the Collateral Account, the Interest Collection Account and the Principal Collection Account in respect of AUD, EUR and GBP. Upon notice by the Borrower that the Administrative Agent and the Borrower have agreed in writing to a non-USD Specified Currency other than AUD, EUR and GBP, the Collateral Agent and the Accounts Securities Intermediary shall open and are hereby directed to open any necessary accounts or sub-accounts in such currency and, if necessary or advisable, enter into amendments to the Securities Account Control Agreement to perfect the security interest of the Collateral Agent in such other non-USD accounts (or sub-accounts). Neither the Collateral Agent or the Accounts Securities Intermediary shall be required to open any Transaction Account (or receive any Interest Proceeds or Principal Proceeds) in any Non-USD Currencies other than AUD, EUR and GBP.

All investment or application of funds in accordance with Section 6.3 shall be made pursuant to a Borrower Order (which may be in the form of standing instructions) provided by an Authorized Officer of the Investment Manager. The Borrower shall at all times direct the Collateral Agent or the Accounts Securities Intermediary, as applicable to, and, upon receipt of such Borrower Order, the Collateral Agent or the Accounts Securities Intermediary shall, invest or cause the investment of, pending application in accordance with Section 6.3, all funds received into the Transaction Accounts (other than the Payment Account and the Collateral Account) during a Due Period (except when such funds shall be required to be disbursed hereunder), and amounts received in prior Due Periods and retained in any Transaction Account, as so directed, in Eligible Investments. If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Borrower within three Business Days after transfer of such funds to the applicable Transaction Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to such Transaction Account, it shall invest and reinvest the funds held in such Transaction Account, as fully as practicable, but only in one or more Eligible Investments maturing (as selected by the Investment Manager in a writing delivered to the Collateral Agent) no later than (x) in the case of a Transaction Account other than the Future Funding Reserve Account, the third Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Bank, in which event such Eligible Investments may mature up to the Business Day preceding such Payment Date and (y) in the case of the Future Funding Reserve Account, the Business Day immediately following the date of investment. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest, or cause the investment or reinvestment of, such monies as fully as practicable in Eligible Investments (as selected by the Investment Manager in a writing delivered to the Collateral Agent) maturing not later than the earlier of (1) 30 days after the date of such investment or (2) the third Business Day prior to the next Payment Date unless such Eligible Investments are issued by the Bank, in which event such Eligible Investments may mature up to the Business Day preceding such Payment Date. In the absence of any direction from the Investment Manager the Collateral Agent shall invest amounts held as USD and on deposit in each Transaction Account in the "U.S. Bank Money Market Deposit Account" (or other standing Eligible Investments selected by the Investment Manager). All interest and other income from such Eligible Investments shall be deposited into the applicable Transaction Accounts and transferred to the Interest Collection Account, and any gain realized from such investments or any loss shall be credited to the Interest Collection Account, and any loss resulting from such investments or any loss resulting from a negative interest rate for a Specified Currency shall be charged to the Interest Collection Account. Except as otherwise provided herein, the Collateral Agent shall not in any way be held liable by reason of any insufficiency of funds in any Transaction Account resulting from any loss relating to any such investment or any loss resulting from a negative interest rate for a Specified Currency; and the Collateral Agent shall not be under any obligation to invest any funds held hereunder except as otherwise expressly set forth herein.

If any amounts received by any Borrower Entity (other than the Borrower) are to be included as Interest Proceeds or Principal Proceeds for distribution on a Payment Date or other application by the Collateral Agent permitted by this Agreement and the other Transaction Documents, the Borrower shall cause such other Borrower Entities to remit to the Collateral Agent on the Borrower's behalf any such Interest Proceeds or Principal Proceeds received by such entity, which remittance shall, for amounts intended to be distributed on a Payment Date, occur not later than the Business Day immediately succeeding the end of the related Due Period (or, to the extent that any such amounts are intended for any other application under this Agreement and the other Transaction Documents, such remittance shall occur sufficiently in advance of such anticipated application as may be reasonably necessary). For the avoidance of doubt, any such amounts received by such other Borrower Entities on or prior to the Determination Date shall be treated as having been received during the related Due Period, notwithstanding the remittance to the Collateral Agent as instructed by and in consultation with the Investment Manager of such amounts occurs following such Determination Date as described above. The Collateral Agent shall not have any liability for any failure to remit Interest Proceeds or Principal Proceeds on a Payment Date (or otherwise apply any such amounts in accordance with this Agreement and the other Transaction Documents) due to a failure or delay on the part of any such other Borrower Entity to timely remit such amounts to the Collateral Agent on behalf of the Borrower.

If a Borrower Entity receives Cash denominated in currency that is not a Specified Currency (regardless of source), the Collateral Agent, when and as directed by the Borrower (or the Investment Manager on its behalf), shall convert such amounts into USD at the prevailing spot rate of exchange at the time of such conversion. The Borrower Entities shall bear all risks of investing in Pledged Obligations denominated in a foreign currency. It is understood and agreed that any foreign exchange transaction effected by the Collateral Agent may be entered with the Bank or its affiliates acting as principal or otherwise through customary banking channels. The Collateral Agent shall be entitled at all times to comply with any legal or regulatory requirements applicable to currency or foreign exchange transactions. The Borrower acknowledges that the Collateral Agent or any affiliates of the Collateral Agent involved in any such foreign exchange transactions may make a margin or banking income from foreign exchange transactions entered into pursuant to this section for which they shall not be required to account to the Borrower or any of its Affiliates. The Collateral Agent shall have no liability for any losses included in or resulting from the rates obtained in any such exchange transaction in the absence of its gross negligence, willful misconduct or bad faith of its duties hereunder.

The Collateral Agent, within one Business Day after becoming aware of the receipt of any Distribution or other Proceeds that is not Cash, shall so notify the Investment Manager on behalf of the Borrower Entities and the Borrower Entities shall, within 10 Business Days of receipt of such notice from the Collateral Agent, sell such Distributions or other Proceeds for Cash in an arm's length transaction and deposit the Proceeds thereof in the Interest Collection Account or Principal Collection Account, as relevant, for investment pursuant to Section 6.2; provided that no Borrower Entity need sell such Distributions or other Proceeds if it delivers an Officer's Certificate to the Collateral Agent certifying that such Distributions or other Proceeds constitute Collateral Obligations or Eligible Investments and that all steps necessary to cause the Collateral Agent to have a perfected lien therein that is of first priority, free of any adverse claim or the legal equivalent thereof (subject to Permitted Liens), as applicable, have been taken.

The Collateral Agent shall give the Borrower and the Administrative Agent notice as soon as practicable under the circumstances if it becomes aware that any Transaction Account or any funds on deposit therein, or otherwise to the credit of any Transaction Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower Entities shall not have any legal, equitable or beneficial interest in any Transaction Account other than in accordance with the provisions of this Agreement and the Securities Account Control Agreement. At all times, all Transaction Accounts shall remain at an institution that satisfies the requirements of Section 6.1.

6.2.         Collection Accounts.

(a)       Interest Collection Account. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Interest Collection Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement into which the Borrower shall, from time to time, deposit all Interest Proceeds except as otherwise provided in this Section 6. In addition, the Borrower may, but under no circumstances shall be required to, deposit or cause to be deposited from time to time such monies in the Interest Collection Account as it deems, in its sole discretion, to be advisable.

To the extent that any Interest Proceeds are received in a Specified Currency other than USD, the Collateral Agent will cause such Interest Proceeds to be deposited in the subaccount of the Interest Collection Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents); provided that, it is understood and agreed that, notwithstanding the establishment of such subaccounts on or prior to the Initial Credit Date, such subaccounts shall not be available for the receipt of Interest Proceeds until such time as the Accounts Securities Intermediary notifies the Borrower and the Collateral Agent that such subaccounts are operational and available to receive such funds (and neither the Account Securities Intermediary nor the Collateral Agent shall have any liability for any failure or delay in the receipt of such funds). On the Determination Date preceding each Payment Date (or at any time at the direction of the Administrative Agent, if an Event of Default has occurred and is continuing), the Collateral Agent shall cause, at the direction of the Investment Manager, (or if no such direction is provided by the Investment Manager, at the direction of the Administrative Agent) all amounts in each Specified Currency in the Interest Collection Account and such subaccounts (and in each other such account) received during the related Due Period to be converted to USD, and shall cause the USD proceeds of such conversion to be deposited in the Interest Collection Account for application on such Payment Date pursuant to the terms and conditions set forth herein. For the avoidance of doubt, Interest Proceeds received during a Due Period and committed to be converted by the related Determination Date as described above shall continue to be treated as having been received in such Due Period, notwithstanding that the settlement of the currency exchange may occur after such Determination Date (provided that such settlement occurs no later than the Business Day immediately preceding the related Payment Date).

All monies deposited from time to time in the Interest Collection Account pursuant to this Agreement shall be held in trust by the Collateral Agent as part of the Collateral and shall be applied to the purposes provided herein.

Subject to 6.3(a), all property in the Interest Collection Account, together with any securities in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Accounts Securities Intermediary in the Interest Collection Account as part of the Collateral subject to disbursement and withdrawal solely as provided in this Section 6.2 and Section 6.3(a).

(b)       Principal Collection Account. The Borrower shall, prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Principal Collection Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. Any and all funds at any time on deposit in, or otherwise to the credit of, the Principal Collection Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

The proceeds of all Loans made hereunder (unless expressly permitted to be otherwise applied in accordance with the terms and conditions of this Agreement), all Principal Proceeds and amounts transferred from the Margin Account pursuant to Section 6.3(c) shall be deposited into the Principal Collection Account. All such funds, together with any Eligible Investments made with such funds, shall be held by the Accounts Securities Intermediary in the Principal Collection Account as part of the Collateral subject to disbursement and withdrawal solely as provided in this Section 6.2(b) and Section 6.3(a) below. Any income or other gain realized from Eligible Investments in the Principal Collection Account shall be transferred to the Interest Collection Account and disbursed and withdrawn in accordance with Section 6.2.

So long as no Event of Default shall have occurred and be continuing hereunder, upon the receipt of a Borrower Order, the Accounts Securities Intermediary shall reinvest funds on deposit in the Principal Collection Account in Collateral Obligations as permitted under and in accordance with the requirements of Section 8 and such Borrower Order.

In addition, the Borrower may, so long as (i) each Collateral Portfolio Requirement would be satisfied on a pro forma basis after giving effect to such transfer, (ii) no Default or Event of Default has occurred or would result therefrom, (iii) there is no Borrowing Base Deficiency at such time and after giving effect thereto and (iv) the Administrative Agent has consented to (which the Administrative Agent may grant or withhold in its sole and absolute judgement), provide a Borrower Order to the Accounts Securities Intermediary to transfer U.S. Dollars on deposit in the Principal Collection Account to the Margin Account in accordance with such Borrower Order (it being understood that funds may not be converted from a non-U.S. Dollar Specified Currency to U.S. Dollars in connection with any such transfer to the Margin Account).

To the extent that any Principal Proceeds are received in AUD, EUR or GBP, the Collateral Agent will cause such Principal Proceeds to be deposited in the subaccount of the Principal Collection Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents); provided that, it is understood and agreed that, notwithstanding the establishment of such subaccounts on or prior to the Initial Credit Date, such subaccounts shall not be available for the receipt of Principal Proceeds until such time as the Accounts Securities Intermediary notifies the Borrower and the Collateral Agent that such subaccounts are operational and available to receive such funds (and neither the Account Securities Intermediary nor the Collateral Agent shall have any liability for any failure or delay in the receipt of such funds). On the Determination Date preceding each Payment Date (or at any time at the direction of the Administrative Agent, if an Event of Default has occurred and is continuing), the Collateral Agent shall cause, at the direction of the Investment Manager (or if no such direction is provided by the Administrative Agent, at the direction of the Administrative Agent) all amounts in each Specified Currency in the Principal Collection Account and such subaccounts (and in each other such account) received during the related Due Period to be converted to USD, and shall cause the USD proceeds of such conversion to be deposited in the Principal Collection Account for application on such Payment Date pursuant to the terms and conditions set forth herein. For the avoidance of doubt, Principal Proceeds received during a Due Period and committed to be converted by the related Determination Date as described above shall continue to be treated as having been received in such Due Period, notwithstanding that the settlement of the currency exchange may occur after such Determination Date (provided that such settlement occurs no later than the Business Day immediately preceding the related Payment Date). Pursuant to a Borrower Order, the Investment Manager may from time to time direct the Collateral Agent to convert any such non-USD amounts into USD and for the proceeds of such conversion to be deposited in the Principal Collection Account for application pursuant to the terms and conditions set forth herein, and at any time, if an Event of Default has occurred and is continuing, the Collateral Agent may (at the direction of the Administrative Agent) convert any or all of such non-USD amounts into USD for application hereunder.

(c)       Hedge Agreement Payments. So long as no Default, Event of Default, Collateral Deficit or Borrowing Base Deficiency shall have occurred and then be continuing or would result or increase therefrom, the Investment Manager on behalf of a Borrower Entity may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, on any Business Day during any Interest Period:

(1)       pay from amounts on deposit in the Collection Accounts ordinary course payments (but not termination payments or interest thereon) then due and payable by the Borrower Entities under the terms of the Hedge Agreements; and

(2)       transfer from amounts on deposit in the Collection Accounts to the applicable Hedge Borrower Collateral Accounts such amounts as may be then required under the terms of the Hedge Agreements ("Required Hedge Collateral") to collateralize the Borrower Entities' obligations thereunder.

6.3.         Other Transaction Accounts.

(a)       Payment Account. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Payment Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties.

Except as provided in the Priority of Payments and in this Section 6.3, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on and the principal of and other amounts owing in respect of the Loans in accordance with the provisions of this Agreement and, upon Borrower Order to pay Administrative Expenses (which Borrower Order shall be deemed to be provided for Administrative Expenses identified in the Valuation Report) and other amounts specified in the Priority of Payments in accordance with the Priority of Payments and Section 12.

The Collateral Agent shall cause the transfer to the Payment Account, for application pursuant to the Priority of Payments, on the first Business Day preceding each Payment Date, or, if such funds are permitted to be available in the Interest Collection Account or the Principal Collection Account, as the case may be, on the Business Day preceding each Payment Date pursuant to Section 6.1 of any amounts then held in Cash as in (1) the Interest Collection Account and (2) the Principal Collection Account (other than Cash that the Investment Manager is permitted to and elects to retain in such account for subsequent reinvestment in Collateral Obligations) and any Reinvestment Income on amounts in the Principal Collection Account, other than Proceeds received after the end of the Due Period with respect to such Payment Date.

(b)       Expense Reserve Account. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Expense Reserve Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement, into which the Borrower shall deposit the Expense Reserve Amount as required pursuant to Section 2.3 and any funds required to be deposited therein pursuant to the Priority of Payments. Any and all funds at any time on deposit in, or otherwise to the credit of, the Expense Reserve Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. Pursuant to Borrower Order, the Collateral Agent may at any time withdraw funds deposited in the Expense Reserve Account (x) to pay for any fees or expenses incurred by or on behalf of the Borrower Entities in connection with the structuring and consummation of the transactions contemplated hereby (the "Reserved Expenses") and (y) to pay for accrued and unpaid Administrative Expenses. Amounts in the Expense Reserve Account will be invested in overnight funds that are Eligible Investments in accordance with the written instructions of the Investment Manager (which may be in the form of standing instructions). On the Business Day prior to the Maturity Date, the Collateral Agent shall remit the balance on deposit in the Expense Reserve Account to the Principal Collection Account for application as Principal Proceeds.

(c)       Margin Account. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Margin Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement, into which the Borrower shall deposit cash in U.S. dollars from time to time as required pursuant to the Margining Agreement. Any and all funds at any time on deposit in, or otherwise to the credit of, the Margin Account shall be held in trust by the Collateral Agent for the benefit of the Secured Parties. The only withdrawals from the Margin Account shall be (1) if at any time any Event of Default has occurred and is continuing, for application under the Enforcement Priority of Payments at the direction of the Requisite Lenders and (2) if no Default, Event of Default, Collateral Deficit or Borrowing Base Deficiency has occurred and is then continuing or would result or increase therefrom, for transfer to the Principal Collection Account or remittance to the Equity Holder as provided in the Margining Agreement. On the Business Day prior to the Maturity Date, the Collateral Agent shall remit the balance on deposit in the Margin Account to the Principal Collection Account for application as Principal Proceeds.

(d)       Collateral Account. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Collateral Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement into which the Borrower shall from time to time deposit Collateral. All Collateral deposited from time to time in the Collateral Account pursuant to this Agreement shall be held in trust by the Collateral Agent as part of the Collateral and shall be applied to the purposes provided herein provided that, it is understood and agreed that, notwithstanding the establishment of such subaccounts on or prior to the Initial Credit Date, any subaccounts for a Specified Currency other than USD shall not be available for the receipt of Collateral until such time as the Accounts Securities Intermediary notifies the Borrower and the Collateral Agent that such subaccounts are operational and available to receive such funds (and neither the Account Securities Intermediary nor the Collateral Agent shall have any liability for any failure or delay in the receipt of such Collateral). Funds in the Collateral Account will remain uninvested.

(e)       Hedge Borrower Collateral Account. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Hedge Borrower Collateral Account and which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. At the time a Borrower Entity enters into any Hedge Agreement, the Collateral Agent shall, upon Borrower Order, create a subaccount of the Hedge Borrower Collateral Account with respect to the related Counterparty. The only deposits of funds into any subaccount of the Hedge Borrower Collateral Account shall be (1) deposits of Required Hedge Collateral from time to time pursuant to Section 6.2(b) with respect to the related Hedge Agreements and (2) deposits therein expressly required pursuant to the Priority of Payments. Any and all funds at any time on deposit in, or otherwise to the credit of, the Margin Account shall be held in trust by the Collateral Agent for the benefit of the related Counterparties and the Secured Parties.

The only withdrawals from the subaccount of the Hedge Borrower Collateral Account with respect to a Counterparty shall be:

(1)       if the amount on deposit in such subaccount exceeds the amount required to be on deposit therein pursuant to the terms of the related Hedge Agreement, to be transferred to the Principal Collection Account for application as Principal Proceeds;

(2)       if a related Hedge Agreement is terminated (in whole or in part), other than pursuant to a Junior Priority Termination Event, and an amount is owing by a Borrower Entity to such Counterparty under such Hedge Agreement, for payment of the related termination claim (and interest thereon) to such Counterparty; and

(3)       if a related Hedge Agreement is terminated (in whole or in part) pursuant to a Junior Priority Termination Event, to be transferred to the Principal Collection Account for application as Principal Proceeds on the next succeeding Payment Date.

(f)       Hedge Counterparty Collateral Accounts. The Borrower shall, on or prior to the Initial Credit Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Hedge Counterparty Collateral Account and which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. At the time a Borrower Entity enters into any Hedge Agreement, the Collateral Agent shall, upon Borrower Order, create a subaccount of the Hedge Counterparty Collateral Account with respect to the related Counterparty. The only deposits of funds into any subaccount of the Hedge Counterparty Collateral Account shall be deposits of collateral from time to time posted by the related Counterparty with respect to the its Hedge Agreements. Any and all funds at any time on deposit in, or otherwise to the credit of, the Margin Account shall be held in trust by the Collateral Agent for the benefit of the related Counterparties and the Secured Parties.

The only withdrawals from the subaccount of the Hedge Counterparty Collateral Account with respect to a Counterparty shall be:

(1)       if the amount on deposit in such subaccount exceeds the amount required to be on deposit therein pursuant to the terms of the related Hedge Agreement, to be transferred to the related Counterparty;

(2)       if a related Hedge Agreement is terminated (in whole or in part) and an amount is owing by such Counterparty to a Borrower Entity under such Hedge Agreement, for payment (by transfer to the Principal Collection Account) of the related termination claim (and interest thereon) to such Borrower Entity; and

(3)       if a related Hedge Agreement is terminated in whole (but not in part) and no amount is owing by such Counterparty to a Borrower Entity under such Hedge Agreement, to be transferred to the related Counterparty.

(g)       Future Funding Reserve Account. The Borrower shall, on or prior to the Effective Date, establish at the Accounts Securities Intermediary a segregated trust account in the name "BCSF I, LLC, subject to the lien of U.S. Bank National Association, as Collateral Agent on behalf of the Secured Parties", which shall be designated as the Future Funding Reserve Account, which shall be held by the Accounts Securities Intermediary in accordance with the Securities Account Control Agreement. At or prior to the Acquisition of a Future Funding Collateral Obligation, funds in an amount equal to the Equity Exposure Amount of such obligation shall be deposited by or on behalf of the Borrower pursuant to a Borrower Order into the Future Funding Reserve Account in the relevant Specified Currency. All Principal Proceeds in each Specified Currency in respect of Future Funding Collateral Obligations received upon the receipt of such Principal Proceeds shall be deposited into the Future Funding Reserve Account.

The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account in any Specified Currency shall be (i) at the direction of the Investment Manager, to fund or pay Exposure Amounts on the Future Funding Collateral Obligations in such Specified Currency as and when required under the terms of such Future Funding Collateral Obligations (after, or concurrently upon, providing to the Administrative Agent the related funding notice received under the Underlying Instrument of such Future Funding Collateral Obligation) (ii) to the extent of any excess of the funds on deposit in the Future Funding Reserve Account in such Specified Currency over the sum of the Exposure Amounts under all Future Funding Collateral Obligations in such Specified Currency, transfer such excess, upon Borrower Order, either (x) to the Principal Collection Account for application as Principal Proceeds in such Specified Currency to be applied in accordance with the Priority of Payments (or as otherwise required hereunder, including for application as Individual Realization Application Amounts) or (y) so long as (A) there is no Borrowing Base Deficiency or Collateral Deficit at such time and after giving effect thereto and (B) the Equity Distribution Test shall be satisfied on a pro forma basis after giving effect thereto, to be applied as directed by the Borrower in such Borrower Order and (iii) if an Event of Default shall have occurred and then be continuing, to be applied under the Enforcement Priority of Payments.

To the extent that any amounts to be deposited in the Future Funding Reserve Account are denominated in AUD, EUR or GBP, the Collateral Agent will cause such amounts to be deposited in the subaccount of the Future Funding Reserve Account established for such currency (or in such other account as the Collateral Agent may have established to hold such currency for purposes of this Agreement and the other Transaction Documents). The Borrower shall not convert (or cause to be converted) amounts on deposit in the Future Funding Reserve Account (or any subaccount or other such account) from one Specified Currency into another Specified Currency without the consent of the Administrative Agent. If an Event of Default has occurred and is continuing at any time, the Collateral Agent may (at the direction of the Administrative Agent but not otherwise) convert any or all of such non-USD amounts into USD for application hereunder.

6.4.         Reports by Collateral Agent.

The Collateral Agent shall make available in a timely fashion to the Borrower and the Investment Manager any information regularly maintained by the Collateral Agent and the Collateral Administrator that the Borrower or the Investment Manager may from time to time reasonably request with respect to the Pledged Obligations or the Transaction Accounts reasonably needed to complete the Valuation Report and the Monthly Report or to provide any other information reasonably available to the Collateral Agent by reason of its acting as Collateral Agent hereunder and required to be provided by Section 6.5 or to permit the Investment Manager to perform its obligations under the Investment Management Agreement. The Collateral Agent or the Collateral Administrator shall, in a timely fashion, forward to the Investment Manager copies of notices and other writings received by it, in its capacity as Collateral Agent or the Collateral Administrator, as applicable, hereunder, from the obligor or other Person with respect to any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation advising the holders of such obligation of any rights that the holders might have with respect thereto (including notices of calls and redemptions thereof) as well as all periodic financial reports received from such obligor or other Person with respect to such obligation and Clearing Agencies with respect to such obligor. The Borrower and the Investment Manager shall likewise cooperate by providing in a timely fashion to the Collateral Agent and the Collateral Administrator such information in such party's possession as maintained or reasonably available to it hereunder in respect of the Pledged Obligations or otherwise reasonably necessary to permit the Collateral Agent or the Collateral Administrator, as applicable, to perform its duties hereunder and, with respect to the Collateral Administrator, under the Collateral Administration Agreement.

The Collateral Administrator shall, based upon information provided by the Investment Manager, prepare and deliver to the Administrative Agent on each Business Day a trade reconciliation statement setting forth a list of each Commitment by a Borrower Entity to Acquire or Dispose of any Collateral Obligation that has not yet settled, including for each such Commitment the identity of the seller or purchaser of such Collateral Obligation, the date of the related trade ticket, the expected settlement date and such other information relating thereto as the Administrative Agent may reasonably request.

Nothing in this Section 6.4 shall be construed to impose upon the Collateral Agent or the Collateral Administrator any duty to prepare any report or statement required under Section 6.5 or to calculate or compute information required to be set forth in any such report or statement other than information regularly maintained by the Collateral Agent by reason of its acting as Collateral Agent hereunder.

6.5.         Accountings.

(a)           Daily. On each Business Day, commencing on the second Business Day following the Initial Credit Date (including each day on which a Monthly Report or a Valuation Report is delivered), the Borrower shall compile, or cause to be compiled, a report (the "Daily Report") and then provide or make available such Daily Report by or electronic mail to the Collateral Agent, the Collateral Administrator Parties, the Investment Manager, the Administrative Agent and the Lenders, provided that a Daily Report may be provided to any such party by posting such Daily Report on the Collateral Agent's website and providing access thereto to such parties. Each Daily Report shall contain the following information and instructions with respect to the Collateral, determined as of the close of business on the immediately preceding Business Day:

(i)           the Aggregate Principal Amount of the Collateral Obligations and the Eligible Investments then owned by the Borrower Entities;

(ii)          for each Collateral Obligation and Eligible Investment then owned by the Borrower Entities:

(1)       the owner of such Collateral Obligation or Eligible Investment;

(2)       the Principal Balance; currency; the annual interest rate (including the basis for such rate); maturity date (including the later date if such maturity date is extended); issuer; where such issuer is organized; and the CUSIP, LIN or other security identifier, if any, thereof; and

(3)       whether such Collateral Obligation is a Future Funding Collateral Obligation and, if so, the related Equity Exposure Amount and Exposure Amount;

(iii)         a list of each Collateral Obligation that each Borrower Entity has Committed to Acquire but for which the related settlement has not yet occurred (and, for each, the purchase price to be payable by such Borrower Entity for such Collateral Obligation);

(iv)         a list of each Collateral Obligation that each Borrower Entity has Committed to sell but for which the related settlement has not yet occurred (and, for each, the purchase price to be received by such Borrower Entity for such Collateral Obligation);

(v)          the Balance on deposit in each Specified Currency in each Transaction Account (and, for the avoidance of doubt, each sub-account thereof);

(vi)         for each Hedge Agreement then outstanding:

(1)       the related Counterparty;

(2)       each payment or exchange made thereunder during the then current or immediately prior Due Period;

(3)       each payment or exchange required to be made thereunder thereafter;

(4)       all overdue amounts (if any) thereunder;

(5)       the notional amount(s) thereof, the scheduled payment or exchange dates thereunder and the formulas for calculating payments thereunder; and

(6)       all amounts on then deposit (if any) in the related Hedge Counterparty Collateral Account and the related Hedge Borrower Collateral Account; and

(vii)        such other information as the Administrative Agent may reasonably request regarding the Collateral.

(b)          Monthly. Commencing in November 2017, (i) in the case of a month in which there is no Payment Date, not later than the 15th day of such month (or, if such day is not a Business Day, the next succeeding Business Day) and (ii) in the case of a month in which there is a Payment Date, one Business Day prior to such Payment Date, the Borrower shall compile, or cause to be compiled, a report (the "Monthly Report") and the Borrower shall then provide or make available such Monthly Report to the Collateral Agent, the Collateral Administrator Parties, the Investment Manager, the Administrative Agent and each Lender, provided that a Monthly Report may be provided to any such party by posting such Monthly Report on the Collateral Agent's website and providing access thereto to such parties. For the avoidance of doubt, any Monthly Report to be provided in a month in which there is a Payment Date may be combined with the related Valuation Report. The Monthly Report shall contain the following information and instructions with respect to the Collateral, determined as of (1) in the case of a month in which there is no Payment Date, the last Business Day of the immediately preceding month and (2) in the case of a month in which there is a Payment Date, the Determination Date for such Payment Date:

With respect to the Collateral Portfolio:

(i)           the Aggregate Principal Amount of the Collateral Obligations and the Eligible Investments;

(ii)          the Principal Balance, currency, annual interest rate (including the basis for such rate), maturity date (including the later date if such maturity date is extended), issuer of each Collateral Obligation and Eligible Investment and where the issuer of each Collateral Obligation and Eligible Investment is organized, as the case may be; the CUSIP, LIN or any other security identifier, if any, of each Collateral Obligation and Eligible Investment, as the case may be;

(iii)          an indication as to the classification of such Collateral Obligation (i.e., first lien, etc.); and whether such Collateral Obligation has been designated as a "Private Asset" or a "Non-Private Asset" pursuant to the terms of this Agreement;

(iv)         the owner of such Collateral Obligation;

(v)          the nature, source and amount of any Proceeds in each of the Transaction Accounts including the Interest Proceeds and Principal Proceeds (stating separately the amount of Sale Proceeds), received since the date of determination of the last Monthly Report, all in the Specified Currencies in which such amounts are denominated;

(vi)         the number, identity and, if applicable, principal amount of any Collateral that was released for sale or other disposition (specifying the category of permitted sales under which it falls) and the number, identity and, if applicable, par value of Collateral Acquired by the Borrower Entities since the date of determination of the last Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date);

(vii)        [reserved];

(viii)       the Acquisition or sale price of each item of Collateral Acquired by each Borrower Entity, in each case since the date of determination of the last Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date) and the identity of the purchasers or sellers thereof, if any, which are Affiliated with the Borrower or the Investment Manager;

(ix)          (A) the identity and Principal Balance of each Collateral Obligation that was upgraded or downgraded since the most recent Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date) and (B) the Aggregate Principal Amount of Collateral Obligations that were (1) upgraded and (2) downgraded, respectively since the most recent Monthly Report (or, in the case of the first Monthly Report, since the Initial Credit Date);

(x)           for each Hedge Agreement then outstanding:

(1)       the related Counterparty;

(2)       each payment or exchange made thereunder during the then current or immediately prior Due Period;

(3)       each payment or exchange required to be made thereunder thereafter;

(4)       all overdue amounts (if any) thereunder;

(5)       the notional amount(s) thereof, the scheduled payment or exchange dates thereunder and the formulas for calculating payments thereunder; and

(6)       all amounts on then deposit (if any) in the related Hedge Counterparty Collateral Account and the related Hedge Borrower Collateral Account;

(xi)          whether such Collateral Obligation is a Future Funding Collateral Obligation and, if so, the related Equity Exposure Amount and Exposure Amount; and

(xii)         such other information as the Collateral Agent, Investment Manager, the Administrative Agent or the Requisite Lenders may reasonably request regarding the Loans and the Collateral therefor.

Upon receipt of each Monthly Report, the Collateral Agent shall compare the information contained therein to the information contained in its records with respect to the Collateral and shall, within three Business Days after receipt of such Monthly Report, notify the Borrower and the Investment Manager if the information contained in the Monthly Report does not conform to the information maintained by the Collateral Agent in its records and detail any discrepancies. If any discrepancy exists, the Collateral Agent and the Borrower, or the Investment Manager on behalf of the Borrower, shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Borrower shall appoint, within five Business Days, an Independent accountant to review such Monthly Report and the Collateral Agent's records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or the Collateral Agent's records, the Monthly Report or the Collateral Agent's records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Agreement.

(c)           Payment Date Accounting. The Borrower shall compile or cause to be compiled a report (the "Valuation Report") and the Borrower shall then provide, or cause to be provided, such Valuation Report by facsimile, overnight courier or electronic mail to the Collateral Agent (who shall make such Valuation Report available to the Administrative Agent and the Lenders by access to its website or by first class mail upon written request therefor) not later than one Business Day prior to the related Payment Date (or, with respect to the Maturity Date, on the Payment Date). The Valuation Report shall contain the following information:

(i)            the Aggregate Principal Amount of the Collateral Obligations as of the close of business on such Determination Date, after giving effect to (A) Proceeds received on the Collateral Obligations with respect to the related Due Period and the reinvestment of such Proceeds in substitute Collateral Obligations or Eligible Investments during such Due Period and (B) the release of any Collateral Obligations during such Due Period;

(ii)          the aggregate outstanding principal balance of the Loans (in Dollars and as a percentage of the original aggregate outstanding principal balance of the Loans at the beginning of the Due Period), the amount of principal payments to be made on the Loans on the next Payment Date, the amount of any overdue interest and the aggregate outstanding principal balance of the Loans as a Dollar figure and as a percentage of the original aggregate outstanding principal balance, in each case after giving effect to the principal payments, if any, for such Payment Date;

(iii)         the amount of interest payable to the Lenders for such Payment Date and the amount of Interest Proceeds and Principal Proceeds payable to the Equity Holder (in each case determined as of the related Determination Date);

(iv)         the amount of Principal Proceeds (in USD terms) to be applied pursuant to clause (1) of the Principal Priority of Payments (in each case determined as of the related Determination Date);

(v)          the Administrative Expenses payable for such Payment Date on an itemized basis (determined as of the related Determination Date);

(vi)         for the Interest Collection Account:

(1)       the Balance on deposit in the Interest Collection Account at the end of the related Due Period, in each Specified Currency and the Balance in Dollars after the conversion under Section 6.2(a);

(2)       the amounts payable from the Interest Collection Account (through a transfer to the Payment Account) pursuant to subclauses (1) through (16) of the Interest Priority of Payments and subclauses (1) through (13) of the Principal Priority of Payments for such Payment Date; and

(3)       the Balance remaining in the Interest Collection Account immediately after all payments and deposits to be made on such Payment Date (determined as of the related Determination Date);

(vii)        for the Principal Collection Account:

(1)       the Balance on deposit in the Principal Collection Account at the end of the related Due Period, in each Specified Currency and the Balance in Dollars after the conversion under Section 6.2(b);

(2)       the amounts, if any, payable from the Principal Collection Account (through a transfer to the Payment Account) as Interest Proceeds pursuant to the Interest Priority of Payments and as Principal Proceeds pursuant to the Principal Priority of Payments for such Payment Date (in each case determined as of the related Determination Date); and

(3)       the Balance remaining in the Principal Collection Account immediately after all payments and deposits to be made on such Payment Date (determined as of the related Determination Date), in each Specified Currency;

(viii)       the amount of unpaid interest, if any, with respect to any Loans (in each case determined as of the related Determination Date);

(ix)          the Principal Payments received during the related Due Period, in each Specified Currency;

(x)           the Principal Proceeds received during the related Due Period, in each Specified Currency;

(xi)          the Interest Proceeds received during the related Due Period, in each Specified Currency;

(xii)         the amounts payable pursuant to each subclause of the Interest Priority of Payments and the Principal Priority of Payments on the related Payment Date (in each case determined as of the related Determination Date);

(xiii)        [reserved];

(xiv)       the identity of any Collateral Obligations and other properties that were released for sale or other disposition, indicating whether such Collateral Obligation or other property is an Ineligible Asset and whether such Collateral Obligation or Ineligible Asset was sold or disposed of since the last Valuation Report;

(xv)         for each Hedge Agreement then outstanding:

(1)       the related Counterparty;

(2)       each payment or exchange made thereunder during the then current or immediately prior Due Period;

(3)       each payment or exchange required to be made thereunder thereafter;

(4)       all overdue amounts (if any) thereunder;

(5)       the notional amount(s) thereof, the scheduled payment or exchange dates thereunder and the formulas for calculating payments thereunder; and

(6)       all amounts on then deposit (if any) in the related Hedge Counterparty Collateral Account and the related Hedge Borrower Collateral Account; and

(xvi)       such other information as the Collateral Agent, Investment Manager or the Administrative Agent may reasonably request regarding the Loans and the Collateral therefor.

(d)          Payment Date Instructions. Each Valuation Report shall constitute instructions to the Collateral Agent to withdraw on the related Payment Date from the Payment Account and pay or transfer the amounts set forth in such report in the manner specified, and in accordance with the priorities established, in the Priority of Payments.

(e)           Valuation Report/Monthly Report/Daily Report. Notwithstanding any provision to the contrary contained in this Agreement, (i) the Borrower may prepare (or cause to be prepared) a separate Daily Report for each of the Collateral Obligations and Eligible Investments owned by the Borrower and each other Borrower Entity, and any such reports provided for any Business Day shall collectively constitute the "Daily Report" for such day; and (ii) in the case of a month in which there is a Payment Date, the Borrower, or the Collateral Administrator on behalf of the Borrower, need not compile a separate Monthly Report and Valuation Report but may in lieu thereof compile a combined report that contains the information, determined as of the Determination Date, required by Section 6.5(b) and Section 6.5(c). Such combined report shall otherwise be subject to all of the requirements set forth in the first paragraphs of Section 6.5(b) and Section 6.5(c). Except as otherwise expressly stated, information in such reports (i) as to any asset shall be in the Specified Currency of such asset and (ii) in respect of any test or other reporting item relating to assets in the aggregate, shall be reported in USD (and converted as necessary at the Collateral Agent Exchange Rate on the related determination date for such report).

(f)           Distribution of Reports. The Collateral Agent will make the Monthly Report and the Valuation Report available via its internet website. In addition, the Collateral Agent shall provide information in respect of cash balances to the Administrative Agent via SWIFT. The Collateral Agent's internet website shall initially be located at "www.usbank.com/cdo". Assistance in using the website can be obtained by contacting the Collateral Agent's Corporate Trust Office. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Collateral Agent shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Collateral Agent shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access to the Collateral Agent's internet website, the Collateral Agent may require registration and the acceptance of a disclaimer. The Collateral Agent shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Monthly Report and the Valuation Report which the Collateral Agent disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

6.6.         Additional Reports.

In addition to the information and reports specifically required to be provided pursuant to the terms of this Agreement, the Borrower (at its expense), or the Investment Manager on behalf of the Borrower, shall compile and the Borrower shall then provide the Administrative Agent and the Lenders (upon request of the Requisite Lenders), with all information or reports delivered to the Collateral Agent hereunder, and such additional information as the Administrative Agent or the Requisite Lenders may from time to time reasonably request and the Borrower shall reasonably determine may be obtained and provided without unreasonable burden or expense (the "Additional Reports"). Such a request from a Lender (or its designee) may be submitted directly to the Collateral Agent and then such request shall be forwarded to the Borrower for processing.

6.7.         Delivery of Pledged Obligations; Custody Documents; Etc.

(a)          The Collateral Agent shall credit all Collateral Obligations and Eligible Investments Acquired by the Borrower in accordance with this Agreement and Cash to the relevant Transaction Account established and maintained pursuant to this Section 6, as to which in each case the Collateral Agent and the Borrower shall have entered into the Securities Account Control Agreement.

(b)          Each time that a Borrower Entity, or the Investment Manager on behalf of such Borrower Entity, shall direct or cause the Acquisition of any Collateral Obligation or Eligible Investment, such Borrower Entity or the Investment Manager on behalf of such Borrower Entity shall, if such Collateral Obligation or Eligible Investment has not already been transferred to the relevant Transaction Account, cause such Collateral Obligation or Eligible Investment to be delivered. The security interest of the Collateral Agent in the funds or other property utilized in connection with such Acquisition shall, immediately and without further action on the part of the Collateral Agent, thereupon be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in such Collateral Obligation or Eligible Investment so Acquired, including all rights of the Borrower Entities in and to any contracts related to and proceeds of such Collateral Obligation or Eligible Investment.

(c)          Without limiting the foregoing, each Borrower Entity, or the Investment Manager on behalf of such Borrower Entity, will use its commercially reasonable efforts to direct the Accounts Securities Intermediary to take such different or additional action as may be necessary in order to maintain the perfection or priority of the security interest in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC.

(d)          In addition to the steps specified in subclauses (b) and (c) above, each Borrower Entity or the Investment Manager (at the sole cost and expense of the Borrower Entities) on behalf of the such Borrower Entity will use commercially reasonable efforts to take all actions necessary or advisable under the laws of the applicable jurisdiction of organization of such Borrower Entity to protect the security interest of the Collateral Agent.

(e)           For each Collateral Obligation owned by a Borrower Entity on the Initial Credit Date, such Borrower Entity shall:

(1)           prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Custodian, on the Initial Credit Date, the Escrowed Assignment Agreement Documents for such Collateral Obligation, to be held by the Collateral Custodian pending the assignment of Collateral Obligation in connection with the exercise of remedies by the Collateral Agent or the Requisite Lenders under the Transaction Documents; provided that such Escrowed Assignment Agreement Documents shall be provided in electronic form (to the Transaction Data Room) on the Initial Credit Date with originals to be sent to the Collateral Custodian within 10 days after the Initial Credit Date.

(2)          direct all the obligors and agents, as applicable, on all Collateral Obligations to make all payments under the relevant Underlying Instruments in respect of such Collateral Obligations directly to the applicable Transaction Accounts;

(3)          deliver copies of a Document Checklist for such Collateral Obligation, all related Underlying Instruments and other related Custody Documents to the Collateral Custodian on behalf of the Secured Parties; provided that:

(i)        (x) with respect to Collateral Obligations other than Originated Collateral Obligations, items referenced in clause (a) of the definition of "Underlying Instruments" shall be delivered on the Initial Credit Date and (y) with respect to Originated Collateral Obligations, items in clause (a) of the definition of "Underlying Instruments" shall be delivered within five Business Days of the Initial Credit Date;

(ii)       items referenced in clause (b) of the definition of "Underlying Instruments" shall be delivered promptly upon receipt by the Investment Manager; and

(iii)      items referenced in clause (c) of the definition of "Underlying Instruments" shall be delivered upon request by the Requisite Lenders to the extent that the Investment Manager has received such items.

To the extent not otherwise provided in clause (3) above, the Preliminary Documentation Package for each Collateral Obligation shall be delivered on or prior to the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation (whether with funds on deposit in the Transaction Accounts or with the proceeds of any borrowing under the Transaction Documents); and the Additional Documentation shall be delivered within five Business Days after the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Investment Manager will be deemed to have satisfied their obligations to deliver such Document Checklists, all Underlying Instruments and other related Custody Documents under this clause (e) to the Collateral Custodian to the extent such material has been made available to the Collateral Agent in the Transaction Data Room, except that any original executed note as described in clause (a) of the definition of Preliminary Documentation Package and Escrowed Assignment Agreement Documents shall be physically delivered to the Collateral Agent.

(f)       For each Collateral Obligation Acquired by a Borrower Entity after the Initial Credit Date, such Borrower Entity shall:

(1)           prepare, execute and deliver (and procure execution by the other parties required to execute and deliver the same) to the Collateral Custodian, on the date on which such Borrower Entity Acquires such Collateral Obligation:

(x)       the Escrowed Assignment Agreement Documents for such Collateral Obligation, to be held by the Collateral Custodian pending the assignment of Collateral Obligation in connection with the exercise of remedies by the Collateral Agent or the Requisite Lenders under the Transaction Documents; provided that:

(i)            except as set forth in clause (ii) below, such Escrowed Assignment Agreement Documents shall be provided in electronic form on the date on which such Borrower Entity Acquires such Collateral Obligation with originals to be sent to the Collateral Custodian within 10 days after the date of such Acquisition; and

(ii)           such Escrowed Assignment Agreement Documents may be provided (in both electronic and original form) within 30 Business days after the Acquisition of such Collateral Obligation if:

(A)       at the time of such Acquisition, the aggregate Asset Amortized Amount of all Collateral Obligations (including such Acquired Collateral Obligation) for which Escrowed Assignment Agreement Documents are being delivered, but have not yet been delivered, under this clause (ii) (the "In Transit Collateral Obligations" at such time) is less than or equal to 2% of the Total Facility Amount at such time; and

(B)       the Borrower provides to the Administrative Agent, the Collateral Agent and the Collateral Custodian, at the time of such Acquisition, a list of each In Transit Collateral Obligation at such time, setting forth for each such Collateral Obligation its date of Acquisition and the Asset Amortized Amount thereof; and

(y)       if any Sponsor Administrative Agent is party to the related Underlying Instruments and such Sponsor Administrative Agent has not theretofore executed and delivered an Administrative Agent Cooperation Agreement that covers such Collateral Obligation, an Administrative Agent Cooperation Agreement executed and delivered by such Sponsor Administrative Agent and the other parties thereto;

(2)          direct all the obligors and agents, as applicable, on all Collateral Obligations to make all payments under the relevant Underlying Instruments in respect of such Collateral Obligations directly to the applicable Transaction Accounts;

(3)           make available a Document Checklist for such Collateral Obligation, copies of all related Underlying Instruments and other related Custody Documents to the Collateral Custodian on behalf of the Secured Parties; provided that:

(i)        (x) with respect to Collateral Obligations other than Originated Collateral Obligations, items referenced in clause (a) of the definition of "Underlying Instruments" shall be delivered on the date on which such Borrower Entity Acquires such Collateral Obligation and (y) with respect to Originated Collateral Obligations, items referenced in clause (a) of the definition of "Underlying Instruments" shall be delivered within five Business Days after the date on which such Borrower Entity Acquires such Collateral Obligation;

(ii)       items referenced in clause (b) of the definition of "Underlying Instruments" shall be delivered promptly upon receipt by the Investment Manager; and

(iii)      items referenced in clause (c) of the definition of "Underlying Instruments" shall be delivered upon request by the Requisite Lenders to the extent that the Investment Manager has received such items;

(4)           no later than thirty days after the date of Acquisition of such Collateral Obligation, deliver copies of (x) with respect to an Originated Collateral Obligation, a copy of the executed principal Underlying Instruments governing such Collateral Obligation showing the relevant Borrower Entity as the lender of record on the Collateral Obligation and (y) with respect to a Collateral Obligation Acquired by Participation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Selling Institution or a copy of the executed principal Underlying Instruments governing such Collateral Obligation, as applicable, in each case showing the relevant Selling Institution as the lender of record on such Collateral Obligation; and

(5)           from time to time, upon the reasonable request therefor from the Administrative Agent, the relevant Borrower Entity shall use commercially reasonable efforts to provide copies of a trade ticket, confirmation of trade, instruction to commit to the trade or similar instrument or document, or other relevant document evidencing such Borrower Entity's Commitment to Acquire an Unsettled Purchase Asset.

To the extent not otherwise provided in clause (3) above, the Preliminary Documentation Package for each Collateral Obligation shall be delivered on or prior to the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation (whether with funds on deposit in the Transaction Accounts or with the proceeds of any borrowing under the Transaction Documents); and the Additional Documentation shall be delivered within five Business Days after the date on which the Borrower Entities fund the Acquisition of such Collateral Obligation.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Investment Manager will be deemed to have satisfied their obligations to deliver such Document Checklists, all Underlying Instruments and other related Custody Documents under this clause (f) to the Collateral Custodian to the extent such material has been made available to the Collateral Agent in the Transaction Data Room, except that any original executed note as described in clause (a) of the definition of Preliminary Documentation Package and Escrowed Assignment Agreement Documents shall be physically delivered to the Collateral Agent.

(g)          From time to time at the reasonable request of the Requisite Lenders, each Borrower Entity agree to execute and deliver to the Collateral Custodian new or refreshed Escrowed Assignment Agreement Documents for all or such portion of the Collateral Obligations as the Requisite Lenders may specify in such request (it being understood that no more than one request may be made in any calendar year unless an Event of Default shall have occurred and be continuing at the time of such request).

6.8.         Custodianship and Release of Collateral.

(a)           Subject to Section 8, each Borrower Entity may, by Borrower Order delivered to the Collateral Agent at least two Business Days prior to the settlement date for any sale of a Collateral Obligation or Ineligible Asset, direct the Collateral Agent to release such Collateral Obligation and, upon receipt of such Borrower Order, if the Borrower has certified that the sale of such Collateral Obligation or Ineligible Asset is in compliance with the restrictions on sale and the other terms in Section 8 (which certification shall be deemed to have been provided upon delivery of the related Borrower Order) and the Administrative Agent has consented to such sale pursuant to Section 8, the Collateral Agent shall deliver (or cause the delivery of) any such Collateral Obligation, if in physical form, duly endorsed to the broker or purchaser designated in such Borrower Order or against receipt of the sales price therefor as set forth in such Borrower Order; provided that the Collateral Agent may deliver (or cause the delivery of) any such Collateral Obligation in physical form for examination in accordance with street delivery custom, and the Lien of the Collateral Agent shall be automatically released from such Collateral Obligation or Ineligible Asset without further action upon receipt of the Sale Proceeds.

(b)          Subject to Section 8, each Borrower Entity may, by Borrower Order delivered to the Collateral Agent at least two Business Days prior to the date set for redemption or payment in full of a Pledged Obligation or other item of Collateral and certifying that such Collateral Obligation is being redeemed or paid in full, direct the Collateral Agent, or at the Collateral Agent's instructions, the Accounts Securities Intermediary, to deliver such Collateral Obligation, if in physical form, duly endorsed, to cause it to be presented, or otherwise appropriately deliver or present such security or debt obligation, to the appropriate paying agent therefor or other Person responsible for payment thereon on or before the date set for redemption or payment, in each case against receipt of the redemption price or payment in full thereof. If an Event of Default has occurred and is continuing at the time of such direction, the Collateral Agent, if so directed by the Requisite Lenders, shall disregard such direction.

(c)           Subject to Section 8, each Borrower Entity may, by Borrower Order, delivered to the Collateral Agent at least two Business Days prior to the date set for an exchange, tender or sale, certifying that a Collateral Obligation is subject to an Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Collateral Agent or, at the Collateral Agent's instructions, the Accounts Securities Intermediary, to deliver such security or debt obligation, if in physical form, duly endorsed, or, if such security is a Collateral Obligation for which a Security Entitlement has been created in a Transaction Account, to cause it to be delivered, or otherwise appropriately deliver or present such security or debt obligation, in accordance with such Borrower Order, in each case against receipt of payment therefor, and the Lien of the Collateral Agent shall be automatically released from such Collateral Obligation without further action upon receipt of the applicable exchange, tender or Sale Proceeds. If an Event of Default has occurred and is continuing at the time of such direction, the Collateral Agent, if so directed by the Requisite Lenders, shall disregard such direction.

(d)          The Collateral Agent shall deposit any proceeds received from the disposition of a Pledged Obligation of the Borrower in the Principal Collection Account and/or the Interest Collection Account, as the case may be, unless directed to simultaneously applied to the purchase of substitute Collateral Obligations or Eligible Investments as permitted under and in accordance with this Section 6 and Section 8.

(e)          Upon satisfaction of any of the conditions set forth in this Section 6.8 for the sale or release of a Collateral Obligation in whole, the Investment Manager shall, by delivery to the Collateral Agent of a request for release substantially in the form of Exhibit D (with a copy to the Lenders) (which may be delivered concurrently with the Borrower Order delivered pursuant to Section 6.7(a)), direct the release of the related Custody Documents for such Collateral Obligation which are held by the Collateral Agent in physical custody pursuant to Section 6.6. Upon receipt of such direction, the Collateral Agent shall release the related Custody Documents to the Investment Manager (or as otherwise provided in the related release request) and the Investment Manager will not be required to return the related Custody Documents to the Collateral Agent. Written instructions as to the method of shipment and shipper(s) the Collateral Agent is directed to utilize in connection with the transmission of Custody Documents in the performance of the Collateral Agent's duties hereunder shall be delivered by the Investment Manager to the Collateral Agent prior to any shipment of any Custody Documents hereunder. If the Collateral Agent does not receive such written instruction from the Investment Manager, the Collateral Agent shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Investment Manager shall arrange for the provision of such services at the sole cost and expense of the Borrower and shall maintain such insurance against loss or damage to the Custody Documents as the Investment Manager deems appropriate.

6.9.         Procedures Relating to the Establishment of Transaction Accounts Controlled by the Collateral Agent.

(a)           Notwithstanding the terms of Part 5 of Article 8 of the UCC but subject to Section 6.7 and Section 14, to the extent applicable, with respect to Collateral Obligations delivered to the Collateral Agent, any custodian acting on its behalf, or the Bank acting as Accounts Securities Intermediary pursuant to the provisions of this Agreement, such Person shall be obligated to receive and hold until released pursuant to the terms of this Agreement and the Collateral Documents the items delivered or caused to be delivered to it by the Borrower Entities or the Investment Manager, and to hold the same in its custody in accordance with the terms of this Agreement and the Collateral Documents but shall have no further obligation with respect to, or be obligated to take (or to determine whether there has been taken) any action in connection with the delivery of such Collateral Obligations. Without limiting the foregoing, in no instance shall the Collateral Agent, any such custodian or the Bank acting as Accounts Securities Intermediary be under any duty or obligation to examine the underlying credit agreement, loan agreement, participation agreement, indenture, trust agreement or similar instrument that may be applicable to any Collateral Obligation in order to determine (or otherwise to determine under applicable law) whether sufficient actions have been taken and documents delivered (including any requisite obligor or agent bank consents, notices or filings) in order to properly assign, transfer, or otherwise convey title to such Collateral Obligations.

In connection with the delivery of any Collateral Obligation, the Borrower Entities or the Investment Manager shall send to the Collateral Agent and the Collateral Administrator Parties a trade ticket or transmittal letter (in form and content mutually reasonably acceptable to them), which shall, at a minimum (in addition to other appropriate information with regard to the subject Collateral Obligation as may be mutually agreed upon between the Collateral Administrator Parties and the Investment Manager), (i) specify the Acquisition price for such Collateral Obligation, and (ii) identify the Collateral Obligation and its material amount, payment and interest rate terms. Each of the Collateral Agent, any custodian acting on its behalf, the Collateral Administrator Parties and the Bank acting as Accounts Securities Intermediary shall be entitled to assume the genuineness, validity and enforceability of each such note, certificate, instrument and agreement delivered to it in connection with the delivery of a Collateral Obligation, and to assume that each is what it purports on its face to be, and to assume the genuineness and due authority of all signatures appearing thereon.

(b)          Nothing in this Section 6 shall impose upon the Accounts Securities Intermediary the duties, obligations or liabilities of the Collateral Agent; and nothing herein shall impose upon the Collateral Agent the duties, obligations or liabilities of the Accounts Securities Intermediary.

SECTION 7. APPLICATION OF MONIES

Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 7 and Section 12, on each Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the applicable Transaction Accounts as follows and for application by the Collateral Agent in accordance with the following priorities (collectively, the "Priority of Payments"):

(a)           Interest Priority of Payments. On each Payment Date (unless an Event of Default has occurred and is then continuing) the Collateral Agent shall disburse amounts transferred to the Payment Account pursuant to Sections 6.3(a) constituting Interest Proceeds (as set forth on the Valuation Report for such Payment Date) for application (in the currencies in which such payments are denominated) in accordance with the following priorities (the "Interest Priority of Payments"):

(1)           to the payment of taxes of any Borrower Entity, if any, and any governmental fee, including all filing, registration and annual return fees payable by them (in each case, excluding any Specified Payment Amounts for such Payment Date);

(2)           to the payment of accrued and unpaid Administrative Expenses constituting fees of the Bank Parties under the Transaction Documents and reimbursement of expenses (including indemnity payments) of the Bank Parties pursuant to the terms of the Transaction Documents; provided that total payments pursuant to this subclause (2) shall not exceed, on any Payment Date, an amount equal to a percentage of the Aggregate Principal Amount of the Collateral Portfolio equal to an annual rate of 0.025% per annum, measured as of the beginning of the Due Period preceding such Payment Date;

(3)           to the payment (in the order set forth in the definition of Administrative Expenses), of (a) first, remaining accrued and unpaid Administrative Expenses (other than indemnity payments) of the Borrower Entities including other amounts payable by the Borrower Entities to the Investment Manager under the Investment Management Agreement (excluding any Successor Management Fees), and to the Bank Parties constituting Administrative Expenses (including indemnity payments) not paid pursuant to subclause (2) above, and (b) second, remaining accrued and unpaid Administrative Expenses of the Borrower Entities constituting indemnity payments; provided that such payments pursuant to this subclause (3) shall not exceed an amount equal on any Payment Date (when taken together with any Administrative Expenses (other than those paid and applied to the cap amount specified in clause (2) above) paid during the period since the preceding Payment Date or, in the case of the First Payment Date, the Initial Credit Date) to the Administrative Expense Cap for such Payment Date;

(4)           to pay any Successor Management Fees to any Successor Investment Manager;

(5)          (a) first, to the payment of Hedge Advance Amounts and interest thereon; and second (b) pari passu, to the payment of accrued and unpaid interest, Commitment Fees, Minimum Spread Payments, Make-Whole Amounts (if any) and other amounts due and payable on the Loans (in each case other than principal of the Loans) and to the payment of any amounts due to any Counterparty under any Hedge Agreement other than amounts due as a result of the termination (or partial termination) of such Hedge Agreement;

(6)          so long as no Default, Event of Default, Collateral Deficit or Borrowing Base Deficiency shall have occurred and then be continuing or would result or increase therefrom, to deposit funds in the Hedge Borrower Collateral Accounts to the extent then required under the terms of the Hedge Agreements;

(7)           if a Borrowing Base Deficiency Trigger Event has occurred, to the repayment of principal of the Loans until the related Borrowing Base Deficiency is eliminated;

(8)           if a Cash Trap Event has occurred and is continuing, (x) during the Availability Period, all remaining amounts to the Principal Collection Account until such Cash Trap Event is no longer continuing; and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations until the Obligations are paid in full;

(9)           if a Clean-Up Call Event has occurred and is continuing, pari passu to the outstanding principal of the Loans and the other Obligations until the Obligations are repaid in full and to the payment of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement;

(10)         if a Collateral Deficit exists, to the Margin Account until such Collateral Deficit has been cured;

(11)         if a Borrowing Base Deficiency exists on such Payment Date, an amount equal to the Borrowing Base Deficiency (x) during the Availability Period, to the Principal Collection Account until such Borrowing Base Deficiency no longer exists; and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations until the Obligations are paid in full;

(12)         to the payment of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement;

(13)         to the payment, first, pari passu, of any accrued and unpaid fees and expenses of the Bank Parties; second, in the order set forth in the definition of Administrative Expenses, of any accrued and unpaid Administrative Expenses of the Borrower Entities (including, for the avoidance of doubt, (a) indemnities and amounts payable by the Borrower Entities to the Bank Parties and (b) indemnities and amounts payable by the Borrower Entities to the Investment Manager under the Investment Management Agreement (other than any Successor Management Fee)), in each case to the extent not paid pursuant to subclauses (2), (3) and (4) above; and third, to a deposit to the Expense Reserve Account until the amount on deposit therein is equal to the Expense Reserve Amount;

(14)         first, to the payment of any amounts due to any Counterparty under any Hedge Agreement not otherwise paid pursuant to subclause (5), (8) or (12) above; and second to deposit funds in the Hedge Borrower Collateral Accounts to the extent required under the terms of the Hedge Agreements and not otherwise deposited pursuant to subclause (6) above;

(15)         to the payment of the Specified Payment Amounts (if any) for such Payment Date; and

(16)         the balance of Interest Proceeds to the Borrower for distribution to the Equity Holder as a dividend payment thereon or as a final distribution in redemption thereof, as applicable or, if the Investment Manager so directs, to be treated as Designated Principal Proceeds hereunder.

(b)          Principal Priority of Payments. On each Payment Date (unless an Event of Default has occurred and is then continuing), in each case after giving effect to the application of the Interest Priority of Payments on such Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account pursuant to Section 6.3(a) constituting Principal Proceeds (as set forth on the Valuation Report for such Payment Date) for application (in the currencies in which such payments are denominated) in accordance with the following priorities (the "Principal Priority of Payments"):

(1)           to the payment of the amounts referred to in subclauses (1) through (6) of the Interest Priority of Payments (in the order of priority set forth therein), but only to the extent not paid in full thereunder;

(2)           if such Payment Date is during the Amortization Period, pari passu to the payment of principal of the Loans in an amount equal to the Required Principal Amortization Amount for such Payment Date and to the payment of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement;

(3)           if such Payment Date is on the Maturity Date, pari passu to the payment of principal of the Loans until the Loans are repaid in full and to the payment of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement;

(4)           if a Borrowing Base Deficiency Trigger Event has occurred, to the repayment of principal of the Loans until the related Borrowing Base Deficiency is eliminated;

(5)           if a Cash Trap Event has occurred and is continuing, (x) during the Availability Period, all remaining amounts to the Principal Collection Account (for application on subsequent dates); and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations until the Obligations are paid in full;

(6)           if a Clean-Up Call Event has occurred and is continuing, pari passu to the outstanding principal of the Loans and the other Obligations until the Obligations are repaid in full and to the payment of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement;

(7)           if a Collateral Deficit exists, to the Margin Account until such Collateral Deficit has been cured;

(8)           if a Borrowing Base Deficiency exists on such Payment Date (determined on a pro forma basis after giving effect to the application of amounts on deposit in the Principal Collection Account under the remaining provisions of the Principal Priority of Payment on such Payment Date), an amount equal to such Borrowing Base Deficiency (x) during the Availability Period, to the Principal Collection Account (for application on subsequent dates); and (y) during the Amortization Period, to the outstanding principal of the Loans and the other Obligations until the Obligations are paid in full;

(9)           to the payment of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement;

(10)         if such Payment Date is prior to the Maturity Date, all remaining Principal Proceeds to (as determined by the Investment Manager) (x) the Acquisition of Collateral Obligations or to the Principal Collection Account for investment in Eligible Investments pending Acquisition of Collateral Obligations at a later date, in each case in accordance with this Agreement; (y) to the repayment of the Loans in a Voluntary Prepayment pursuant to Section 2.8; and (z) if the Equity Distribution Test is satisfied, for further application under subclauses (11) through (13) below;

(11)         to the amounts referred to in subclauses (13) and (14) of the Interest Priority of Payments (in the order of priority set forth therein), but only to the extent not paid in full thereunder;

(12)         to the payment of the Specified Payment Amounts (if any) for such Payment Date, in each case to the extent not paid pursuant to the Interest Priority of Payments; and

(13)         to the Borrower for distribution to the Equity Holder as a dividend payment thereon or as a final distribution in redemption thereof, as applicable.

(c)           Enforcement Priority of Payments. If an Event of Default has occurred and is continuing, all Interest Proceeds, Principal Proceeds and any other available funds in the Transaction Accounts will be distributed in the following order of priority (the "Enforcement Priority of Payments"):

(1)           to the payment (a) first, of the amounts referred to in subclauses (1) through (4) of the Interest Priority of Payments (in the order of priority set forth therein); and (b) second to the Bank Parties constituting Administrative Expenses (including indemnity payments, but excluding Excluded Payments) not paid pursuant to subclause (a) above due to the application of the caps set forth in subclauses (2) and (3) of the Interest Priority of Payments;

(2)           to the payment (a) first, pari passu, of accrued and unpaid interest, Commitment Fees, Minimum Spread Payments, Make-Whole Amounts (if any), Hedge Advance Amounts and interest thereon and other amounts due and payable on the Loans (in each case other than principal of the Loans) and of any amounts due to any Counterparty under any Hedge Agreement other than amounts due as a result of the termination (or partial termination) of such Hedge Agreement, (b) second, pari passu, of principal of the Loans, until the Loans have been repaid in full, and of any amounts due to any Counterparty under any Hedge Agreement pursuant to an early termination (or partial termination) (in each case other than pursuant to a Junior Priority Termination Event) of such Hedge Agreement, (c) third, to the payment of any other Obligations the outstanding, and (d) fourth, to the amounts referred to in subclauses (6) and (12) of the Interest Priority of Payments (in the order of priority set forth therein);

(3)           to the payment of all Extraordinary Expense Amounts (if any) not theretofore paid; and

(4)          the balance of such funds, if any, to the Borrower for distribution to the Equity Holder as a final distribution in redemption thereof, as applicable.

(d)          Other Provisions. Without limiting the foregoing:

(1)           Not later than 12:00 p.m., (New York City time), on the Business Day preceding each Payment Date, the Borrower shall, pursuant to Section 6.3(a), direct the Collateral Agent to transfer into the Payment Account Cash (to the extent of funds then on deposit in the other Transaction Accounts) an amount sufficient to pay the amounts described in the Priority of Payments required to be paid on such Payment Date.

(2)           If on any Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required by the statements furnished by the Borrower pursuant to Section 6.6, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under the Priority of Payments, subject to Section 12 of the Agreement, to the extent funds are available therefor and such failure to pay shall not be an Event of Default unless specifically set forth herein.

(3)           If the Borrower does not have a sufficient amount of funds in USD on deposit in the applicable Transaction Accounts that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such Payment Date and/or (2) to pay any Administrative Expenses or other amounts required to be paid on such Payment Date (a "Currency Shortfall"), then, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall convert (or shall direct the Collateral Agent to convert) amounts held in the Transaction Accounts in other Specified Currencies into USD in an amount necessary to cure such Currency Shortfall. Each such conversion shall occur no later than one Business Day prior to such Payment Date and shall be made at the relevant Collateral Agent Exchange Rate for such Specified Currency on such date. If for any reason the Borrower shall have failed to effect any such currency conversion by the Business Day prior to such Payment Date, then the Administrative Agent shall be entitled to effect such currency conversions on behalf of the Borrower.

(4)          Notwithstanding anything to the contrary contained herein, amounts on deposit in the Expense Reserve Account may be applied to the payment of Administrative Expenses of the Borrower Entities on days other than Payment Dates; and other payments expressly permitted to be made hereunder on dates other than Payment Dates, or otherwise than in accordance with the Priority of Payments, may be made to the extent so expressly provided herein.

(5)           Notwithstanding anything to the contrary contained herein, the Borrower shall be permitted to make payments to the Borrower's member in or with respect to any taxable year of the member (or any calendar year, as relevant) in amounts not to exceed 115% of the amounts that are required to be distributed by such member to its shareholders to: (i) allow such member (or its direct or indirect owner) to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year such member's (or its direct or indirect owner's) liability for federal income taxes imposed on (y) such member's (or its direct or indirect owner's) investment company taxable income pursuant to Section 852(b)(1) of the Code and (z) such member's (or its direct or indirect owner's) net capital gain pursuant to Section 852(b)(3) of the Code, or (iii) reduce to zero such member's (or its direct or indirect owner's) liability for federal excise taxes for any taxable year imposed pursuant to Section 4982 of the Code; provided that:

(x)       the Borrower shall have given not less than 10 Business Days' prior written notice thereof to the Collateral Agent and the Administrative Agent, specifying in such notice the proposed date of such distribution and the amount thereof, which notice shall specify the relevant Transaction Account from which such funds are to be withdrawn and shall include a direction to the Collateral Agent to release and remit such amounts on the relevant date; and

(y)       before and after giving effect to such distribution, no Default, Event of Default, Extraordinary Event, Collateral Deficit or Borrowing Base Deficiency shall be have occurred and then be continuing or shall result therefrom; and

(z)       the aggregate Dollar Equivalent of the amount of all distributions made under this clause (5):

(A)          in any single Due Period does not exceed U.S.$6,250,000; and

(B)          in the aggregate after the Closing Date does not exceed U.S.$13,500,000.

SECTION 8. SALE OF COLLATERAL OBLIGATIONS; SUBSTITUTION; AMENDMENTS

8.1.         Sales of Collateral Obligations.

(a)           Sales. No Borrower Entity nor the Investment Manager on their behalf may Dispose (or direct the Collateral Agent, on behalf of any Borrower Entity, to Dispose) of any Collateral Obligation unless:

(1)           the sale transaction is on arm's length terms and the sale price is at least 80% of the aggregate outstanding principal amount of the portion of such Collateral Obligation that is being sold; or

(2)           the Administrative Agent has consented thereto (in its sole and absolute discretion).

(b)          Limit on Affiliate Sales. Notwithstanding the foregoing, unless otherwise consented to by the Requisite Lenders, the Aggregate Principal Amount of all Collateral Obligations (other than Warranty Transferred Assets) sold pursuant hereto to the Equity Holder or an Affiliate thereof shall not in aggregate exceed 20% of the Net Purchased Loan Balance measured as of the date of such sale; provided that the Aggregate Principal Amount of all Revalued Assets (other than Warranty Transferred Assets) sold pursuant to Section 8.1(b) to the Equity Holder or an Affiliate thereof shall not in any twelve-month period exceed 15% of the Net Purchased Loan Balance measured as of the date of such sale or dividend.

(c)           Application of Sale Proceeds and Principal Proceeds. During and after the Availability Period, all Sale Proceeds and Principal Proceeds shall be applied in accordance with the Priority of Payments applicable thereto on the next succeeding Payment Date. During the Availability Period, amounts received in the Principal Collection Account, or deposited in the Principal Collection Account under the Principal Priority of Payments, may be applied to the Acquisition of Collateral Obligations (or may be deposited in or retained in the Principal Collection Account for investment in Eligible Investments pending Acquisition of Collateral Obligations) in each case in accordance with this Agreement. After the Availability Period, no Principal Proceeds may be reinvested by a Borrower Entity in Collateral Obligations at any time.

(d)          Sales of Eligible Investments. Except as otherwise expressly provided herein, none of the Borrower Entities or the Investment Manager may at any time sell or permit the sale of (or direct the Collateral Agent to sell) any Eligible Investment (other than an Rule 2a7 money market fund) if the applicable Borrower Entity or the Investment Manager determines that such Eligible Investment will sell at a price that is below such Borrower Entity's purchase price of such Eligible Investment.

(e)           Collateral Acquisition and Disposition Terms. Any transaction involving the Acquisition or sale of Collateral effected under this Agreement shall be conducted on terms no less favorable to a Borrower Entity than terms prevailing in the market (as determined by the Investment Manager in its business judgment, such judgment not to be called into questions by the occurrence of subsequent events). All sales of Collateral Obligations or any portion thereof pursuant to this Section 8.1 shall be for Cash on a non-recourse basis to the relevant Borrower Entity.

(f)           Sales Prior to Stated Maturity. On or prior to the date that is two Business Days prior to the Scheduled Maturity Date, but no earlier than the date that is 90 Business Days prior to the Scheduled Maturity Date, the Investment Manager shall direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell, all Collateral Obligations and other securities to the extent necessary such that no Collateral Obligations or other securities will be expected to be held by a Borrower Entity on or after such date, and the Collateral Agent shall sell such Collateral Obligations and such other securities in accordance with the direction of the Investment Manager. The settlement dates for any such sales of Collateral Obligations and other securities shall be no later than two Business Days prior to the Scheduled Maturity Date.

(g)          Reinvestment in Collateral Obligations. Whenever the Investment Manager is required to use commercially reasonable efforts to direct the reinvestment of Sale Proceeds or Principal Proceeds on behalf of a Borrower Entity under this Section 8.1, such reinvestment shall be subject to market conditions and the availability and suitability of available investments.

(h)          Certain Lender Consents after Event of Default, Etc. Following the occurrence and continuation of an Event of Default or the occurrence and continuation of Cause under the Investment Management Agreement (and after the application of any cure or grace periods), the Investment Manager shall obtain the written consent of the Requisite Lenders before acting on behalf of, or otherwise directing, any Borrower Entity, the Collateral Agent or any other person in connection with a sale of Collateral Obligations pursuant to any provision of this Agreement.

8.2.         Trading Restrictions.

(a)           In connection with the Acquisition of a Collateral Obligation (whether by purchase, origination, receipt of contribution thereof (including from the Sponsor or the Fund) or otherwise) and prior to entering into a Commitment to Acquire such Collateral Obligation, each Borrower Entity (and the Investment Manager on behalf of such Borrower Entity), shall comply with the following procedure:

(i)           each proposed Acquisition of a Collateral Obligation shall be submitted in writing for approval to the Administrative Agent, and each such submission shall either:

(x)       certify that such Collateral Obligation will upon its Acquisition satisfy each of the elements in the definition of such term and satisfies each of the Collateral Portfolio Requirements; or

(y)       identify each the element in the definition of "Collateral Obligation" that is not met (with a description in reasonable detail of each such deviation) and each of the Collateral Portfolio Requirements that would not be met after giving effect to such Acquisition;

(ii)           (x)        the Administrative Agent shall specify whether, as to the Lenders, such Collateral Obligation is a "Private Asset" or a "Non-Private Asset" (in the Lenders' sole and absolute discretion); (y) the Investment Manager shall specify whether, as to the Borrower Entities and its Affiliates, such Collateral Obligation is a "Private Asset" or a "Non-Private Asset" (in its sole and absolute discretion); and (z) if and only if both the Lenders and the Investment Manager have designated such Collateral Obligation as a "Private Asset", then such Collateral Obligation shall be designated as a "Private Asset" hereunder (and, in all other cases, such Collateral Obligation shall be designated as a "Non-Private Asset" hereunder);

(iii)          the following information with respect to such Collateral Obligation (collectively, the "Diligence Information"), together with a Document Checklist for such Collateral Obligation, shall have been delivered to the Collateral Custodian and made available to the Lenders (it being understood that compliance with any applicable confidentiality restrictions will be required before such delivery, and the Investment Manager will use its best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions):

(w)      (1) with respect to Collateral Obligations that are not Originated Collateral Obligations, copies of all related documents referenced in clause (a) of the definition of "Underlying Instrument" relating to such Collateral Obligation and (2) with respect to Originated Collateral Obligations, copies of all related Draft Instruments and the IC Memorandum relating to such Collateral Obligations;

(x)       solely to the extent in the Investment Manager's possession, with respect to Collateral Obligations that are not Originated Collateral Obligations, copies of all related documents referenced in clauses (b) and (c) of the definition of "Underlying Instrument" relating to such Collateral Obligation (provided that such documents shall not be deemed to be Custody Documents hereunder);

(y)       solely to the extent in the Investment Manager's possession, all appraisal or valuation reports conducted by third parties as may be reasonably requested by the Requisite Lenders (provided that such documents shall not be deemed to be Custody Documents hereunder); and

(z)       solely to the extent in the Investment Manager's possession, all other information customary and typical in performing a detailed credit analysis and as may be reasonably requested by the Requisite Lenders, including corporate organization charts of the obligors (to the extent available to the Investment Manager) and information concerning the relationship of such obligor to the Borrower Entities and the Investment Manager and their respective Affiliates (provided that such documents shall not be deemed to be Custody Documents hereunder);

(iv)         upon receipt of the request for approval and all Diligence Information, within five Business Days, the Administrative Agent (with the consent of the Requisite Lenders) shall either (x) approve the Acquisition of such Collateral Obligation (and, in connection with such approval, determine the Market Value, Assigned Price, Advance Rate, Original Asset Amount and Initial FX Rate for such Collateral Obligation as of the approval date for such Collateral Obligation), or (y) reject the Acquisition of such Collateral Obligation;

(v)          at the time of such Acquisition, the Borrower Entities shall comply with their respective obligations under Section 6.7(e) or (f), as applicable;

(vi)         solely in the case of a Collateral Obligation Acquired by the Borrower in the form of a capital contribution from the Fund to the Borrower (but where no cash purchase price is exchanged in consideration thereof), the Borrower shall deliver to the Administrative Agent a copy of the Purchase Notice with respect to such Collateral Obligation duly completed and executed by the Borrower and the Fund, as Seller, in accordance with the Sale and Contribution Agreement;

(vii)       unless otherwise expressly consented to by the Requisite Lenders, each Collateral Portfolio Requirement will be satisfied (of, if any such requirement was not satisfied immediately prior to such Acquisition or Commitment to be Acquired, such requirement or test will be maintained or improved after giving effect to the Acquisition); and

(viii)       if such Collateral Obligation is a Future Funding Collateral Obligation, the Borrower shall have deposited into the Future Funding Reserve Account an amount equal to the Equity Exposure Amount for such Collateral Obligation, in each case in the relevant Specified Currency.

For all purposes hereof and the other Transaction Documents, the Borrower Entities and the Investment Manager will be deemed to have satisfied their obligations to deliver Diligence Information to the Collateral Custodian under clause (iv) above to the extent such material has been made available to the Collateral Agent in the Transaction Data Room.

Upon reasonable request by the Borrower, the Calculation Agent shall from time to time provide to the Borrower its good faith estimate of the expected Assigned Price of any potential Collateral Obligation.

The Requisite Lenders will be deemed to have waived any of the requirements in the definition of "Collateral Obligation", any deviation from the Collateral Portfolio Requirements and the Advance Rate applicable to Senior Unitranche Obligations in the event the First Lien Floor is not satisfied, in each case, if (and only if) (1) each such deviation or non-compliance is expressly disclosed to the Lenders in writing pursuant to Section 8.2(a)(i) and (2) after receipt of such writing, the Requisite Lenders have expressly consented in writing to the Acquisition of such Collateral Obligation hereunder. For the avoidance of doubt, no Collateral Obligations shall be Acquired by any Borrower Entity unless consent of the Requisite Lenders (in their sole and absolute discretion) has been obtained therefor.

(b)          In connection with the holding of a Collateral Obligation by a Borrower Entity, and for as long as such Collateral Obligation remains part of the Collateral Portfolio, such Borrower Entity, or the Investment Manager on its behalf, shall use commercially reasonable efforts to provide:

(i)            upon request of the Requisite Lenders, as soon as practically available, to the Collateral Custodian (to be held by the Collateral Custodian hereunder on behalf of the Secured Parties as "Custody Documents") all amendments, modifications and supplements of and all waivers in respect of each Underlying Instrument; and

(ii)           in connection with the delivery of any items as described in clause (1) above, an updated Document Checklist for such Collateral Obligation.

(c)           Notwithstanding anything to the contrary herein, for the avoidance of doubt, there shall be no reinvestment in any Collateral Obligations after the end of the Availability Period.

(d)          Notwithstanding anything to the contrary herein, no Borrower Entity (nor the Investment Manager on its behalf) will at any time Commit to Acquire any Collateral Obligation unless at the time of such Commitment the Borrower, in its commercially reasonable judgment, believes there is or will be an amount of funds on deposit in the Principal Collection Account in the relevant currency, together with amounts that may be borrowed hereunder in compliance with the terms and conditions set forth herein, that is equal to or greater than the full amount required by the relevant Borrower Entity to Acquire such Collateral Obligation and to fund the Future Funding Reserve Account (if applicable) with respect thereto (and all other Collateral Obligations that the Borrower Entities have Committed to Acquire but have not yet settled).

(e)            In connection with the Acquisition of any Collateral Obligation after the Initial Credit Date, the Borrower (or the Investment Manager on its behalf) shall deliver to the Collateral Agent an Officer's Certificate certifying that such Acquisition complies with this Section 8.2 (determined as of the date that the applicable Borrower Entity Commits to make the purchase); provided that such requirement shall be satisfied, and such certification shall be deemed to have been made in respect of such Acquisition, by the delivery to the Collateral Agent of a Borrower Order or other direction or a trade ticket in respect thereof that is provided by an Authorized Officer of the Investment Manager.

8.3.            Affiliate Transactions.

No Borrower Entity will have the right or ability to sell to an Affiliate any Collateral Obligation except for (a) required repurchase obligations or other permitted transactions pursuant to Section 8.1(a) and the Sale and Contribution Agreement (any such repurchase, "Permitted Repurchases"), or (b) sales to Affiliates conducted on terms and conditions consistent with those of an arm's length transaction at fair market value, provided that (i) each such transaction is in compliance with the Investment Advisers Act and (ii) the Borrower has provided notice to the Lenders setting forth the price at which such Collateral Obligation is proposed to be sold. No Borrower Entity will have the right or ability to Acquire Collateral Obligations from any Affiliate except for Acquisitions from Affiliates conducted on terms and conditions consistent with those of an arm's length transaction at fair market value. The Collateral Agent shall have no obligation to verify compliance with this Section 8.3.

8.4.            Purchase and Delivery of Collateral Obligations and Other Actions.

(a)            Investment in Collateral Obligations. The Investment Manager on behalf of the Borrower Entities shall seek to invest the net proceeds of borrowings hereunder in Collateral Obligations in accordance with the provisions hereof and of the other Transaction Documents. Subject to the provisions of this Section 8.4, all or any portion of such net proceeds may be applied prior to the end of the Availability Period to Acquire a Collateral Obligation or one or more Eligible Investments for inclusion in the Collateral upon:

(i)            in the case of an Acquisition of a Collateral Obligation, compliance with the conditions to Acquire such Collateral Obligation on this Section 8; and

(ii)            receipt by the Collateral Agent of a Borrower Order with respect thereto directing the Collateral Agent to pay out the amount specified therein against delivery of the Collateral Obligations or Eligible Investments specified therein.

(b)            Investment in Eligible Investments. Any portion of the net proceeds of any Loans hereunder that is not invested in Collateral Obligations at 3:00 p.m., New York City time, on any Business Day during the Availability Period shall, on the next succeeding Business Day or as soon as practicable thereafter, be invested in Eligible Investments as directed by the Investment Manager in writing (which may be in the form of standing instructions).

(c)            Schedule of Collateral Obligations. The Borrower shall cause to be delivered to the Collateral Agent, the Collateral Administrator Parties, the Administrative Agent and the Lenders, as promptly as practicable on or after each Acquisition of Collateral Obligations, either an amended Schedule of Collateral Obligations or a list of Collateral Obligations setting forth all Collateral Obligations Acquired by the Borrower Entities on or prior to such date, which schedule or list shall supersede any prior Schedule of Collateral Obligations delivered hereunder and which schedule or list shall include all Collateral Obligations held as of such date.

8.5.            Amendments to Underlying Instruments.

(a)            In the performance of its obligations hereunder, so long as no Event of Default shall have occurred and be continuing, the Borrower (or the Investment Manager on its behalf) may enter into any amendment or waiver of, or supplement to, any Underlying Instrument (each, an "Amendment"); provided that:

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(1)            the Borrower shall deliver to the Administrative Agent the then-most recent available draft documentation in connection therewith (each, a "Draft Amendment Package") (it being understood that posting such Draft Amendment Package to the Transaction Data Room does not constitute delivery for such purposes); and

(2)            if an Event of Default has occurred and is continuing, if such Amendment is a Material Amendment or otherwise constitutes a Specified Change, the Administrative Agent shall have consented thereto in its sole and absolute discretion.

Without limiting the other remedies that the Administrative Agent or the Lenders may otherwise have hereunder or under the other Transaction Documents, the Asset Current Price of each Collateral Obligation that is the subject of Material Amendment or otherwise constitutes a Specified Change, which Amendment is consented to by a Borrower Entity or the Investment Manager on its behalf without the consent of the Administrative Agent, shall be zero unless the Administrative Agent otherwise agrees in its sole and absolute discretion.

(b)            The Borrower shall deliver executed copies of all Amendments to the Administrative Agent within three Business Days of execution thereof, which executed documentation shall be consistent in all material respect with the documentation included in the Draft Amendment Package, unless otherwise consented to by Administrative Agent in its sole and absolute discretion.

SECTION 9. EVENTS OF DEFAULT

If any one or more of the following conditions or events shall occur (each, an "Event of Default"):

(a)            Failure to Make Payments When Due. Failure by the Borrower to pay:

(1)            any principal of any Loan at the Maturity Date or any Hedge Advance Amount when made; or

(2)            on any Payment Date during the Amortization Period, principal of the Loans in an amount equal to the Required Principal Amortization Amount for such Payment Date (or, in the case of a default in payment resulting solely from an administrative error or omission by the Collateral Agent, such default continues for a period of two or more Business Days after the Collateral Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission); or

(3)            any amount payable in connection with a Clean-Up Call Prepayment pursuant to Section 2.9(b) within five Business Days of the occurrence of the related Clean-Up Call Event; or

(4)            when due any installment of principal of any Loan (in each case, whether by notice of Voluntary Prepayment or otherwise, but excluding payments referred to in clauses (1) through (3) above or prepayments for which notice of such prepayment was conditional or notice of such prepayment was revoked by the Borrower) within two Business Days after the notice of prepayment was submitted; or

(5)            any interest on any Loan, any Commitment Fee, any Minimum Spread Payment, any Make-Whole Amount or any fee or any other amount due hereunder within five Business Days after the date due (or, in the case of a default in payment resulting solely from an administrative error or omission by the Collateral Agent, such default continues for a period of seven or more Business Days after the Collateral Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission); or

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(6)            the failure on any Payment Date to disburse amounts available in the Payment Account in excess of $1,000 in accordance with the Priority of Payments and continuation of such failure for a period of 10 Business Days (provided that, if such failure results solely from an administrative error or omission by the Collateral Agent, such default continues for a period of 10 or more Business Days after the Collateral Agent receives written notice of or a Trust Officer has knowledge of such administrative error or omission);

provided that, for each of clauses (2) and (3) above, if (A) amounts on deposit in the Transaction Accounts are not available in sufficient amounts to fund the repayment of any amount referred to therein in accordance with the terms of this Agreement; (B) the Borrower or the Equity Holder have the right, at such time, under their respective organizational documents to call capital from their members or partners in amount sufficient to fund such amounts in whole; (C) the Borrower and the Equity Holder, as applicable, make such capital call; and (D) the Borrower provides evidence thereof to the Administrative Agent and the Lenders reasonably satisfactory to the Lenders (all within one Business Day after the occurrence of the non-payment set forth in such clause, determined without regard to any grace period expressly set forth in such clause), then (in lieu of the grace period, if any, that would otherwise apply to such non-payment) a grace period of ten Business Days after the occurrence of such non-payment shall apply; or

(b)            Breach of Certain Obligations and Covenants. Failure of any Credit Party:

(1)            to deliver cash to the Margin Account or Principal Collection Account, or prepay Loans, or Acquire Collateral Obligations, or sell Collateral Obligations, in each case within the time set forth in the Margining Agreement; or

(2)            to perform or comply with any term or condition contained in Section 2.3, Section 5.3, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11 or Section 8; or

(c)            Breach of Representations, Etc. Any representation, warranty, certification or other statement made in writing or deemed made by or on behalf of any Credit Party in any Transaction Document or in any statement or certificate at any time given by or on behalf of any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made and such failure shall not have been remedied or waived within 30 days after the earlier of (1) an Authorized Officer of such Credit Party obtaining knowledge of such false statement or (2) receipt by the Borrower and the Investment Manager of notice from the Administrative Agent or any Lender of such false statement; or

(d)            Other Defaults Under Transaction Documents.

(1)            Any Borrower Entity shall at any time be a defaulting party or a sole affected party under any Hedge Agreement, or any Hedge Advance Amount shall at any time arise; or

(2)            Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Transaction Documents, other than any such term referred to in any other paragraph of this Section 9, and such default shall not have been remedied or waived within 10 Business Days after the earlier of (1) an Authorized Officer of such Credit Party obtaining knowledge of such default or (2) receipt by the Borrower and the Investment Manager of notice from the Administrative Agent or any Lender of such default; or

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(e)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (2) an involuntary case shall be commenced against any Credit Party under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (e) shall continue for 30 days without having been dismissed, bonded or discharged; or

(f)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors; or (2) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in clause (e) above; or

(g)            Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(h)            Collateral Documents, Etc. At any time after the execution and delivery thereof, (1) any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any other Secured Party to take any action within its control; or (2) any Credit Party shall contest the validity or enforceability of any Transaction Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Transaction Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(i)            Investment Company. Any Borrower Entity or the pool of Collateral becomes an "investment company" required to be registered under the Investment Company Act and such status remains unremedied for 45 days; or the execution, delivery or performance of or consummation of the transactions contemplated under the Transaction Documents constitutes a violation in any material respect of the provisions of the Investment Company Act; or

(j)            ERISA. The Equity Holder, the Borrower or any of its Subsidiaries establishes any Employee Benefit Plan or Multiemployer Plan or an ERISA Event occurs that reasonably could be expected to result in a Material Adverse Effect with respect to any Credit Party; or

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(k)            Financial Covenants; Etc.

(1)            on and after the Effective Date, the Sponsor shall on any date fail to have a tangible net worth (defined, for purposes of this Agreement, as the aggregate amount of tangible assets of the Sponsor minus the aggregate amount of liabilities of the Sponsor, in each case determined in accordance with generally accepted accounting principles) at all times of at least $650,000,000 plus 50% of additional paid in capital received by the Sponsor; or

(2)            at any time after the Closing Date, the Sponsor or any Borrower Entity changes any of its allocation policies in a manner that could reasonably be likely to have a Material Adverse Effect or that otherwise could be materially adverse to the rights or remedies of the Lenders or the Administrative Agent (other than any changes that the Administrative Agent has been notified of and consented to, in the Administrative Agent's sole and absolute discretion); or

(3)            on and after the Effective Date, the net asset value (defined, for purposes of this Agreement, as all assets of the Sponsor minus all liabilities of the Sponsor, in each case calculated as of the relevant date of determination and in accordance with generally accepted accounting principles) of the Sponsor (x) calculated as of the end of any applicable calendar quarter has declined by at least 20% as compared to the Sponsor's net asset value as of the end of the immediately preceding calendar quarter or (y) calculated as of the end of any applicable calendar year has declined by at least 35% as compared to the Sponsor's net asset value as of the end of the immediately preceding calendar year, in each case, as calculated by the Sponsor in accordance with its internal valuation policies.

(l)            Investment Manager-Related Events, Etc. A Cause Event shall occur; or the Investment Manager shall for any reason tender its resignation, or be removed with or without cause, under the Investment Management Agreement; or

(m)            Information Delivery. The Borrower fails to comply with any obligation to deliver Specified Information, and with respect to a failure that is capable of being remedied, such failure shall continue unremedied for a period of two or more days; or

(n)            Subsidiaries. Any Borrower Entity (other than the Borrower) ceases to be a direct wholly owned Subsidiary of the Borrower; or

(o)            Defaulted Asset Sale Failure. A Defaulted Asset Sale Failure shall occur; or

(p)            Extraordinary Event. An Extraordinary Event shall occur; or

(q)            Change in Control. Failure of the Equity Holder at any time to hold, directly, 100% of the issued and outstanding equity interests of the Borrower; or

(r)            Participation Default. The occurrence of a "Participation Default" under and as defined in the Participation Agreement;

THEN, (1) upon the occurrence of any Event of Default described in Section 9 (e) or 9(f), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Borrower by the Administrative Agent (A) the Commitments, if any, of each Lender shall immediately terminate and (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:

(A)            the unpaid principal amount of and accrued interest on the Loans, and

(B)            all other Obligations,

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and the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to and subject to the terms and limitations of the Collateral Documents.

For the avoidance of doubt, any failure of any Reinvestment Criteria to be satisfied on any date shall not constitute, in itself, a Default or Event of Default under any Transaction Document.

SECTION 10. THE AGENTS

10.1.            Appointment of Agents.

(a)            Goldman Sachs is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs to act as Syndication Agent in accordance with the terms hereof and the other Transaction Documents. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Initial Credit Date, Goldman Sachs, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 10. The Syndication Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

(b)            Goldman Sachs is hereby appointed the Administrative Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes Goldman Sachs to act as the Administrative Agent in accordance with the terms hereof and the other Transaction Documents.

(c)            U.S. Bank National Association is hereby appointed the Collateral Agent hereunder and under the other Transaction Documents to which the Collateral Agent is a party, and each Lender hereby authorizes it to act as Collateral Agent in accordance with the terms hereof and thereof.

(d)            Each Agent hereby agrees to act in its capacity as such upon the express provisions contained herein and the other Transaction Documents to which it is a party, as applicable. The provisions of this Section 10 are solely for the benefit of Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions of this Section 10. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Transaction Document or otherwise exist against any Agent. It is understood and agreed that the use of the term "agent" herein or in any Transaction Documents (or any other similar term) with reference to the Administrative Agent, the Collateral Agent, the Collateral Administrator or the Accounts Securities Intermediary is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The permissive authorizations, entitlements, powers and rights granted to the Agents in the Transaction Documents shall not be construed as duties.

10.2.            Powers and Duties.

Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents to which it is a party as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents to which it is a party, and each Agent shall not be liable except for the performance of such duties and responsibilities as are express specified herein and therein. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and no Agent shall be responsible for any misconduct or negligence on the part of any such agent or employee appointed by it with due care. No Agent shall have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

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The Agents shall not be liable for any action taken or not taken by them (1) at the direction of the Borrower or the Investment Manager as provided in this Agreement or the other Transaction Documents, (2) with the consent of or at the request or direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder), or, solely with respect to the Collateral Agent, the Collateral Administrator or the Collateral Custodian with the consent of or at the direction of the Administrative Agent or (3) in the absence of their own gross negligence, bad faith or willful misconduct in the performance of their duties, in each case as determined by a court of competent jurisdiction by a final non-appealable judgment.

The Lenders hereby direct each of the Agents, as applicable, to execute and deliver the Transaction Documents to which they are a party, respectively, on or prior to the Initial Credit Date and to execute and deliver additional Transaction Documents from time to time (upon written direction by the Requisite Lenders). It is hereby expressly acknowledged and agreed that, in taking any of the foregoing actions, the Agents are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Transaction Documents, the Agents each shall have all of the rights, immunities, indemnities and other protections granted to them under this Agreement (in addition to those that may be granted to them under the terms of such other agreement or agreements).

10.3.            General Immunity.

(a)            No Agent shall be responsible to any Person for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default, Default, Collateral Deficit or Borrowing Base Deficiency or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)            No Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by any Agent under or in connection with any of the Transaction Documents except to the extent caused by such Agent's gross negligence, bad faith or willful misconduct, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) or, solely with respect to the Collateral Agent, the Collateral Administrator or the Collateral Custodian instructions in respect thereof from the Administrative Agent and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be) or the Administrative Agent, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (1) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any resolution, officer's certificate, opinion of counsel, certificate of auditors or any other certificate, statement, communication, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it in good faith to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for such Agent or any Credit Party), accountants, experts and other professional advisors selected by it with due care; and (2) no Lender or any other person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions hereunder) or the Administrative Agent. For all purposes herein and the Transaction Documents, the Collateral Agent may accept and act upon instructions and consents provided by the Administrative Agent as if such instructions and consents were provided by the Requisite Lenders directly.

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(c)            Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by such Agent, provided that the Administrative Agent may do so only with the consent of the Borrower (not to be unreasonably withheld). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates (each also a "sub-agent"). The exculpatory, indemnification and other provisions of this Section 10 shall apply to any Affiliates, receivers, delegates or sub-agents of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein (in the case of the Syndication Agent) as well as any other activities as the Agents. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10 shall apply to any such sub-agent, receiver or delegate and to the Affiliates of any such sub-agent, receiver or delegate, and shall apply to their respective activities as sub-agent, receiver or delegate as if such sub-agent, receiver or delegate and its respective Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Agents and each receiver and delegate, (1) such sub-agent, receiver or delegate shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (2) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, receiver or delegate, and (3) such sub-agent, receiver or delegate shall only have obligations to the respective Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent, receiver or delegate. The Agents shall not be responsible for the conduct of such sub-agents, receivers, delegates or attorneys appointed by them with due care.

(d)            No Agent shall be deemed to have knowledge of any Default, Event of Default or Make-Whole Event unless and until written notice describing such circumstance or event is given to an Authorized Officer of such Agent by the Borrower or a Lender and states that it is a notice of such circumstance or event. In the absence of receipt of such notice, each Agent may conclusively assume that there is no Default, Event of Default or Make-Whole Event. Upon receipt of any such notice, the relevant Agent shall have no duty or obligation in connection therewith unless and until directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such direction hereunder) or, with respect to directions to the Collateral Agent, the Collateral Administrator or the Collateral Custodian, the Administrative Agent. No Agent shall have any duty to take any action to determine whether any such circumstance or event has occurred. Except as expressly provided herein, delivery of reports, documents and other information to any Agent is for informational purposes only and such Agent's receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein or any other related document. Except with respect to written notices of Defaults and Events of Default of which an Authorized Officer of the applicable Agent has actual knowledge, information contained in notices, reports or other documents delivered to such Agent and other publicly available information shall not constitute actual or constructive knowledge. In the absence of receipt of such notice or actual knowledge, the applicable Agent may conclusively assume that there is no Default or Event of Default. Knowledge of notices or other documents delivered to any Agent in any capacity shall not constitute knowledge of or delivery to (1) such Agent in any other capacity under the Transaction Documents or to any Affiliate or other division of such Agent or (2) any other Agent. The Collateral Agent, the Collateral Administrator and the Collateral Custodian shall not have any duty, obligation or liability to access the Transaction Data Room unless directed to do so by the Requisite Lenders or the Administrative Agent. In addition, the Bank Parties shall have no obligation to determine or verify whether a Collateral Deficit or Borrowing Base Deficiency has occurred or is existing, and shall be entitled to conclusively rely on a notice of the occurrence thereof from the Administrative Agent.

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(e)            The powers conferred on the Collateral Agent under the Transaction Documents are solely to protect the Secured Parties' interests in the Collateral, shall not impose any duty upon the Collateral Agent to exercise any such powers and are subject to the provisions of this Agreement. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act, except for gross negligence, bad faith or willful misconduct, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not have any responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral (except to the extent expressly required in this Agreement and the other Transaction Documents to which it is a party) and the Collateral Agent shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower in accordance with the terms and conditions set forth herein and in the other Transaction Documents.

(f)            Notwithstanding any provision of this Agreement or the other Transaction Documents to the contrary, no Agent shall have any obligation to take any discretionary action under this Agreement or any Transaction Document and before taking or omitting any action to be taken or omitted by an Agent under the terms of this Agreement and the other Transaction Documents, such Agent may seek the written direction of the Requisite Lenders or, solely with respect to direction to a Bank Party or a Collateral Administrator Party or the Collateral Custodian, the Administrative Agent (which written direction may be in the form of an e-mail), and such Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction. The Agents shall not be liable with respect to any action taken or omitted to be taken in good faith by it in accordance with such direction. In absence of such direction with respect to any action or inaction, such Agent shall be entitled to refrain from such action unless and until such Agent shall have received such direction, and such Agent shall not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Transaction Documents regarding which Lender shall direct in any circumstance, the direction of the Requisite Lenders shall apply and be sufficient for all purposes. Any provision of this Agreement or the other Transaction Documents authorizing any Agent to take any action shall not obligate such Agent to take such action.

(g)            No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Transaction Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable for any failure to monitor or maintain any portion of the Collateral or to protect against any diminution in value of the Collateral.

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(h)            No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower, any Affiliate thereof or any other Person. Without limiting the generality of the foregoing, in no event shall any Agent have any responsibility or liability with respect to any instrument, certificate or report furnished pursuant to the Transaction Documents, or with respect to any calculations not expressly to be determined by such Agent.

(i)            No Agent shall ever be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers under this Agreement or under the other Transaction Documents (and, without limiting the foregoing, no Agent, in its capacity as such, shall have any obligation to grant any credit extension or to make any advance hereunder). In no event shall any Agent be liable, directly or indirectly, for any special, punitive, indirect or consequential damages (including lost profits), even if such Agent has been advised of the possibility of such damages and regardless of the form of action. No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters.

(j)            Each Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive written direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such advice or concurrence hereunder or thereunder) or, solely with respect to a Bank Party or a Collateral Administrator Party, the Administrative Agent (and shall not be liable for any loss or expense that arises as a result of its failure to act while awaiting such advice or concurrence) and, if it so requests, it shall first be indemnified to its satisfaction by the Requisite Lenders (or such other Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take, or omitting to take any such action.

(k)            Each Agent shall be entitled to consult with and rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken or omitted by such Agent in good faith thereon.

(l)            In connection with the delivery of any information to any Agent by the Investment Manager, a Borrower Entity or any other Person to be used by such Agent in connection with the preparation or distribution of calculations or reports or the performance or other duties under the Transaction Documents, such Agent is entitled to conclusively rely on the accuracy of any such information and shall not be required to investigate or reconfirm its accuracy and shall not be liable in any manner whatsoever for any errors, inaccuracies or incorrect information resulting from the use in good faith of such information.

(m)            If any Agent shall require any information to perform its duties under the Transaction Documents, the Borrower shall provide, or shall instruct the Investment Manager to provide, such information to such Agent promptly upon request, in each case so long as such information is within the possession of the Borrower or the Investment Manager and is able to be delivered without breaching any obligations of confidentiality or other contractual or similar restrictions.

(n)            At any time and from time to time, the Collateral Agent may request information from the Administrative Agent as to the identity of the Requisite Lenders or any other Lender, and the Administrative Agent will endeavor to provide such information reasonably promptly. The Collateral Agent shall be entitled to fully rely on such information from the Administrative Agent and the Collateral Agent shall have no duty, obligation or liability with respect to the identity or amount of Loans held by any Lender or the calculation of the Requisite Lenders. Without limiting the foregoing, the Collateral Agent shall be entitled to request and receive from the Administrative Agent all necessary information in respect of each Lender for purposes of making distributions to such Lender hereunder. The Collateral Agent shall have no liability for any failure or delay in taking any action hereunder as a result of a failure or delay on the part of the Administrative Agent (or the related Lender) to provide such information to the Collateral Agent.

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(o)            Each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to such Agent and conforming to the requirements of this Agreement.

(p)            No Agent shall be liable for an error of judgment made in good faith unless it shall be finally proved that the Agent was negligent in ascertaining the pertinent facts.

(q)            No Agent shall have any duty (1) to see to any recording, filing, or depositing of this Agreement or any Transaction Documents referred to herein or any Financing Statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (2) to see to any insurance or (3) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied in connection with this Agreement (except as set forth in Section 2.15).

(r)            No Agent nor any of its officers or employees shall be required to ascertain whether any borrowing hereunder (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which a Borrower Entity is a party (whether or not the Agent is also a party to such other agreement).

(s)            No Agent shall be required to give any bond or surety in respect of the execution of this Agreement.

(t)            No Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, any Person's compliance with the covenants described herein or with respect to any reports or other documents filed under this Agreement or any other related document.

(u)            No Agent shall be under any obligation to exercise any of the rights vested in it by this Agreement or to enforce any remedy or realize upon any of the Collateral unless (1) it has been directed to take such action by the Administrative Agent or the Requisite Lenders, and (2) it has been offered security or indemnity satisfactory to it against the costs, expenses and liabilities (including fees and expenses of its agents and counsel) that might be incurred by it in compliance with such request or direction. No Agent shall be held liable for any action or inaction taken in accordance with the directions of the Administrative Agent or the Requisite Lenders.

(v)            No Agent shall be liable for the actions or omissions of the Investment Manager, and without limiting the foregoing, no Agent shall (except to the extent expressly provided in this Agreement) be under any obligation to monitor, evaluate or verify compliance by the Investment Manager with the terms hereof or the Investment Management Agreement, or to verify or independently determine the accuracy of information received by it from the Investment Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral and no Agent shall have any additional duties following the resignation or removal of the Investment Manager.

(w)            No Agent shall have any obligation to determine: (i) if a Collateral Obligation meets the criteria or eligibility restrictions imposed by this Agreement or other Transaction Document or (ii) whether the conditions specified in the definition of "Delivered" under the Pledge and Security Agreement have been complied with.

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(x)            In making or disposing of any investment permitted by this Agreement, the Collateral Agent is authorized to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether it or such Affiliate is acting as a subagent of the Collateral Agent or for any third person or dealing as principal for its own account. If otherwise qualified an Eligible Investment, obligations of the Bank or any of its Affiliates shall qualify as Eligible Investments hereunder.

(y)            Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to determine or verify (i) whether a First Lien Floor Toggle Period has commenced, (ii) the Senior Net Leverage Ratio of a Collateral Obligation, (iii) the Equity Exposure Amount or Exposure Amount of a Collateral Obligation or the Aggregate Excess Exposure Amount or (iv) whether a Borrowing Base Deficiency Trigger Event or Cash Trap Event has occurred.

(z)            The Borrower (or the Investment Manager on its behalf) shall provide notice to the Collateral Agent and Collateral Administrator of the identity of each Future Funding Collateral Obligation and the related Equity Exposure Amount and Exposure Amount thereof. The Administrative Agent shall provide notice to the Collateral Agent and the Collateral Administrator of the occurrence of a Borrowing Base Deficiency Trigger Event or Cash Trap Event. Each of the Collateral Agent and the Collateral Administrator shall be entitled to conclusively rely upon such notices.

10.4.        Agents Entitled to Act as Lender.

The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans (if any), each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include any such Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

10.5.        Lenders' Representations, Warranties and Acknowledgment.

(a)            Each Lender represents and warrants that it has made its own independent investigation, without reliance upon any Agent or any other Person, of the financial condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any investigation or appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)            Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Initial Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by the Requisite Lenders or Lenders or delivered to any Agent, as applicable, on the Initial Credit Date.

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10.6.        Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share (or, if no Loans or Commitments are outstanding, the Pro Rata Share most recently in effect), severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement, the other Transaction Documents or the use of proceeds thereof; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence, bad faith or willful misconduct, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that (1) in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and (2) this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The foregoing shall survive the termination of this Agreement and the resignation or removal of an Agent.

10.7.         Successor Administrative Agent and Collateral Agent.

(a)            The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Agents, the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Agents, the Borrower and the Administrative Agent and signed by the Requisite Lenders. The Requisite Lenders shall have the right to appoint a financial institution to act as the Administrative Agent hereunder, subject to (unless an Event of Default has occurred and is continuing) the consent of the Borrower, and the Administrative Agent's resignation shall become effective, and the Administrative Agent shall be discharged from its obligations and duties hereunder, on the earliest of (1) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor has been appointed or not), (2) the acceptance of appointment by such successor Administrative Agent by the Requisite Lenders and (if so required) the Borrower or (3) such other date, if any, agreed to by the Requisite Lenders. If the Requisite Lenders shall not have appointed a successor Administrative Agent with the consent of the Borrower (if so required) by the end of the period specified above, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents. After any resigning or removed Administrative Agent's resignation or removal hereunder as the Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

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(b)            The Collateral Agent and the Collateral Administrator (each, a "Specified Person") may resign at any time by giving prior written notice thereof to the Lenders, the Administrative Agent and the Borrower, and each Specified Person may be removed at any time upon at least 30 days' notice with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and such Specified Person signed by the Requisite Lenders. The Requisite Lenders shall have the right to appoint a financial institution (or, in the case of the Collateral Administrator, another entity acceptable to them) as a successor Specified Person hereunder, subject to (unless an Event of Default has occurred and is continuing) the consent of the Borrower, and each Specified Person's resignation shall become effective, and such Specified Person shall be discharged from its obligations and duties hereunder, on the earliest of (1) 30 days after delivery of the notice of resignation or removal (regardless of whether a successor been appointed or not), (2) the acceptance of appointment by such successor Specified Person (which shall be no earlier than 30 days after delivery of such notice of resignation or removal unless agreed to by the Requisite Lenders and the removed Specified Person) or (3) such other date, if any, agreed to by the Requisite Lenders and the removed Specified Person. Until a successor Specified Person is appointed, any Collateral or other property held by a Specified Person on behalf of the Secured Parties under any of the Transaction Documents shall continue to be held by the resigning or removed Specified Person as bailee until such time as a successor Specified Person is appointed (all costs and expenses incurred by such resigning or removed Specified Person for holding such Collateral shall be paid by the Borrower). Each Specified Person shall have the right, at the cost and expense of the Borrower, to petition a court of competent jurisdiction regarding the delivery of any Collateral or other property it holds as bailee. Upon the acceptance of any appointment as Specified Person hereunder by a successor Specified Person, such successor Specified Person shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Specified Person under this Agreement and the Transaction Documents, and the resigning or removed Specified Person shall promptly (x) transfer to such successor Specified Person all Collateral or other property held hereunder or under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Specified Person under this Agreement and the Transaction Documents, and (y) execute and deliver to such successor Specified Person or otherwise authorize the filing of such amendments to Financing Statements, and take such other actions, as may be requested by the Requisite Lenders (and at the cost and expense of the Borrower) in connection with the assignment to such successor Specified Person of the security interests created under the Transaction Documents. After any resigning or removed Specified Person's resignation or removal hereunder as such Specified Person, the provisions of this Agreement and the Transaction Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Transaction Documents while it was such Specified Person hereunder.

(c)            Any Person into which any Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust services business of such Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.

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10.8.        Collateral Documents.

(a)            Agents under Collateral Documents. Each Secured Party hereby further authorizes the Collateral Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 11.5, without further written consent or authorization from any Secured Party, the Administrative Agent and/or the Collateral Agent (at the direction of the Administrative Agent) is authorized to and shall execute any documents or instruments requested by either (1) the Borrower (and at the cost and expense of the Borrower) in connection with an Acquisition or Disposition of assets permitted by this Agreement and the release of any Lien encumbering any item of Collateral that is the subject of such Disposition or (2) or otherwise consented to by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, to give such request or direction hereunder) in connection with any other Disposition of assets in accordance with this Agreement; provided that, in the case of clause (1), the Borrower shall deliver a certificate signed by an Authorized Officer of the Borrower to the Administrative Agent and the Collateral Agent stating that such Acquisition or Disposition of assets is permitted by this Agreement and the Transaction Documents and that the release of the Lien on such Collateral is authorized by the Transaction Documents (which certificate shall be deemed to have been provided upon the delivery by the Borrower (or the Investment Manager on its behalf) of a Borrower Order in respect of such Acquisition or Disposition), and in the case of clause (2), the Borrower shall deliver a certificate signed by an Authorized Officer of the Borrower to the Administrative Agent and the Collateral Agent stating that such consent of the Requisite Lenders has been received. The Collateral Agent shall have no obligation to review or verify whether the Borrower or the Investment Manager on its behalf has obtained and delivered (or made available to the Transaction Data Room) the necessary Diligence Information and other Custody Documents required for purchases of Collateral Obligations hereunder, and the Collateral Agent shall have no obligation to maintain the Transaction Data Room on behalf of the Borrower.

(b)            Right to Realize on Collateral. Notwithstanding anything contained in the Transaction Documents to the contrary, the Credit Parties, the Agents and each other Secured Party hereby agree that (1) no Secured Party (other than the Collateral Agent) shall have any right to realize upon any of the Collateral, it being understood and agreed that all such powers, rights and remedies hereunder and under any of the Transaction Documents may be exercised solely by the Collateral Agent (at the written direction of the Requisite Lenders) for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and (2) in the event of a foreclosure or similar enforcement action by the Collateral Agent (at the written direction of the Requisite Lenders) on any of the Collateral pursuant to a public or private sale or other Disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or under any analogous provisions of any other Debtor Relief Law), the Collateral Agent (or any Lender, except with respect to a "credit bid" pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or such other Debtor Relief Law) may be the purchaser or licensor of any or all of such Collateral at any such Disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such Disposition.

(c)            Release of Collateral, Termination of Transaction Documents; Etc. Notwithstanding anything to the contrary contained herein or any other Transaction Document, when all Obligations (other than contingent Obligations for which no claim has been asserted) have been paid in full and all Commitments have terminated or expired (as evidenced by an executed payoff letter and confirmation from the Administrative Agent of the receipt of such payoff amounts), the security interest created hereunder and under the other Collateral Documents and all guarantee obligations under the Transaction Documents shall automatically terminate and the Collateral Agent shall (at the sole cost and expense of the Borrower) take such actions as shall be requested in writing by the Borrower to effect such release of its security interest in all Collateral and to release all guarantee obligations provided for in any Transaction Document. The Borrower shall prepare any such documentation at its expense and shall be responsible for the costs and expenses of the Collateral Agent (including legal fees and expenses) in connection with any release under this clause (c). Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

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10.9.       Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without duplication of the provisions of Section 2.15(g), if the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

10.10.     Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that complies with such rule's disclosure requirements for entities representing more than one creditor;

(b)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Transaction Documents allowed in such judicial proceeding); and

(c)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Agents under the Transaction Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agents, their agents and counsel, and any other amounts due to the Agents under the Transaction Documents out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

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Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11. MISCELLANEOUS

11.1.       Notices.

(a)            Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent, the Collateral Custodian or the Administrative Agent, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Transaction Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that (1) no notice to any Agent shall be effective until received by such Agent; (2) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 11.3(c) as designated by the Administrative Agent from time to time; and (3) any such notice or other communication to the Administrative Agent, Collateral Agent, Collateral Custodian or Collateral Administrator may be made via SWIFT (to the extent, under this clause (3), that such notice or communication is reasonably able to be sent in such manner).

(b)            Electronic Communications.

(1)            Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(2)            Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence bad faith, willful misconduct or reckless disregard of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

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(3)            The Platform and any Approved Electronic Communications are provided "as is" and "as available". None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the "Agent Affiliates") warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower's, any Credit Party's or the Administrative Agent's transmission of communications through the Platform.

(4)            Each Credit Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent's customary document retention procedures and policies.

(5)            Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

11.2.       Expenses.

Whether or not the initial Credit Extension is made hereunder, the Borrower agrees to pay promptly (a) all the actual and reasonable costs and out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Agents (in each case not including allocated costs of internal counsel, but including special New York counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, out-of-pocket expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, out-of-pocket expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and out-of-pocket expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Transaction Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and out-of-pocket expenses, including reasonable attorneys' fees (not including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Transaction Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work out" or pursuant to any insolvency or bankruptcy cases or proceedings.

This Section 11.2 shall survive the termination of the Agreement and the resignation or removal of the Agents.

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11.3.       Indemnity.

(a)            In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an "Indemnitee"), from and against any and all Indemnified Liabilities pursuant to the Priority of Payments. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them pursuant to the Priority of Payments. This Section 11.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or similar amounts arising from any non-Tax claim.

(b)            To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against each Lender and each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or any Loan, or the use of the proceeds thereof. None of any Lender or any Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)            The Borrower also agrees that no Lender or Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith or willful misconduct of such Lender or Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided that in no event will such Lender or Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender's or Agent's, or their respective Affiliates', directors', employees', attorneys', agents' or sub-agents' activities related to this Agreement, any Transaction Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d)            This Section 11.3 shall survive the termination of the Agreement and the resignation or removal of the Agents.

11.4.       Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Specified Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Specified Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of any Specified Credit Party against and on account of the obligations and liabilities of any Specified Credit Party to such Lender hereunder and under the Transaction Documents, including all claims of any nature or description arising out of or connected hereto and participations therein or with any other Transaction Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that, if any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.12 and 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

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11.5.       Amendments and Waivers.

(a)            Requisite Lenders' and Investment Manager Consent. Subject to the additional requirements of Sections 11.5(b) and 11.5(c) and the proviso below, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Investment Manager; provided that (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Transaction Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days' prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment and (ii) the Administrative Agent may, in its sole and absolute discretion, consent to any action or omission as set forth in this Agreement and may grant waivers, concessions and other indulgences in accordance with the terms of this Agreement.

(b)            Unanimous Lenders' Consent. Without the written consent of each Lender, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(1)            extend the scheduled final maturity of any Loan or Note;

(2)            waive, reduce or postpone any scheduled repayment (but not prepayment);

(3)            reduce the rate of interest on any Loan, any fee, any Minimum Spread Payment or any Make-Whole Amount payable hereunder;

(4)            extend the time for payment of any such interest, fees, Minimum Spread Payments or Make-Whole Amounts;

(5)            reduce the principal amount of any Loan;

(6)            amend, modify, terminate or waive any provision of this Section 11.5(b), Section 11.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

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(7)            amend the definition of "Requisite Lenders" or "Pro Rata Share";

(8)            release all or substantially all of the Collateral except as expressly provided in the Transaction Documents and except in connection with a "credit bid" undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other analogous Debtor Relief Law or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Transaction Documents (in which case only the consent of the Requisite Lenders will be needed for such release);

(9)            change the currency in which any Loan or other Obligation is denominated; or

(10)            consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Transaction Document.

(c)            Other Consents. Except as set forth in clause (a) above, no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of this Agreement as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.

(d)            Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

11.6.       Successors and Assigns; Participations.

(a)            Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither the Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Register. The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the related "Assignment Effective Date". Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

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(c)            Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Eligible Assignee upon the receipt of consent of the Administrative Agent and the Borrower (each such consent not to be unreasonably withheld or delayed); provided that:

(1)            each such assignment pursuant to this Section 11.6(c) shall be in an aggregate amount of not less than the lesser of (I) $2,500,000, (II) such lesser amount as agreed to by the Borrower and Administrative Agent or (III) the aggregate amount of the Loans and any related Commitments of the assigning Lender;

(2)            no consent of the Administrative Agent or the Borrower shall be required for any assignment by Goldman Sachs (x) pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement) or (y) to any affiliate of Goldman Sachs; and

(3)            no consent of the Borrower shall be required (x) if an Event of Default has occurred and is continuing or (y) for any assignment to any Person that, at the time of such assignment, is a Lender or an affiliate of a Lender.

(d)            Mechanics.

(1)            Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to U.S. federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.15(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee that is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender).

(2)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(e)            Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Initial Credit Date or as of the Assignment Effective Date that (1) it is an Eligible Assignee (or, if not an Eligible Assignee, the assignment to it is permitted under this Section 11.6); (2) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (3) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (4) it will not provide any information obtained by it in its capacity as a Lender to the Sponsor or any Affiliate of the Sponsor.

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 11.6, as of the Assignment Effective Date (1) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (3) the Commitments shall be modified to reflect any Commitment of such assignee; and (4) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)            Participations.

(1)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Credit Party, the Sponsor, any Sponsor Affiliate or any Natural Person) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 11.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant's participation interest with respect to the Loans (each, a "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(2)            The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (in each case, except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating.

(3)            The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13(c), 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such participant acquired the participation or unless the sale of the participation to such participant is made with the Borrower's prior written consent; (y) a participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender; and (z) except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.12 as though it were a Lender.

(h)            Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 11.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank; provided that (1) no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and (2) in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

11.7.       Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.8.       Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13(c), 2.14, 2.15, 10, 11.2, 11.3, 11.4 and 11.22 and the agreements of Lenders set forth in Sections 2.15 and 10.6 shall survive the payment of the Loans, and the termination hereof.

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11.9.       No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Transaction Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.10.     Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.11.     Severability.

In case any provision in or obligation hereunder or under any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.12.     Obligations Several; Independent Nature of Lenders' Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.13.     Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14.     APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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11.15.     CONSENT TO JURISDICTION.

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY TRANSACTION DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

The Borrower Entities hereby appoint and consent to Corporate Creations Network Inc. (the "Process Agent"), as their agent upon whom process or demands may be served in any action arising out of or based on this Agreement or the transactions contemplated hereby. The Borrower Entities may at any time and from time to time vary or terminate the appointment of such process agent or appoint an additional process agent; provided that the Borrower Entities will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Borrower Entities in respect of this Agreement may be served. If at any time the Borrower Entities shall fail to maintain any required office or agency in the Borough of Manhattan, The City of New York, or shall fail to furnish the Agents with the address thereof, notices and demands may be served on a Borrower Entity by mailing a copy thereof by registered or certified mail or by overnight courier, postage prepaid, to such Borrower Entity at its address specified herein.

11.16.     WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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11.17.     Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

11.18.     Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign or any other similar platform) shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronically signed document delivered via email from a person purporting to be an Authorized Officer shall be considered signed or executed by such Authorized Officer on behalf of the applicable Person. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

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11.19.     PATRIOT Act.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

11.20.     Electronic Execution of Assignments.

The words "execution", "signed", "signature", and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.21.     No Fiduciary Duty.

Each Agent, Lender and their Affiliates (collectively, solely for purposes of this paragraph, the "Lenders"), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Transaction Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Transaction Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

11.22.     Judgment Currency.

(a)            The Credit Parties' obligations hereunder and under the other Transaction Documents to make payments in U.S. Dollars (each, for purposes herein, the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Secured Party entitled thereto of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or the other Transaction Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the applicable exchange rate thereof as of the day on which the judgment is given (such day being hereinafter referred to as the "Judgment Currency Conversion Date").

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(b)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Credit Parties jointly and severally covenant and agree to pay, or cause to be paid, and each jointly and severally indemnifies the Secured Parties for such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Transaction Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

(c)            For purposes of determining any rate of exchange for this Section 11.22, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

11.23.     Confidentiality

(a)            The Collateral Agent, the Collateral Administrator Parties, the Collateral Custodian, the Administrative Agent and each Lender will maintain the confidentiality of all Confidential Information to protect Confidential Information delivered to such Person; provided that such Person may deliver or disclose Confidential Information to: (i) such Person's directors, trustees, officers, employees, agents, attorneys and affiliates who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.23 and to the extent such disclosure is reasonably required for the administration of this Agreement and the other Transaction Documents, the matters contemplated hereby or the investment represented by the Loans; (ii) such Person's legal advisors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11.23 and to the extent such disclosure is reasonably required for the administration of this Agreement, the matters contemplated hereby or the investment represented by the Loans; (iii) any other Lender, or any of the other parties to this Agreement, the Investment Management Agreement or the other Transaction Documents; (iv) any federal or state or other regulatory, governmental or judicial authority having jurisdiction over such Person in the course of any routine examination by such authority; (v) any other Person with the consent of the Borrower and the Investment Manager; (vi) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to such Person, (B) in response to any subpoena or other legal process upon prior notice to the Borrower and the Investment Manager (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (C) in connection with any litigation to which such Person is a party upon prior notice to the Borrower and the Investment Manager (unless prohibited by applicable law, rule, order or decree or other requirement having the force of law), (D) to the extent such Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies with respect to the Obligations, this Agreement or the other Transaction Documents or (E) in the Collateral Agent's, the Collateral Custodian's, a Collateral Administrator Party's or the Administrative Agent's performance of its obligations under this Agreement, the Collateral Administration Agreement or other Transaction Document; (vii) any Person of the type that would be, to such Person's knowledge, permitted to acquire Loans in accordance with the requirements of Section 11.6 to which such Person sells or offers to sell any such Loan or any part thereof (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.23); and (viii) with respect to any Collateral Obligation, any actual or prospective transferee of such Collateral Obligation (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11.23 with respect to such Confidential Information or has otherwise agreed to be bound by all applicable confidentiality restrictions applicable to such Confidential Information in the Underlying Instruments relating to such Collateral Obligation). Each Lender agrees that it shall use the Confidential Information for the sole purpose of making an investment in the Loans or administering its investment in the Loans; and that the Collateral Agent, the Collateral Administrator Parties and the Administrative Agent shall neither be required nor authorized to disclose to Lenders any Confidential Information in violation of this Section 11.23. In the event of any required disclosure of the Confidential Information by such Lender, such Lender agrees to use reasonable efforts to protect the confidentiality of the Confidential Information.

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(b)            For the purposes of this Section 11.23, "Confidential Information" means information delivered to the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender by or on behalf of the Borrower Entities or the Investment Manager in connection with and relating to the transactions contemplated by or otherwise pursuant to this Agreement; provided that such term does not include information that: (i) was publicly known or otherwise known to the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or such Lender or beneficial owner prior to the time of such disclosure; (ii) subsequently becomes publicly known through no act or omission by the Collateral Agent, the Collateral Administrator Parties, the Administrative Agent or any Lender or any person acting on behalf of the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender; (iii) otherwise is known or becomes known to the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or any Lender other than (x) through disclosure by or on behalf of a Borrower Entity or the Investment Manager or (y) to the knowledge of the Collateral Agent, the Collateral Custodian, the Collateral Administrator Parties, the Administrative Agent or Lender, as the case may be, in each case after reasonable inquiry, as a result of the breach of a fiduciary duty to the Borrower Entities or the Investment Manager or a contractual duty to the Borrower Entities or the Investment Manager; or (iv) is allowed to be treated as non-confidential by consent of the Borrower Entities and the Investment Manager.

11.24.     Effect of Amendment and Restatement

On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Transaction Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations, security interests and Liens under the Existing Credit Agreement as in effect immediately prior to the Effective Date, which remain outstanding and in effect and (ii) such obligations, security interests and Liens (as amended and restated hereby) are in all respects continuing. The Borrower, by its execution of this Agreement, (a) confirms its obligations under the Collateral Documents, (b) confirms that its obligations under the Existing Credit Agreement as amended hereby are entitled to the benefits of the pledges and guarantees, as applicable, set forth in the Collateral Documents, (c) confirms that its obligations under the Existing Credit Agreement as amended hereby constitute "Secured Obligations" (as defined in the Collateral Documents) and (d) agrees that the Existing Credit Agreement as amended hereby is the "Credit Agreement" under and for all purposes of the Collateral Documents. Each Credit Party, by its execution of this Agreement, hereby confirms that the Secured Obligations shall remain in full force and effect, and such Secured Obligations shall continue to be entitled to the benefits of the grant set forth in the Collateral Documents.

SECTION 12. SUBORDINATION

(a)            Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, the Borrower agrees for the benefit of the Lenders and the Agents that the rights of the Equity Holder to distributions by the Borrower and in and to the Collateral, including any payment from Proceeds of Collateral, shall be subordinate and junior to the Obligations, to the extent and in the manner set forth in this Agreement including as set forth in Section 7 and hereinafter provided. If any Event of Default has occurred and has not been cured or waived, and notwithstanding anything contained in Section 7 to the contrary, interest on and principal of and other amounts owing in respect of the Loans and all other Obligations shall be paid in full in Cash (in order of priority) before any further payment or distribution is made on account of the Equity Holder.

(b)            If notwithstanding the provisions of this Agreement, any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Agreement, then, unless and until either the Obligations shall have been paid in full in Cash in accordance with this Agreement, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Collateral Agent, which shall pay and deliver the same to the Lenders in accordance with this Agreement; provided that, if any such payment or distribution is made other than in Cash, it shall be held by the Collateral Agent as part of the Collateral and subject in all respects to the provisions of this Agreement, including this Section 12.

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(c)            The Borrower agrees with all Lenders that the Borrower shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Agreement, including this Section 12. Nothing in this Section 12 shall affect the obligation of the Borrower to pay holders of Subordinate Interests.

(d)            In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Lender under this Agreement, subject to the terms and conditions of this Agreement, a Lender or Lenders shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Lender, the Borrower or any other Person, except for any liability to which such Lender may be subject to the extent the same results from such Lender's taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Agreement.

SECTION 13. ASSIGNMENT OF INVESTMENT MANAGEMENT AGREEMENT

(a)            The Borrower, in furtherance of the covenants of this Agreement and as security for the Obligations and the performance and observance of the provisions hereof and of the other Transaction Documents, hereby assigns, transfers, conveys and sets over to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower's estate, right, title and interest in, to and under the Investment Management Agreement (except as set forth in the second proviso of this Section 13(a)), including (1) the right to give all notices, consents and releases thereunder, (2) the right to take any legal action upon the breach of an obligation of the Investment Manager thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (3) the right to receive all notices, accountings, consents, releases and statements thereunder and (4) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that, notwithstanding anything herein to the contrary, the Collateral Agent shall not have the authority to execute any of the rights set forth in subclauses (1) through (4) above or may otherwise arise as a result of the grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived; provided that the assignment made hereby does not include an assignment of the Borrower's right to terminate the Investment Manager pursuant to Section 10 of the Investment Management Agreement or any other provision contained therein (unless both a Cause Event has occurred and is continuing and another Event of Default hereunder shall have occurred and then be continuing).

(b)            The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Investment Management Agreement, nor shall any of the obligations contained in the Investment Management Agreement be imposed on the Collateral Agent.

(c)            Upon the repayment of the Obligations in full and the release of the Collateral from the lien of the Collateral Documents, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Investment Management Agreement shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

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(d)            The Borrower represents that it has not executed any other assignment of the Investment Management Agreement.

(e)            The Borrower agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Collateral Agent may specify or as may be required to maintain the perfection thereof.

(f)            The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Investment Manager in the Investment Management Agreement, to the following:

(1)            The Investment Manager consents to the provisions of this assignment and agrees to perform any provisions of this Agreement applicable to the Investment Manager subject to the terms of the Investment Management Agreement.

(2)            The Investment Manager acknowledges that, except as otherwise set forth in clause (a) above, the Borrower is assigning all of its right, title and interest in, to and under the Investment Management Agreement to the Collateral Agent for the benefit of the Secured Parties.

(3)            The Investment Manager shall deliver to the Collateral Agent and the Collateral Administrator duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Borrower pursuant to the Investment Management Agreement.

(4)            Neither the Borrower nor the Investment Manager will enter into any agreement amending, modifying or terminating the Investment Management Agreement without (x) complying with the applicable provisions of the Investment Management Agreement, and (y) the consent of the Requisite Lenders.

(5)            Except as otherwise set forth herein and therein, the Investment Manager shall continue to serve as Investment Manager under the Investment Management Agreement notwithstanding that the Investment Manager shall not have received amounts due it under the Investment Management Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Investment Manager agrees not to cause the filing of a petition in bankruptcy against the Borrower for the non-payment of the Successor Management Fees, or other amounts payable by the Borrower to the Investment Manager under the Investment Management Agreement prior to the date which is one year and one day (or, if longer, the applicable preference period) after the payment in full of the Loans; provided that nothing in this Section 13 shall preclude, or be deemed to stop, the Investment Manager (x) from taking any action prior to the expiration of the aforementioned one year and one day (or longer) period in (A) any case or proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Investment Manager or its Affiliates or (y) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(6)            The Investment Manager irrevocably submits to the non-exclusive jurisdiction of any federal or New York state court sitting in the Borough of Manhattan in The City of New York in any action or Proceeding arising out of or relating to the Loans or this Agreement, and the Investment Manager irrevocably agrees that all claims in respect of such action or Proceeding may be heard and determined in such federal or New York state court. The Investment Manager irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or Proceeding. The Investment Manager irrevocably consents to the service of any and all process in any action or Proceeding by the mailing or delivery of copies of such process to it at the office of the Investment Manager provided for herein. The Investment Manager agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(g)            If both (A) a Cause Event at any time occurs and is continuing and (B) another Event of Default has occurred and is then continuing hereunder at such time, the Borrower shall, upon the written direction of the Requisite Lenders, remove the Investment Manager as the Borrower's investment manager pursuant to the terms of the Investment Management Agreement. As used herein, "Cause Event" means (a) an event that shall have occurred by reason of (1) the conviction (or plea of no contest) for a felony of the Investment Manager, (2) the conviction (or plea of no contest) for a felony of an officer or a member of the board of directors (or other analogous body) of the Investment Manager, if the employment or other affiliation of such Person so convicted is not terminated by the Investment Manager within 30 days of such conviction and the Requisite Lenders vote thereafter to invoke this termination provision, or (3) the Investment Manager or an officer or a member of the board of directors of the Investment Manager has engaged in gross negligence bad faith, willful misconduct or reckless disregard with respect to a Borrower Entity that has resulted in a material adverse effect on such Borrower Entity or the Collateral Obligations, or has committed a knowing material violation of securities, each as determined by a final decision of a court or binding arbitration decision unless, in the case of such natural persons, their employment or other affiliation with the Investment Manager is terminated or suspended within 30 days after discovery by the Investment Manager and (b) any other event identified in the Investment Management Agreement as "cause" for the removal of the Investment Manager.

The Investment Manager shall promptly provide written notice to the Collateral Agent and the Administrative Agent upon the occurrence of a Cause Event, and the Administrative Agent shall promptly notify the Lenders thereafter.

(h)            If the Investment Manager is terminated due to a Cause Event or pursuant to Section 10 of the Investment Management Agreement at a time when another Event of Default has occurred and is continuing, the Borrower will act at the direction of the Requisite Lenders to appoint a successor manager.

SECTION 14. COLLATERAL CUSTODIAN

(a)            Initial Collateral Custodian. The role of Collateral Custodian with respect to the Custody Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 14. Each of the Borrower and the Lenders hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)            Successor Collateral Custodian. Upon the Collateral Custodian's receipt of a Collateral Custodian Termination Notice from the Administrative Agent (acting at the direction of the Requisite Lenders) of the designation of a successor Collateral Custodian pursuant to the provisions of clause (i) below, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

(c)            Appointment. The Borrower and each of the Lenders hereby appoint U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

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(d)            Duties. From the Closing Date until its resignation pursuant to clause (n) below or its removal pursuant to clause (i) below, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(1)            The Collateral Custodian shall at all times hold all Custody Documents that constitute Escrowed Assignment Agreement Documents in physical form at one of its offices in the United States (for purposes hereof, the "Custodial Office"); provided that, for the avoidance of doubt, the only Custody Documents required to be held in physical custody by the Collateral Custodian under this Agreement are the Escrowed Assignment Agreement Documents. The Collateral Custodian may change the Custodial Office at any time and from time to time upon notice to the Borrower, the Investment Manager, the Collateral Agent and the Administrative Agent, provided that the replacement Custodial Office shall be an office of the Collateral Custodian located in the United States. All Custody Documents held by the Collateral Custodian in physical custody shall be available for inspection by the Administrative Agent upon prior written request and during normal business hours of the Collateral Custodian. Any such inspection shall occur no earlier than five Business Days after such inspection is requested and the costs of such inspection shall be borne by the requesting party. The Administrative Agent (including its representatives and designees) may not request more than two inspections per year or, if an Event of Default has occurred and is continuing no more than once a month. Notwithstanding anything to the contrary herein, the Collateral Custodian shall not be required to hold or accept custody of any Custody Document hereunder to the extent such Custody Document is of a type not approved for deposit into the custodial vault of the Collateral Custodian; provided that (1) the Collateral Custodian notifies the Investment Manager and the Lenders prior to refusing to hold such documents and (2) the failure of the Collateral Custodian to accept and hold such documents shall not result in a default or an Event of Default with respect to the Borrower hereunder (provided that copies of such documents shall have been delivered by the Borrower to or otherwise made available to the Administrative Agent). For the avoidance of doubt, the Collateral Custodian shall not be required to review or provide any certifications in respect of Custody Documents provided to it.

(2)            In taking and retaining custody of any such Custody Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that (x) the Collateral Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on such Custody Documents or the instruments therein or as to the adequacy or sufficiency of such Custody Documents; and (y) the Collateral Custodian's duties shall be limited to those expressly contemplated herein.

(3)            All Custody Documents required to be held by the Collateral Custodian in physical custody shall be kept in fire resistant vaults, rooms or cabinets at the Custodial Office and shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate such Custody Documents on its inventory system and will not commingle any such physical Custody Documents with any other files of the Collateral Custodian other than those, if any, relating to the Borrower and its Affiliates and Subsidiaries.

(4)            Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Collateral Custodian shall not be deemed to assume any obligations or liabilities of the Borrower or Investment Manager hereunder or under any other Transaction Document.

(5)            The Collateral Custodian shall have no obligation to review or verify whether the Borrower or the Investment Manager on its behalf has obtained and delivered (or made available to the Transaction Data Room) the necessary Diligence Information and other Custody Documents required for purchases of Collateral Obligations hereunder, and the Collateral Custodian shall have no obligation to maintain the Transaction Data Room on behalf of the Borrower.

(e)            Event of Default. After the occurrence and during the continuance of an Event of Default, the Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent (acting at the direction of the Requisite Lenders) and deliver any Escrowed Assignment Agreement Documents to the Collateral Agent (pursuant to a written request in the form of Exhibit D) as requested in order to take any action that the Requisite Lenders deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower Entities under the Transaction Documents, or to enable any of them to exercise or enforce any of their respective rights hereunder. If the Collateral Custodian receives instructions from the Collateral Agent, the Investment Manager or the Borrower which conflict with any instructions received by the Requisite Lenders (or the Administrative Agent on their behalf) after the occurrence and during the continuance of an Event of Default, the Collateral Custodian shall rely on and follow the instructions given by the Requisite Lenders.

(f)            Requisite Lenders. The Requisite Lenders may direct the Collateral Custodian to take any action incidental to its duties hereunder. With respect to other actions that are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Requisite Lenders; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Requisite Lenders, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). If the Collateral Custodian requests the consent of the Requisite Lenders and the Collateral Custodian does not receive a consent (either positive or negative) from the Requisite Lenders within 10 Business Days of its receipt of such request, then the Requisite Lenders shall be deemed to have declined to consent to the relevant action. The Collateral Agent may accept and act upon directions provided by the Administrative Agent as if such directions were provided by the Requisite Lenders directly. The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Authorized Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

(g)            Merger/Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

(h)            Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to compensation as set forth in the Bank Party Fee Letter. The Collateral Custodian's entitlement to receive such compensation shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to clause (i) below, (b) its resignation as Collateral Custodian pursuant to clause (n) below or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Collateral Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any compensation accrued prior to the release of all Custody Documents from the custody of the Collateral Custodian.

(i)            Removal. The Collateral Custodian may be removed, with or without cause, by the Requisite Lenders by notice (with a copy to the Borrower and the Investment Manager) given in writing to the Collateral Custodian (the "Collateral Custodian Termination Notice"); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive the compensation and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Bank Party Fee Letter) until a successor Collateral Custodian has been appointed (with the consent of the Borrower so long as no Event of Default has occurred and is continuing) and has agreed to act as Collateral Custodian hereunder.

(j)            Reliance. The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any written notice, instruction, statement, certificate, request, waiver, consent, instrument, opinion, report, letter or other paper or document furnished to it in accordance with this Agreement, which it in good faith reasonably believes to be genuine and that has been signed or presented by the proper party (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Officer) or parties in the absence of its gross negligence, willful misconduct or bad faith of its duties hereunder. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, receipt or other paper or document, provided that, if the form thereof is specifically prescribed by the terms of this agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to the requirements set forth herein. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Requisite Lenders in the absence of its gross negligence, willful misconduct, bad faith or reckless disregard of its duties hereunder.

(k)            Rights of the Collateral Custodian. The Collateral Custodian may consult counsel selected with due care and shall not be liable for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel in the absence of its gross negligence, willful misconduct, bad faith or reckless disregard of its duties hereunder. The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its own gross negligence, willful misconduct, bad faith or reckless disregard of its duties hereunder. The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. The duties, obligations and responsibilities of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty. The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(l)            Request for Directions. In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may request instructions from the Requisite Lenders, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Requisite Lenders. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Requisite Lenders in the absence of its gross negligence, willful misconduct, bad faith or reckless disregard of its duties hereunder. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m)            Responsibilities. The Collateral Custodian shall have no responsibilities or duties with respect to any Custody Document while such Custody Document is not in its possession. The Collateral Custodian may act or exercise its duties or powers hereunder either directly or, by or through its agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the negligence or misconduct of any non-Affiliated agent or non-Affiliated attorney appointed with due care by it. If the Collateral Custodian is prevented from fulfilling its obligations under this Agreement as a result of governmental or regulatory actions, government regulations, fires, strikes, accidents, acts of God or other causes beyond the control of the Collateral Custodian, the Collateral Custodian shall use commercially reasonable efforts to mitigate the effects of such circumstances and resume performance as soon as reasonably possible, and the Collateral Custodian's obligations shall be suspended for a reasonable time during which such conditions exist.

(n)            Resignation. The Collateral Custodian may resign and be discharged from its duties or obligations hereunder by giving not less than 90 days written notice thereof to the Requisite Lenders (with a copy to the Investment Manager and the Borrower) and with the consent of the Requisite Lenders and (if no Event of Default shall have occurred and then be continuing) the Borrower. Upon receiving notice of such resignation, the Requisite Lenders shall promptly appoint a successor Collateral Custodian (with the consent of the Borrower) by written instrument, in duplicate, executed by the Requisite Lenders, one copy of which shall be delivered to the Collateral Custodian so resigning and one copy to the successor Collateral Custodian, together with a copy to the Borrower, the Investment Manager, the Collateral Agent and the Administrative Agent. Upon the effective date of such resignation, or if the Requisite Lenders give the Collateral Custodian written notice of an earlier termination hereof, the Collateral Custodian shall (i) be reimbursed for any reasonable and documented costs and expenses the Collateral Custodian may incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Custody Documents in the possession of Collateral Custodian to the successor Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. For the avoidance of doubt, the Collateral Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement and any compensation accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.

(o)            Release of Custody Documents. Upon satisfaction of any of the conditions set forth in Section 6.8 for the sale or release of a Collateral Obligation in whole, the Investment Manager shall, by delivery to the Collateral Custodian of a request for release substantially in the form of Exhibit D (with a copy to the Lenders) (which may be delivered concurrently with the Borrower Order delivered pursuant to Section 6.7(a)), direct the release of the related Custody Documents for such Collateral Obligation which are held by the Collateral Custodian in physical custody pursuant to this Section 14. Upon receipt of such direction, the Collateral Custodian shall release the related Custody Documents to the Investment Manager (or as otherwise provided in the related release request) and the Investment Manager will not be required to return the related Custody Documents to the Collateral Custodian. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Custody Documents in the performance of the Collateral Custodian's duties under this clause (o) shall be delivered by the Investment Manager to the Collateral Custodian prior to any shipment of any Custody Documents hereunder. If the Collateral Custodian does not receive such written instruction from the Investment Manager, the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Investment Manager shall arrange for the provision of such services at the sole cost and expense of the Borrower and shall maintain such insurance against loss or damage to the Custody Documents as the Investment Manager deems appropriate.

Except as otherwise expressly provided above in this clause (o), Escrowed Assignment Agreement Documents shall be released by the Collateral Custodian only in connection with sales of Collateral Obligations pursuant to the exercise of remedies under the Collateral Documents (and in each case only upon written direction therefor from the Requisite Lenders).

(p)            Collateral Custodian as Agent. The Collateral Custodian agrees that, with respect to any Custody Documents at any time or times in its possession, the Collateral Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent's security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

(q)            Indemnity. The Borrower agrees to indemnify and hold harmless the Collateral Custodian and its directors, officers, employees, agents and assigns from and against any and all Indemnified Liabilities. This clause (q) shall survive the termination of this Agreement and the resignation or removal of the Collateral Custodian hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BCSF I, LLC, as Borrower

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Syndication Agent and Sole Lead Arranger

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Administrator

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

By:
Name:
Title:

IN WITNESS WHEREOF, the Investment Manager hereby consents to the amendments to the Existing Credit Agreement as set forth in this Second Amended and Restated Credit Agreement in accordance with Section 11.5(a) of the Existing Credit Agreement as of the date first written above.

CONSENTED TO BY:

BAIN CAPITAL SPECIALTY FINANCE, INC., as

Investment Manager

By:
Name:
Title:

APPENDIX A

Lenders and Commitments

Lender	Commitment	Pro Rata Share
Goldman Sachs Bank USA	U.S.$[425,000,000]	100%
Totals:	U.S.$[425,000,000]	100%

A-1

APPENDIX B

Notice Addresses

THE CREDIT PARTIES:

Borrower

200 North Clarendon Street
Boston, MA 02116

Facsimile:	617-652-3300
E-mail:	baincapitalcreditdocs@baincapital.com
Attention:	Bain Capital Credit Docs, Attn: Melissa Hagan

Limited Guarantor

200 North Clarendon Street
Boston, MA 02116

Facsimile:	617-652-3300
E-mail:	baincapitalcreditdocs@baincapital.com
Attention:	Bain Capital Credit Docs, Attn: Melissa Hagan

OTHER PARTIES:

GOLDMAN SACHS BANK USA,
as Lender:

c/o Goldman, Sachs & Co.
30 Hudson Street, 4th Floor
Jersey City, NJ 07302

Facsimile:	212-428-4534
E-mail:	gs-pfi-mo-confidential@gs.com
Attention:	Operations

GOLDMAN SACHS BANK USA,
as Administrative Agent:

c/o Goldman, Sachs & Co.
30 Hudson Street, 4th Floor
Jersey City, NJ 07302

Facsimile:	212-428-4534
E-mail:	gs-pfi-mo-confidential@gs.com
Attention:	Operations

And, with respect to each Dispute, with copies to:

Email:	gs-repo-disputes@gs.com
Attention:	GS Credit

and

Facsimile:	212-428-4534
Email:	gs-sctabs-reporting@ny.email.gs.com
Attention:	PFI Middle Office

B-1

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent
190 South LaSalle Street
Chicago, Illinois 60603
E-mail:	BCSF.1@usbank.com
Attention:	Global Corporate Trust Services - BCSF I, LLC

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian
1719 Otis Way
Florence, SC 29501
Attn: Document Custody Services Receiving Unit
Email: Steven.Garret@usbank.com

U.S. BANK NATIONAL ASSOCIATION, as Collateral Administrator
190 South LaSalle Street
Chicago, Illinois 60603
E-mail:	BCSF.1@usbank.com
Attention:	Global Corporate Trust Services - BCSF I, LLC

B-2

APPENDIX C-1

Borrower Subsidiaries

[to be provided]

C-1-1

APPENDIX C-2

List of Collateral Obligations

[to be provided]

C-2-1

SCHEDULE A

	Form/Document/ Certificate	Date by which to be delivered	Method of Delivery
(1)	Audited consolidated annual financial statements of the Equity Holder	Within 120 days of the end of the Equity Holder's fiscal year.	Such information shall be made available by email to the Administrative Agent by providing the applicable link to www.sec.gov.
(2)	Unaudited quarterly financial statements of the Equity Holder	Within 60 days after the end of each fiscal quarter of the Equity Holder (other than the last fiscal quarter of each fiscal year)	Such information shall be made available by email to the Administrative Agent by providing the applicable link to www.sec.gov.
(3)	Such other financial or other information with respect to the Credit Parties (to the extent in the Borrower's or Investment Manager's possession or control) as any Lender may reasonably request from time to time, subject to any applicable confidentiality restrictions applicable to such information.	Within the greater of five Business Days after request by a Lender or such time as may be commercially reasonable for the Borrower to prepare and deliver such information	Such information shall be made available (i) by email to the Administrative Agent and (ii) in the Transaction Data Room.
(4)	For each Non-Private Asset, all compliance certificates, financial statements, Draft Amendment Package and Material Amendment Information, in each case made available, or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives), to, or from, as applicable, public-side lenders under the related Underlying Instruments.	Within three Business Days after the date on which such information is received by the relevant Borrower Entity (it being understood that compliance with any applicable confidentiality restrictions will be required before such delivery, and the Borrower (or the Investment Manager or any of its affiliates, on its behalf) will use its best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions).	All such information shall be made available in the Transaction Data Room and the Material Amendment Information and Draft Amendment Packages shall also be made available by email to the Administrative Agent.
(5)	For each Private Asset, all compliance certificates, financial statements, Draft Amendment Package and Material Amendment Information, in each case made available, or received by or on behalf of the related obligors or any administrative agents or servicers (or analogous representatives), to, or from, as applicable, private-side lenders under the related Underlying Instruments.	Within three Business Days after the date on which such information is received by the relevant Borrower Entity, provided that (x) if such information is not delivered to private-side lenders within three Business Days after the date on which such information is required to be delivered to such private-side lenders under such Underlying Instruments, the Borrower shall use commercially reasonable efforts to promptly obtain such information; and (y) compliance with any applicable confidentiality restrictions will be required before such delivery, and the Borrower (or the Investment Manager or any of its affiliates on its behalf) will use its best efforts to enable the Lenders to deliver applicable confidentiality agreements or otherwise to comply with such restrictions.	All such information shall be made available in the Transaction Data Room and the Material Amendment Information and Draft Amendment Packages shall also be made available by email to the Administrative Agent.

(6)	For each Collateral Obligation, Draft Instruments, IC Memorandum, Underlying Instruments and other Diligence Information delivered to the Collateral Custodian hereunder or otherwise requested by any Lender, provided in each case that such documents are in the possession of the Borrower, its Investment Manager or another Borrower Entity.	At the times required for delivery of such material to the Collateral Custodian hereunder or three Business Days following a request by a Lender, as applicable.	Such material shall be made available in the Transaction Data Room.
(7)	A copy of each Commitment to Acquire a Collateral Obligation entered into by any Borrower Entity from time to time	Within three Business Days following execution. Such Commitment shall be made available in the Transaction Data Room.	Such Commitment shall be made available in the Transaction Data Room.
(8)	With respect to each Collateral Obligation, the Investment Manager's determination of the value thereof.

(a)          Within five Business Days after the end of each calendar quarter;

(b)          within five Business Days of the reasonable request therefor by the Administrative Agent; and

(c)           within five Business Days after the Investment Manager has reduced its determination of the value of such Collateral Obligation by 5% or more (from the most recent date as of such the Investment Manager's value of such Collateral Obligation was provided to the Administrative Agent).

Such information shall be made available (i) by email to the Administrative Agent and (ii) in the Transaction Data Room.

(9)	Calculation of net asset value, including items referenced in Section 9(k)(3)	(i) Within 45 days after each Compliance Certificate Calculation Date (other than the last calendar quarter) and (ii) for the last calendar quarter, within 60 days of the applicable Compliance Certificate Calculation Date.
(10)	On and after the Effective Date, a Tangible Net Worth Certificate.	(i) Within 45 days after each Compliance Certificate Calculation Date (other than the last calendar quarter) and (ii) for the last calendar quarter, within 60 days of the applicable Compliance Certificate Calculation Date.

EXHIBIT A

Form of Funding Notice

[to be provided]

A-1

EXHIBIT B

Form of U.S. Tax Compliance Certificates

[to be provided]

B-1

EXHIBIT C

Form of Assignment Agreement

[to be provided]

C-1

EXHIBIT D

Form of Request for Release of Custody Documents

[to be provided]

D-1

EXHIBIT E

Form of Power of Attorney

[to be provided]

E-1

EXHIBIT F

Form of Tangible Net Worth Certificate

[to be provided]

F-1

EXHIBIT G

Form of Cooperation Agreement

G-1